# Sit Investment Associates, Inc.
# Equity
# September 30, 2008

Sit Investment Associates, Inc.
3300 IDS Center
80 South Eighth Street
Minneapolis, MN 55402-2211
Phone: 800-332-5580
Fax: 612-342-2111
Web Site: www.sitfunds.com

# Outline of Presentation

# I. Organizational Overview

# Competitive Strengths

- We are a full product global asset manager offering management expertise in domestic equities, international equities and fixed income instruments. Our equity investment philosophy emphasizes growth investments and our fixed income philosophy focuses on high income with safety of principal;

- We have senior, experienced investment professionals who are actively involved in the investment process and client servicing, and are owners of Sit Investment Associates, Inc. Sit Investment is privately owned and intends to remain private;

- The Firm's investment management team has been continuously involved in the management of the clients' portfolios from their inceptions;

- We have the resources of a $7.3 billion investment management firm working for the benefit of our clients;

- Our growth-oriented investment philosophy allows us to be very responsive to growth opportunities in the developed and developing markets; and

- We have achieved very competitive investment results for client portfolios over extended periods utilizing our disciplined, fundamental research-driven investment process. We have a total of 32 full-time investment professionals, including 18 industry and geographically-focused equity analysts.

# Sit Investment Associates Group


Sit Investment Associates, Inc.
Sit Investment Associates, Inc.
Domestic/Global Equity
Sit International Investment Associates
International Equity
Sit Investment Fixed Income Advisors, Inc.
Fixed Income
Sit Mutual Funds
Large Cap Growth
Mid/Small Cap Growth
Dividend Growth
Global
EAFE+
Pacific Basin/Developing Markets
Taxable
Tax-Exempt
Domestic Growth Equity
International Growth Equity
Fixed Income

# Sit Investment Associates Group
# Global Investment Managers
# Specializing In Growth Equity Portfolios And Fixed Income

## Our Mission Statement

The firm is dedicated to a single purpose: to be one of the premier investment management firms in the United States.

## Background

**1981**

- Sit Investment Associates founded in Minneapolis by Eugene C. Sit
- Sit Mutual Funds formed
- Sit Investment Associates is one of the largest minority-owned advisory firms in the U.S.

**1984**

- Sit Fixed Income division formed to manage taxable and tax-exempt fixed income portfolios

**1989**

- Sit International division formed to manage international and global portfolios

**1994**

- Small capitalization domestic growth product introduced

**1999**

- Commingled funds introduced

**2004**

- Dividend growth product introduced

## Total Assets Under Management
## As of September 30, 2008: $7.3 Billion

- Equity $2.2 Billion
- Fixed Income $5.1 Billion
- Institutional Separate Accounts $5.7 Billion
- Sit Mutual Funds $1.6 Billion

# Investment Management & Research Organization Chart

**Roger J. Sit**

## Global Equity Management

| | |
|---|---|
| Roger J. Sit | Raymond E. Sit |
| Kent L. Johnson | Janet K. Kinzler |
| Ronald D. Sit | Tasha M. Murdoff |
| Robert W. Sit | Stacey M. Curme |
| David A. Brown | Ningning Tang |
| Michael J. Stellmacher | William F. Wanner |
| John M. Bernstein | Bradley W. Meyer |
| Joseph R. Eshoo | Matthew J. Michalik |
| Matthew T. Loucks | Nicholas D. Tich |

## Fixed Income Management

Michael C. Brilley
Debra A. Sit
Bryce A. Doty
Paul J. Jungquist
Mark H. Book
Christopher M. Rasmussen
Eric T. Nelmark
Todd S. Emerson
Kevin P. O'Brien
Jessica A. Mahlberg
Matthew T. Hilliard
Marci A. Lorge
Brian R. Gilbert
Brendan J. O'Sullivan

# Biographies of Key People

## Roger J. Sit

| | | |
|---|---|---|
| *Responsibilities:* | **President, CEO and Co-Global Chief Investment Officer** | |
| *Professional Experience:* | 1998-Present | Sit Investment Associates, Inc. |
| | 1991-1998 | Goldman Sachs & Co. Vice President, Senior Equity Research Analyst |
| | 1984-1990 | Captain, United States Air Force |
| *Education:* | Harvard University, Harvard Business School, MBA (1991) | |
| | University of Southern California, MS Systems Technology (1987) | |
| | United States Air Force Academy, BS (1984) | |
| *Investment Experience:* | 18 Years | |
| *Age:* | 46 | |
| *E-mail:* | rjs@sitinvest.com | |

## Kent L. Johnson, CFA

| | | |
|---|---|---|
| *Responsibilities:* | **Senior Vice President - Research and Investment Management** | |
| | | Financials/Capital Goods Sectors |
| *Professional Experience:* | 1989-Present | Sit Investment Associates, Inc. |
| *Education:* | University of Minnesota, MBA (1995) | |
| | University of Minnesota, BS (1989) | |
| *Inv. Exp.:* | 19 Years | |
| *Age:* | 43 | |
| *E-mail:* | klj@sitinvest.com | |

# Research Responsibilities

## Total Years Investment Experience 200 years
## Average Years Investment Experience exceeds 12 years

**Roger J. Sit**
Global Chief Investment Officer

**Roger J. Sit**
- Investment Strategy
  - Economics
  - Fixed Income
  - Washington
  - International
  - Global Equities
  - Domestic Equities
- Generalist

**Ronald D. Sit, CFA**
- Retail
  - Gen. & Specialty Merchandising
- Consumer Services
  - Distribution Companies
  - Leisure & Publishing
  - Restaurants
- Consumer Products
  - Apparel
  - Appliances & Furniture
  - Beverages & Food
- Economic Analysis

**Kent L. Johnson, CFA**
- Financial
  - Asset Managers/Brokers
  - GSE/Mortgage Finance
  - Insurance - Specialty
- Capital Goods/Defense
- Transportation
- Dir. Quant. & Portfolio Research
  - Earnings/Portfolio Construction
- Education
- Environmental Services

**Robert W. Sit, CFA**
- Technology
  - Software - All
  - Electronics Distributors
  - Information Services
  - Networking
  - Software Platforms & Appl.
  - Telecom Equipment
  - Contract Manufacturing
  - Internet Services
- Energy

**John M. Bernstein**
- Financial
  - Banks, S & L's
  - Consumer Finance
  - GSEs
- Economic Analysis
- Investment Strategy
  - Global Equities
  - Washington

**Matthew T. Loucks, CFA**
- Healthcare
  - Biotech & Medical Devices
  - Medical Technology
  - Pharmaceuticals
  - Healthcare Information Svcs
  - Healthcare Services

**Michael J. Stellmacher, CFA**
- Energy
  - Exploration & Production
  - Oil Services
- Electric Power Generation
- Commodity Cyclicals

**Joseph R. Eshoo**
- Telecommunicatons
  - Wireline Services
  - Wireless Services
  - Telecommunication Equipment
- Technology
  - Semi Capital Equipment
  - Storage Hardware
  - Computer Systems

**David A. Brown, CFA**
- Accounting & Corp. Governance
- Consumer Services
  - Entertainment
  - Media
- Consumer
  - Gaming & Lodging
  - Housing & Related
  - Recreational Products

**Stacey M. Curme**
- Equity Trading
- Generalist

**William F. Wanner**
- Quantitative & Portfolio Research
  - Macro Analysis
- Health Services
- Generalist

**Bradley W. Meyer**
- Equity Trading
- Quantitative & Portfolio Research
  - Technical Research
- Generalist

**Matthew J. Michalik**
- Generalist
- Quantitative & Portfolio Research
  - Valuation Analysis
  - Earnings Analysis
  - Screening/Modeling
  - Quantitative Sell Discipline

**Nicholas D. Tich**
- Quantitative & Portfolio Research
  - Valuation Analysis
  - Earnings Analysis
  - Screening/Modeling
  - Quantitative Sell Discipline
- Generalist

**Int'l Geographic Specialists**
**SIT INTERNATIONAL PORTFOLIO MANAGERS/ANALYSTS**
(4)

Please refer to the general disclosure cited on the title page.

# Representative Client List
## September 2008

| Growth Equity | Fixed Income |
|---|---|
| ConAgra Inc. Benefit Plan | Indiana State Police |
| Energy Future Holdings Pension Plan | LSI Logic Corporation |
| Denver Employees' Retirement Plan | Mayo Foundation |
| Los Angeles City ERS | MLM – The Lawyers Company |
| Shell Oil Pension Trust | Safety National Insurance |

This list of clients was selected at random and not by performance based criteria. It is not known whether the listed clients approve or disapprove of the advisory services provided by Sit Investment Associates, Inc. and its affiliates.

# Corporate Values and Goals
# Established with the Founding of the Firm in 1981

## Our Corporate Values

- To operate under the highest ethical and professional standards.
- To put our clients first in everything we do. We realize that the success of our clients results in our success.
- To maintain our uncompromising commitment and adherence to our investment philosophy and style, while continually seeking ways to enhance our successful investment process.
- To always work hard for our clients, expending the effort they deserve in all aspects of the investment management and client reporting process.

## Our Corporate Goals

- To provide superior investment management products for discriminating investors.
- To act as a "true extension" of the client's own operations, providing highly individualized services in an increasingly challenging investment environment.
- To control effectively our own destiny, avoiding imposed pressures for "growth," thereby allowing us to provide the services we believe our clients require and deserve.
- To have fun, on a partnership basis, with our clients.

# II. Investment Philosophy and Decision-Making Process

# Growth Equity Investment Philosophy

Sit Investment Associates' investment philosophy targets growth-oriented opportunities. Generally, we look to invest in companies with the potential to increase earnings at a faster rate than the representative economy and market index.

- We believe that earnings growth is the primary determinant of superior long-term returns.
- We are opportunistic investors; we believe in high and consistent growth companies as well as conservative and cyclical growth companies.
- We manage our portfolios on an active basis, concentrating our investments in the best growth opportunities at the most reasonable valuation levels.

## Growth Stock Investment Management Process

**TOP-DOWN ANALYSIS**
(Investment Committee)

- Macro Variables
- Market Valuation

- Secular Trends
- Political Environment
- Economic Outlook
- Fiscal and Monetary Policy
- Sentiment

**PORTFOLIO DECISIONS**
**(Investment Team)**

- Regional and Country Allocation
- Industry & Sector Allocation
- Stock Selection

**BOTTOM-UP ANALYSIS**
(Portfolio Managers / Research Analysts)

- Fundamental Company & Industry Research
- Quantitative Valuation
- Specific Stock Recommendations

# Sit Investment Associates
## Communications Flow

**Daily Communication**

Discuss short-term developments

Earnings announcements

Latest current events

**Weekly Communication**

Review all equity portfolios

Sector and security weightings

Quantitative analysis

Attribution analysis

Buys/sells and changes to portfolios

**Monthly/Quarterly Communication**

Formulate investment outlook and strategy

Review market trends and leadership

Investment policy paper

# Growth Equity Investing
## Industry/Sector Allocation

- Our investment philosophy identifies and focuses on investments in industries and sectors with above-average and sustainable growth prospects;

- Since we believe that earnings growth will lead to higher stock prices, we concentrate on companies with strong long-term growth prospects;

- We also focus on secular forces in the global economy and their impact on investment opportunities over the intermediate term (including such issues as globalization, energy supply and demand variables and impacts of a lower US Dollar).

- Finally, we work to identify and focus on secular forces that have long-term investment significance for growth-oriented investors. Current examples include:
  - Demographics/Consumer Trends;
  - Savings & Investment;
  - Information Requirements;
  - Consolidation; and
  - Outsourcing

# Fundamental Research Process
## Stock Selection

- We invest in industry sectors and companies with high earnings per share and revenue growth purchased at reasonable valuation in relation to industry peers, historic levels, and earnings growth rates

- We concentrate our fundamental research efforts on the most promising growth companies with strong fundamentals and companies having the following attributes:
  - World-class or regionally dominant
  - New and/or distinctive products or services
  - Innovative and responsive to change

- Investment holdings generally reflect the following investment characteristics:
  - High ROE's; high growth rates (projected & historical); higher relative P/E ratios; strong balance sheets; and lower dividend yields

- Significant databases and quantitative tools (earnings revision models) are used to identify and evaluate opportunities

# Domestic Sell Disciplines
## Based on Experience and Judgment

### Company Specific

- Fundamentals change/earnings disappoint
- Quantitative models indicate deteriorating earnings trends
- Trimming holdings based on appreciation (profit taking)

### Strategic

- Rotating sector emphasis based on earnings outlook (e.g., selling a sector with the weakest outlook and buying a sector with the most positive outlook).
- Raising cash to become defensive

# Decision-Making/Portfolio Construction

| | |
|---|---|
| **Team Management Approach With Active Leadership From Senior Investment Professionals** | Senior professionals determine investment strategy and sector emphasis. Research analysts prepare conclusion-oriented research reports and provide key input on stock selection. |
| **Use of Model Portfolios** | Client accounts hold same securities/weightings as permitted by restrictions. |
| **Number of Names/Security Weightings** | 70 to 90 names - 3 separate tier weightings ranging from 1% to 5% |
| **Maximum Investment In Any One Security** | 5% of portfolio |
| **Maximum Exposure to a Single Industry Sector** | Approximately 1 ½ - 2 times the benchmark for larger sectors. Smaller sectors could be larger. |
| **Minimum Exposure to a Single Industry Sector** | 0% |
| **Cash Holdings** | 0% to 10% (as permitted by restrictions) |

# Growth Equity Products Are Managed Using the Same Investment Team Philosophy, Discipline and Process

September 30, 2008

| | Large Cap Growth | Mid Cap Growth | Small Cap Growth | Dividend Growth |
|---|---|---|---|---|
| **Screening Criteria** | Earnings Growth Greater than 10-12% | Earnings Growth Greater than 12-15% | Earnings Growth Greater than 15-20% | Earnings Growth of 8-10% and Dividend Yield 100 bp > S&P 500 |
| **Weighted Average Market Capitalization** | $68.3 billion | $11.6 billion | $3.0 billion | $63.0 billion |
| **Median Market Capitalization** | $31.7 billion | $6.5 billion | $2.0 billion | $21.5 billion |
| **2009 Projected EPS Growth Rates** | 14.4% | 18.2% | 21.0% | 11.5% |
| **Valuation on 2009 P/E Ratio** | 16.1x | 18.4x | 16.6x | 11.9x |
| **Dividend Yield** | 1.7% | 0.7% | 0.5% | 3.2% |
| **Number of Equity Holdings** | 91 | 85 | 98 | 95 |
| **Portfolio Turnover (YTD)** | 14.2% | 19.0% | 26.1% | 46.1% |
| **Assets Under Management** | $715.9 million | $183.3 million | $398 million | $163 million |

# Market Value of Domestic Growth Oriented Equity Assets Under Management* ($000)

**September 30, 2008**

| | LARGE CAP GROWTH* | MEDIUM CAP GROWTH | SMALL CAP GROWTH | DIVIDEND GROWTH |
|---|---|---|---|---|
| **TAX EXEMPT** | | | | |
| Employee Benefit | $628,042 | N/A | $246,927 | $19,593 |
| Endowment & Foundations | 109,328 | N/A | 1,930 | 101,076 |
| Other | 98,002 | 14,709 | 14,072 | N/A |
| **TAX EXEMPT TOTAL** | $ 835,372 | $ 14,709 | $ 262,930 | $ 120,670 |
| **TAXABLE** | 174,815 | N/A | 9,555 | 5,544 |
| **MUTUAL FUNDS** | 296,085 | 168,455 | 78,370 | 44,595 |
| **TOTAL BY STYLE** | $1,306,272 | $183,164 | $350,855 | $170,809 |

* Includes the equity portion of Balanced accounts.

# III. Risk Management Process

# Portfolio Risk Management Procedures

## Market Level:

- Overall *market valuations* are monitored, with a focus on valuations relative to interest rates, the corporate earnings outlook, and historical norms.
- *Macroeconomic issues* are discussed in monthly strategy meetings where various economic and political issues and their potential impact on the portfolio are discussed. Weekly investment meetings are held where various business trends and changes and their potential impact on the portfolio are discussed.

## Portfolio Level:

- *Sector weightings* are reviewed on a weekly basis. If the industry sector is small, the limits could range from 0 to several times the benchmark, while larger categories will range from 50% of the benchmark to 1 ½-2 times the benchmark.
- *Industry weightings* are reviewed to monitor exposures and to identify "bets" that may not be apparent in sector weighting analysis.
- *Sector correlations* are reviewed periodically to assess potential diversification benefits of sector weightings, thereby reducing risk.
- *Cash/equity allocation*, within specified client guidelines, are monitored continuously.
- A *model portfolio* is used at the portfolio level to monitor sector weighting decisions and ensure consistency of client results across similar mandates.
- *Performance attribution* reports are used to measure the impact and potential risks associated with active bets in individual securities and sectors.

## Security Level:

- *Individual stock weightings* are monitored. Except in rare occasions, we will not own more than a 5% position in an individual security. Individual stocks are divided into three tier groups, with specific weights determined by liquidity, risk/reward opportunity, and fundamental outlook.
- *Valuations* are regularly reviewed in weekly meetings. Relative valuations are emphasized based on growth rates, peer groups, historical averages, and the broad market.
- Since a key to sustained outperformance is avoiding earnings disappointments, *earnings risk* is regularly reviewed by studying trends in earnings revisions and sales. We have developed a proprietary earnings revision model that serves to summarize revision activity into a single "decile score."

## Quantitative Risk Measurements:

- In terms of *historical performance*, we review internally-generated reports along with reports provided using Frank Russell Company software to monitor the relative returns and risk characteristics (i.e., beta, tracking error, standard deviation).
- In addition to portfolio level valuations, we use a *multi-factor predictive beta* provided by Northfield Information Services, Inc. to measure systematic risk of the portfolio, as well as a more detailed analysis of non-systematic exposures.

# Equity Investment Management

## *Enhancing the Investment Process*

**Resource Allocation:**

- Dedicating more resources to accounting and corporate governance issues and their effects on stock selection.

**Reducing Portfolio Impact from Accounting and Corporate Frauds:**

- Immediate sale of half the investment position in any company involved in allegations of fraud, etc.
- Assign teams of senior equity specialists to evaluate key issues for further portfolio action.

**Improving Stock Selection Productivity:**

- Increased Research Focus:
  - Fundamental changes
  - Revenues
  - Margins
  - Earnings
  - Cash Flows
- Increased Diversification of Portfolio Holdings:
  - Limit position size
  - Slightly increasing number of portfolio names
  - Reduce tracking error

**Researching Equity Risk Models:**

- Detailed analysis of Northfield Information Services' U.S. Fundamental Risk Model.

# IV. Large Cap Growth Fund

# Rotation of Major Industry Weights Over Time
## Sit Large Cap Growth

| PORTFOLIO WEIGHTINGS | 12/03 | 12/04 | 12/05 | 12/06 | 03/07 | 06/07 | 09/07 | 12/07 | 03/08 | 06/08 | 09/08 |
|---|---|---|---|---|---|---|---|---|---|---|---|
| NON-ENERGY MINERALS | 0.0% | 0.0% | 0.8% | 1.7% | 0.9% | 0.9% | 0.9% | 0.8% | 1.6% | 1.6% | 0.9% |
| PRODUCER MANUFACTURING | 7.7 | 8.5 | 8.3 | 9.9 | 9.4 | 11.3 | 11.2 | 10.1 | 10.5 | 8.8 | 8.3 |
| ELECTRONIC TECHNOLOGY | 16.6 | 13.3 | 11.3 | 11.3 | 11.8 | 12.0 | 12.5 | 13.3 | 12.6 | 11.2 | 12.0 |
| CONSUMER DURABLES | 1.8 | 0.5 | 0.4 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.5 | 0.5 | 0.5 |
| ENERGY MINERALS | 4.8 | 8.4 | 10.5 | 8.2 | 8.2 | 8.4 | 8.0 | 9.3 | 9.2 | 10.0 | 8.9 |
| PROCESS INDUSTRIES | 0.0 | 0.0 | 1.4 | 2.3 | 3.0 | 3.2 | 4.0 | 4.9 | 3.2 | 4.8 | 4.3 |
| HEALTH TECHNOLOGY | 16.0 | 14.9 | 15.6 | 11.1 | 11.7 | 10.8 | 11.7 | 10.9 | 12.4 | 12.7 | 13.1 |
| CONSUMER NON-DURABLES | 4.1 | 4.9 | 3.6 | 4.5 | 4.4 | 4.0 | 5.2 | 6.3 | 6.8 | 8.2 | 10.1 |
| INDUSTRIAL SERVICES | 1.2 | 1.9 | 4.5 | 4.2 | 3.7 | 4.3 | 4.7 | 5.2 | 6.4 | 7.4 | 5.3 |
| COMMERCIAL SERVICES | 2.1 | 0.0 | 0.0 | 0.0 | 0.5 | 0.8 | 0.6 | 0.0 | 0.0 | 0.0 | 0.0 |
| TECHNOLOGY SERVICES | 11.1 | 10.4 | 7.9 | 8.8 | 7.8 | 8.7 | 9.3 | 8.7 | 7.3 | 8.6 | 8.1 |
| HEALTH SERVICES | 2.1 | 2.6 | 3.1 | 2.2 | 2.2 | 2.4 | 2.5 | 3.5 | 2.5 | 2.1 | 2.0 |
| CONSUMER SERVICES | 6.0 | 8.2 | 5.4 | 6.0 | 7.0 | 5.5 | 4.8 | 4.3 | 4.5 | 3.4 | 3.6 |
| RETAIL TRADE | 8.1 | 7.8 | 6.8 | 6.4 | 5.8 | 5.1 | 3.9 | 3.1 | 3.7 | 3.4 | 3.6 |
| TRANSPORTATION | 0.8 | 3.1 | 2.8 | 2.1 | 1.6 | 1.5 | 1.2 | 1.1 | 1.6 | 1.9 | 1.8 |
| UTILITIES | 0.0 | 0.0 | 1.0 | 1.6 | 1.8 | 1.6 | 1.5 | 2.1 | 2.2 | 2.2 | 1.5 |
| FINANCE | 13.4 | 12.2 | 13.3 | 16.2 | 16.6 | 14.5 | 12.3 | 10.4 | 9.8 | 8.8 | 12.0 |
| COMMUNICATIONS | 4.2 | 3.3 | 3.3 | 3.8 | 3.8 | 5.1 | 5.8 | 6.0 | 5.3 | 4.5 | 3.9 |
| | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% |

| S&P 500 WEIGHTING | 12/03 | 12/04 | 12/05 | 12/06 | 03/07 | 06/07 | 09/07 | 12/07 | 03/08 | 06/08 | 09/08 |
|---|---|---|---|---|---|---|---|---|---|---|---|
| NON-ENERGY MINERALS | 1.1% | 1.1% | 1.2% | 1.2% | 1.3% | 1.2% | 1.2% | 1.3% | 1.4% | 1.6% | 1.1% |
| PRODUCER MANUFACTURING | 8.4 | 9.2 | 8.9 | 8.5 | 8.6 | 10.3 | 9.3 | 9.3 | 9.7 | 8.4 | 8.3 |
| ELECTRONIC TECHNOLOGY | 11.3 | 9.9 | 9.9 | 9.3 | 8.8 | 9.4 | 10.2 | 10.0 | 9.8 | 10.0 | 9.5 |
| CONSUMER DURABLES | 1.8 | 1.8 | 1.6 | 1.5 | 1.5 | 1.5 | 1.3 | 1.2 | 1.2 | 1.0 | 1.2 |
| ENERGY MINERALS | 5.0 | 5.9 | 7.4 | 7.8 | 8.0 | 8.3 | 8.9 | 9.9 | 10.3 | 12.1 | 10.3 |
| PROCESS INDUSTRIES | 2.2 | 2.3 | 2.1 | 2.2 | 2.3 | 2.2 | 2.3 | 2.4 | 2.6 | 2.6 | 2.6 |
| HEALTH TECHNOLOGY | 11.6 | 10.4 | 10.1 | 9.5 | 9.5 | 9.4 | 9.4 | 9.5 | 9.9 | 10.1 | 11.1 |
| CONSUMER NON-DURABLES | 7.8 | 7.7 | 7.5 | 7.3 | 7.4 | 7.1 | 7.5 | 8.0 | 7.8 | 8.3 | 9.7 |
| INDUSTRIAL SERVICES | 1.2 | 1.4 | 2.2 | 2.3 | 2.4 | 2.6 | 2.7 | 2.8 | 3.0 | 4.0 | 2.9 |
| COMMERCIAL SERVICES | 1.2 | 1.2 | 1.2 | 1.3 | 1.2 | 1.2 | 1.1 | 1.0 | 1.0 | 1.0 | 1.0 |
| TECHNOLOGY SERVICES | 6.0 | 5.9 | 4.9 | 5.5 | 5.4 | 5.4 | 5.5 | 6.1 | 5.6 | 5.9 | 5.9 |
| HEALTH SERVICES | 1.8 | 2.3 | 3.1 | 2.5 | 2.6 | 2.2 | 2.2 | 2.5 | 1.9 | 1.8 | 2.0 |
| CONSUMER SERVICES | 5.4 | 5.2 | 4.8 | 4.9 | 5.0 | 4.7 | 4.6 | 4.3 | 4.3 | 4.1 | 4.0 |
| RETAIL TRADE | 7.1 | 7.1 | 6.0 | 5.4 | 5.6 | 5.5 | 5.2 | 4.8 | 5.4 | 5.2 | 5.6 |
| TRANSPORTATION | 1.6 | 1.8 | 1.8 | 1.7 | 1.7 | 1.7 | 1.7 | 1.8 | 2.1 | 2.1 | 2.3 |
| UTILITIES | 2.6 | 3.0 | 3.3 | 3.5 | 3.7 | 3.4 | 3.8 | 4.0 | 4.0 | 4.5 | 3.9 |
| FINANCE | 20.5 | 20.5 | 21.0 | 22.1 | 21.3 | 20.2 | 19.5 | 17.4 | 16.7 | 14.1 | 15.5 |
| COMMUNICATIONS | 3.4 | 3.3 | 3.0 | 3.5 | 3.7 | 3.7 | 3.7 | 3.6 | 3.5 | 3.3 | 3.1 |
| | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% |

Please refer to the general disclosure cited on the title page. Please refer to the performance data disclosure cited on the Large Cap Growth title page.

# Industry Sector Portfolio Evaluation

## Sit Large Cap Growth

### September 30, 2008

| NON-ENERGY MINERALS | $000 | % EQUITY |
|---|---|---|
| FREEPORT-MCMORAN COPPER | 1,904 | 0.7 |
| ALLEGHENY TECHNOLOGIES INC | 579 | 0.2 |
| | | 0.9 |

| PRODUCER MANUFACTURING | $000 | % EQUITY |
|---|---|---|
| GENERAL ELECTRIC CO | 4,195 | 1.6 |
| LOCKHEED MARTIN CORP | 3,290 | 1.2 |
| ABB LTD - ADR | 2,759 | 1.0 |
| EMERSON ELECTRIC CO | 2,704 | 1.0 |
| DEERE & CO | 2,430 | 0.9 |
| UNITED TECHNOLOGIES CORP | 2,030 | 0.8 |
| BOEING CO | 1,933 | 0.7 |
| GENERAL DYNAMICS CORP | 1,885 | 0.7 |
| ITT CORPORATION | 1,157 | 0.4 |
| | | 8.3 |

| ELECTRONIC TECHNOLOGY | $000 | % EQUITY |
|---|---|---|
| CISCO SYSTEMS INC | 5,789 | 2.2 |
| INTL BUSINESS MACHINES CORP | 5,684 | 2.1 |
| QUALCOMM INC | 5,251 | 2.0 |
| INTEL CORP | 4,385 | 1.6 |
| APPLIED MATLS INC | 3,211 | 1.2 |
| APPLE COMPUTER INC | 2,819 | 1.0 |
| E M C CORP MASS | 1,604 | 0.6 |
| BROADCOM CORP | 1,267 | 0.5 |
| CORNING INC | 1,121 | 0.4 |
| ANALOG DEVICES | 1,070 | 0.4 |
| | | 12.0 |

| CONSUMER DURABLES | $000 | % EQUITY |
|---|---|---|
| ACTIVISION BLIZZARD INC | 1,299 | 0.5 |
| | | 0.5 |

| ENERGY MINERALS | $000 | % EQUITY |
|---|---|---|
| SOUTHWESTERN ENERGY CO | 6,242 | 2.3 |
| OCCIDENTAL PETROLEUM CORP | 5,587 | 2.1 |
| XTO ENERGY INC | 4,642 | 1.7 |
| ULTRA PETROLEUM CORP | 3,132 | 1.2 |
| MURPHY OIL CORP | 2,200 | 0.8 |
| SUNCOR ENERGY INC | 1,285 | 0.5 |
| VALERO ENERGY CORP | 779 | 0.3 |
| | | 8.9 |

| PROCESS INDUSTRIES | $000 | % EQUITY |
|---|---|---|
| MONSANTO CO | 6,612 | 2.5 |
| AIR PRODUCTS & CHEMICALS INC | 2,555 | 1.0 |
| ECOLAB INC | 2,411 | 0.9 |

| HEALTH TECHNOLOGY | $000 | % EQUITY |
|---|---|---|
| GENENTECH INC | 5,862 | 2.2 |
| CELGENE CORP | 5,259 | 2.0 |
| GENZYME CORP | 4,756 | 1.8 |
| ABBOTT LABORATORIES | 4,370 | 1.6 |
| GILEAD SCIENCES INC | 3,536 | 1.3 |
| THERMO FISHER SCIENTIFIC INC | 3,366 | 1.3 |
| MEDTRONIC INC | 3,322 | 1.2 |
| ALLERGAN INC | 1,689 | 0.6 |
| ZIMMER HLDGS INC | 1,582 | 0.6 |
| JOHNSON & JOHNSON | 1,472 | 0.5 |
| | | 13.1 |

| CONSUMER NON-DURABLES | $000 | % EQUITY |
|---|---|---|
| PROCTER & GAMBLE CO | 6,182 | 2.3 |
| PEPSICO INC | 6,079 | 2.3 |
| COCA COLA CO | 5,648 | 2.1 |
| COLGATE-PALMOLIVE CO | 3,466 | 1.3 |
| PHILIP MORRIS INTL INC | 2,140 | 0.8 |
| NIKE INC | 1,987 | 0.7 |
| V F CORP | 1,546 | 0.6 |
| | | 10.1 |

| INDUSTRIAL SERVICES | $000 | % EQUITY |
|---|---|---|
| SCHLUMBERGER LTD | 6,138 | 2.3 |
| NATIONAL OILWELL VARCO INC | 2,411 | 0.9 |
| MCDERMOTT INTL INC | 2,034 | 0.8 |
| TRANSOCEAN INC | 1,724 | 0.6 |
| NOBLE CORPORATION | 1,497 | 0.6 |
| NABORS INDUSTRIES LTD | 411 | 0.2 |
| | | 5.3 |

| TECHNOLOGY SERVICES | $000 | % EQUITY |
|---|---|---|
| MICROSOFT CORP | 4,708 | 1.8 |
| ORACLE CORP | 3,280 | 1.2 |
| VISA INC | 3,112 | 1.2 |
| ACCENTURE LTD BERMUDA | 2,797 | 1.0 |
| GOOGLE INC | 2,570 | 1.0 |
| ADOBE SYSTEMS INC | 2,562 | 1.0 |
| SAP AKTIENGESELLSCHAFT ADR | 1,459 | 0.5 |
| WESTERN UNION CO | 1,382 | 0.5 |
| | | 8.1 |

| HEALTH SERVICES | $000 | % EQUITY |
|---|---|---|
| MEDCO HEALTH SOLUTIONS INC | 3,029 | 1.1 |
| MCKESSON CORP | 1,507 | 0.6 |
| UNITEDHEALTH GROUP INC | 820 | 0.3 |
| | | 2.0 |

| CONSUMER SERVICES | $000 | % EQUITY |
|---|---|---|
| MCDONALDS CORP | 5,899 | 2.2 |
| COMCAST CORP | 1,564 | 0.6 |
| INTL GAME TECHNOLOGY | 1,165 | 0.4 |
| NEWS CORP LTD CL A | 1,104 | 0.4 |
| | | 3.6 |

| RETAIL TRADE | $000 | % EQUITY |
|---|---|---|
| CVS CAREMARK CORPORATION | 4,265 | 1.6 |
| TARGET CORP | 2,801 | 1.0 |
| WAL MART STORES INC | 2,695 | 1.0 |
| | | 3.6 |

| TRANSPORTATION | $000 | % EQUITY |
|---|---|---|
| BURLINGTON NORTHERN SANTA FE | 3,364 | 1.3 |
| UNITED PARCEL SERVICE INC | 1,333 | 0.5 |
| | | 1.8 |

| UTILITIES | $000 | % EQUITY |
|---|---|---|
| EQUITABLE RESOURCES INC | 4,079 | 1.5 |
| | | 1.5 |

| FINANCE | $000 | % EQUITY |
|---|---|---|
| JPMORGAN CHASE & CO | 4,815 | 1.8 |
| FRANKLIN RESOURCES INC | 3,675 | 1.4 |
| BANK OF NEW YORK MELLON CORP | 3,649 | 1.4 |
| WELLS FARGO & CO | 3,378 | 1.3 |
| PRUDENTIAL FINANCIAL INC | 2,801 | 1.0 |
| U S BANCORP | 2,428 | 0.9 |
| GOLDMAN SACHS GROUP INC | 2,355 | 0.9 |
| PARTNERRE LTD | 2,220 | 0.8 |
| METLIFE INC | 2,036 | 0.8 |
| CME GROUP INC | 2,006 | 0.7 |
| CITIGROUP INC | 1,928 | 0.7 |
| MORGAN STANLEY | 936 | 0.3 |
| | | 12.0 |

| COMMUNICATIONS | $000 | % EQUITY |
|---|---|---|
| VERIZON COMMUNICATIONS | 5,109 | 1.9 |
| CROWN CASTLE INTL CORP | 2,926 | 1.1 |
| AT&T INC | 2,463 | 0.9 |
| | | 3.9 |

# Portfolio Market Capitalization Summary
## Sit Large Cap Growth
### September 30, 2008

| ISSUE DESCRIPTION | SHARES | COST | LAST | %EQ | MKT CAP |
|---|---|---|---|---|---|
| GENERAL ELECTRIC CO | 164,500 | 35.885 | 25.500 | 1.6 | 253,675 |
| MICROSOFT CORP | 176,400 | 29.453 | 26.690 | 1.8 | 241,691 |
| WAL MART STORES INC | 45,000 | 51.174 | 59.890 | 1.0 | 235,606 |
| PROCTER & GAMBLE CO | 88,700 | 60.108 | 69.690 | 2.3 | 209,062 |
| JOHNSON & JOHNSON | 21,250 | 62.789 | 69.280 | 0.5 | 193,603 |
| JPMORGAN CHASE & CO | 103,100 | 41.963 | 46.700 | 1.8 | 182,345 |
| AT&T INC | 88,200 | 37.659 | 27.920 | 0.9 | 164,533 |
| INTL BUSINESS MACHINES CORP | 48,600 | 122.998 | 116.960 | 2.1 | 158,462 |
| CISCO SYSTEMS INC | 256,600 | 22.441 | 22.560 | 2.2 | 132,826 |
| WELLS FARGO & CO | 90,000 | 28.915 | 37.530 | 1.3 | 124,185 |
| COCA COLA CO | 106,800 | 59.252 | 52.880 | 2.1 | 122,232 |
| CITIGROUP INC | 94,000 | 33.667 | 20.510 | 0.7 | 111,685 |
| PEPSICO INC | 85,300 | 61.435 | 71.270 | 2.3 | 111,575 |
| INTEL CORP | 234,100 | 27.080 | 18.730 | 1.6 | 105,300 |
| ORACLE CORP | 161,500 | 20.208 | 20.310 | 1.2 | 104,687 |
| APPLE COMPUTER INC | 24,800 | 123.248 | 113.660 | 1.0 | 100,689 |
| PHILIP MORRIS INTL INC | 44,500 | 52.205 | 48.100 | 0.8 | 99,144 |
| GOOGLE INC | 6,400 | 443.436 | 401.520 | 1.0 | 96,007 |
| SCHLUMBERGER LTD | 78,600 | 67.766 | 78.090 | 2.3 | 93,677 |
| GENENTECH INC | 66,100 | 70.397 | 88.680 | 2.2 | 93,615 |
| VERIZON COMMUNICATIONS | 159,200 | 36.381 | 32.090 | 1.9 | 91,384 |
| ABBOTT LABORATORIES | 75,900 | 52.067 | 57.580 | 1.6 | 88,762 |
| QUALCOMM INC | 122,200 | 40.183 | 42.970 | 2.0 | 70,512 |
| MCDONALDS CORP | 95,600 | 57.286 | 61.700 | 2.2 | 69,393 |
| SAP AKTIENGESELLSCHAFT ADR | 27,300 | 54.312 | 53.430 | 0.5 | 66,605 |
| U S BANCORP | 67,400 | 32.097 | 36.020 | 0.9 | 62,749 |
| UNITED TECHNOLOGIES CORP | 33,800 | 67.121 | 60.060 | 0.8 | 57,919 |
| OCCIDENTAL PETROLEUM CORP | 79,300 | 52.079 | 70.450 | 2.1 | 57,563 |
| MEDTRONIC INC | 66,300 | 51.889 | 50.100 | 1.2 | 56,528 |
| MONSANTO CO | 66,800 | 78.385 | 98.980 | 2.5 | 54,439 |
| GOLDMAN SACHS GROUP INC | 18,400 | 155.884 | 128.000 | 0.9 | 50,572 |
| CVS/CAREMARK CORPORATION | 126,700 | 34.806 | 33.660 | 1.6 | 48,308 |
| ABB LTD - ADR | 142,200 | 22.985 | 19.400 | 1.0 | 44,931 |
| LOCKHEED MARTIN CORP | 30,000 | 104.858 | 109.670 | 1.2 | 43,468 |
| UNITED PARCEL SERVICE INC | 21,200 | 68.118 | 62.890 | 0.5 | 42,904 |
| GILEAD SCIENCES INC | 77,500 | 42.420 | 45.630 | 1.3 | 41,976 |
| BOEING CO | 33,700 | 76.259 | 57.350 | 0.7 | 40,733 |
| COMCAST CORP | 79,650 | 25.987 | 19.630 | 0.6 | 40,416 |
| METLIFE INC | 36,350 | 54.904 | 56.000 | 0.8 | 39,748 |
| SUNCOR ENERGY INC | 30,500 | 44.239 | 42.140 | 0.5 | 39,390 |
| COLGATE-PALMOLIVE CO | 46,000 | 67.097 | 75.350 | 1.3 | 38,107 |
| BANK OF NEW YORK MELLON CORP | 112,000 | 42.401 | 32.580 | 1.4 | 37,339 |
| TARGET CORP | 57,100 | 43.650 | 49.050 | 1.0 | 37,016 |
| TRANSOCEAN INC | 15,700 | 149.000 | 109.840 | 0.6 | 35,042 |
| BURLINGTON NORTHERN SANTA FE | 36,400 | 71.286 | 92.430 | 1.3 | 31,833 |
| EMERSON ELECTRIC CO | 66,300 | 46.862 | 40.790 | 1.0 | 31,651 |

| ISSUE DESCRIPTION | SHARES | COST | LAST | %EQ | MKT CAP |
|---|---|---|---|---|---|
| UNITEDHEALTH GROUP INC | 32,300 | 34.593 | 25.390 | 0.3 | 30,916 |
| PRUDENTIAL FINANCIAL INC | 38,900 | 66.861 | 72.000 | 1.0 | 30,600 |
| GENERAL DYNAMICS CORP | 25,600 | 75.673 | 73.620 | 0.7 | 29,246 |
| CELGENE CORP | 83,100 | 46.719 | 63.280 | 2.0 | 28,785 |
| VISA INC | 50,700 | 72.985 | 61.390 | 1.2 | 27,488 |
| NIKE INC | 29,700 | 64.875 | 66.900 | 0.7 | 26,373 |
| XTO ENERGY INC | 99,782 | 42.897 | 46.520 | 1.7 | 25,737 |
| MORGAN STANLEY | 40,675 | 43.973 | 23.000 | 0.3 | 25,511 |
| E M C CORP MASS | 134,100 | 19.385 | 11.960 | 0.6 | 24,764 |
| CORNING INC | 71,700 | 20.033 | 15.640 | 0.4 | 24,679 |
| ACCENTURE LTD BERMUDA | 73,600 | 39.447 | 38.000 | 1.0 | 23,294 |
| THERMO FISHER SCIENTIFIC INC | 61,200 | 53.208 | 55.000 | 1.3 | 23,046 |
| MEDCO HEALTH SOLUTIONS INC | 67,300 | 44.226 | 45.000 | 1.1 | 22,756 |
| FREEPORT-MCMORAN COPPER | 33,500 | 97.781 | 56.850 | 0.7 | 21,828 |
| NEWS CORP LTD CL A | 92,100 | 19.559 | 11.990 | 0.4 | 21,752 |
| GENZYME CORP | 58,800 | 68.839 | 80.890 | 1.8 | 21,731 |
| DEERE & CO | 49,100 | 68.924 | 49.500 | 0.9 | 21,137 |
| NATIONAL OILWELL VARCO INC | 48,000 | 70.529 | 50.230 | 0.9 | 20,965 |
| ADOBE SYSTEMS INC | 64,900 | 37.184 | 39.470 | 1.0 | 20,937 |
| FRANKLIN RESOURCES INC | 41,700 | 93.844 | 88.130 | 1.4 | 20,646 |
| ACTIVISION BLIZZARD INC | 84,200 | 13.323 | 15.430 | 0.5 | 20,343 |
| APPLIED MATLS INC | 212,200 | 19.371 | 15.130 | 1.2 | 20,299 |
| CME GROUP INC | 5,400 | 517.384 | 371.510 | 0.7 | 20,267 |
| WESTERN UNION CO | 56,000 | 26.877 | 24.670 | 0.5 | 17,988 |
| VALERO ENERGY CORP | 25,700 | 52.355 | 30.300 | 0.3 | 15,852 |
| ALLERGAN INC | 32,800 | 59.951 | 51.500 | 0.6 | 15,675 |
| MCKESSON CORP | 28,000 | 61.525 | 53.810 | 0.6 | 14,847 |
| ZIMMER HLDGS INC | 24,500 | 75.007 | 64.560 | 0.6 | 14,541 |
| AIR PRODUCTS & CHEMICALS INC | 37,300 | 81.538 | 68.490 | 1.0 | 14,509 |
| MURPHY OIL CORP | 34,300 | 62.543 | 64.140 | 0.8 | 12,215 |
| ECOLAB INC | 49,700 | 44.841 | 48.520 | 0.9 | 11,997 |
| NOBLE CORPORATION | 34,100 | 49.145 | 43.900 | 0.6 | 11,815 |
| SOUTHWESTERN ENERGY CO | 204,400 | 26.428 | 30.540 | 2.3 | 10,481 |
| ITT CORPORATION | 20,800 | 55.835 | 55.610 | 0.4 | 10,107 |
| ULTRA PETROLEUM CORP | 56,600 | 65.481 | 55.340 | 1.2 | 8,458 |
| V F CORP | 20,000 | 75.519 | 77.310 | 0.6 | 8,420 |
| CROWN CASTLE INTL CORP | 101,000 | 33.313 | 28.970 | 1.1 | 8,289 |
| BROADCOM CORP | 68,000 | 25.064 | 18.630 | 0.5 | 8,205 |
| ANALOG DEVICES | 40,600 | 36.533 | 26.350 | 0.4 | 7,653 |
| NABORS INDUSTRIES LTD | 16,500 | 43.030 | 24.920 | 0.2 | 6,981 |
| MCDERMOTT INTL INC | 79,600 | 43.681 | 25.550 | 0.8 | 5,808 |
| INTL GAME TECHNOLOGY | 67,800 | 40.301 | 17.180 | 0.4 | 5,101 |
| EQUITABLE RESOURCES INC | 111,200 | 49.089 | 36.680 | 1.5 | 4,800 |
| PARTNERRE LTD | 32,600 | 72.191 | 68.090 | 0.8 | 3,609 |
| ALLEGHENY TECHNOLOGIES INC | 19,600 | 78.597 | 29.550 | 0.2 | 2,964 |

| | |
|---|---|
| WEIGHTED AVERAGE: | 68,709 |
| UNWEIGHTED AVERAGE: | 55,245 |
| MEDIAN: | 31,651 |

Please refer to the general disclosure cited on the title page. Please refer to the performance data disclosure cited on the Large Cap Growth title page.

# Top 25 Holdings
## Sit Large Cap Growth
### September 30, 2008

| Security | Sector | Market Value (000) | % of Equity | IBES LT Growth | C2008 P/E Ratio |
|---|---|---|---|---|---|
| MONSANTO CO | PROCESS INDUSTRIES | $ 6,612 | 2.5% | 34.0% | N/A |
| SOUTHWESTERN ENERGY CO | ENERGY MINERALS | 6,242 | 2.3% | 42.7% | 17 x |
| PROCTER & GAMBLE CO | CONSUMER NON - DURABLES | 6,182 | 2.3% | 10.6% | 17 x |
| SCHLUMBERGER LTD | INDUSTRIAL SERVICES | 6,138 | 2.3% | 19.7% | 13 x |
| PEPSICO INC | CONSUMER NON - DURABLES | 6,079 | 2.3% | 11.0% | 17 x |
| MCDONALDS CORP | CONSUMER SERVICES | 5,899 | 2.2% | 10.4% | 16 x |
| GENENTECH INC | HEALTH TECHNOLOGY | 5,862 | 2.2% | 19.3% | 23 x |
| CISCO SYSTEMS INC | ELECTRONIC TECHNOLOGY | 5,789 | 2.2% | 15.1% | 13 x |
| INTL BUSINESS MACHINES CORP | ELECTRONIC TECHNOLOGY | 5,684 | 2.1% | 11.6% | 12 x |
| COCA COLA CO | CONSUMER NON - DURABLES | 5,648 | 2.1% | 9.8% | 16 x |
| OCCIDENTAL PETROLEUM CORP | ENERGY MINERALS | 5,587 | 2.1% | 16.7% | 7 x |
| CELGENE CORP | HEALTH TECHNOLOGY | 5,259 | 2.0% | 35.4% | 27 x |
| QUALCOMM INC | ELECTRONIC TECHNOLOGY | 5,251 | 2.0% | 19.7% | 16 x |
| VERIZON COMMUNICATIONS | COMMUNICATIONS | 5,109 | 1.9% | 8.8% | 11 x |
| JPMORGAN CHASE & CO | FINANCE | 4,815 | 1.8% | 8.7% | 14 x |
| GENZYME CORP | HEALTH TECHNOLOGY | 4,756 | 1.8% | 18.5% | 17 x |
| MICROSOFT CORP | TECHNOLOGY SERVICES | 4,708 | 1.8% | 11.2% | 12 x |
| XTO ENERGY INC | ENERGY MINERALS | 4,642 | 1.7% | 11.0% | 9 x |
| INTEL CORP | ELECTRONIC TECHNOLOGY | 4,385 | 1.6% | 11.8% | 13 x |
| ABBOTT LABORATORIES | HEALTH TECHNOLOGY | 4,370 | 1.6% | 11.9% | 16 x |
| CVS/CAREMARK CORPORATION | RETAIL TRADE | 4,265 | 1.6% | 15.0% | 12 x |
| GENERAL ELECTRIC CO | PRODUCER MANUFACTURING | 4,195 | 1.6% | 11.0% | 12 x |
| EQUITABLE RESOURCES INC | UTILITIES | 4,079 | 1.5% | 11.7% | 14 x |
| FRANKLIN RESOURCES INC | FINANCE | 3,675 | 1.4% | 10.8% | N/A |
| BANK OF NEW YORK MELLON CORP | FINANCE | 3,649 | 1.4% | 10.8% | 10 x |
| | TOTAL | | 48.3 | | |

Number of Equity Holdings = 91

NM= non-meaningful, N/A=not applicable

Please refer to the general disclosure cited on the title page. Please refer to the performance data disclosure cited on the Large Cap Growth title page.

# Sit Large Cap Growth Fund

**Performance Attribution**
**IGF007 vs. Russell 1000 Growth - Ex [Cash], Ex [Money Market Fund], Ex [Unassigned]**
**9/28/2007 to 9/30/2008**
**U.S. Dollar**

| | Sit Large Cap Growth Fund | | Russell 1000 Growth | | Attribution Analysis | | |
|---|---|---|---|---|---|---|---|
| **Sector** | **Average Weight** | **Total Return** | **Average Weight** | **Total Return** | **Selection & Interaction** | **Allocation Effect** | **Total Effect** |
| Energy Minerals | 9.15 | -1.70 | 4.09 | -18.21 | 1.42 (+) | 0.28 | 1.69 (+) |
| Health Technology | 12.06 | 1.29 | 11.66 | -7.30 | 1.03 (+) | 0.28 | 1.31 (+) |
| Process Industries | 3.95 | 6.88 | 2.65 | -11.83 | 0.67 | 0.11 | 0.78 |
| Producer Manufacturing | 9.81 | -25.95 | 8.98 | -30.22 | 0.45 | -0.02 | 0.43 |
| Utilities | 2.05 | -28.20 | 1.87 | -31.21 | 0.13 | 0.11 | 0.24 |
| Finance | 10.37 | -27.88 | 6.08 | -29.59 | 0.33 | -0.10 | 0.23 |
| Consumer Services | 4.18 | -26.39 | 4.84 | -29.14 | 0.14 | 0.09 | 0.23 |
| Consumer Durables | 0.31 | 15.62 | 0.93 | -26.96 | 0.11 | 0.06 | 0.17 |
| Health Services | 2.56 | -21.90 | 3.51 | -24.44 | 0.04 | 0.09 | 0.13 |
| Transportation | 1.41 | 5.58 | 2.63 | -10.76 | 0.18 | -0.14 | 0.04 |
| Technology Services | 8.33 | -15.38 | 10.60 | -15.56 | -0.04 | 0.04 | 0.00 |
| Consumer Non-Durables | 7.24 | -1.39 | 8.59 | -1.73 | 0.10 | -0.13 | -0.03 |
| Commercial Services | 0.11 | -10.28 | 1.75 | -22.17 | -0.03 | -0.01 | -0.03 |
| Retail Trade | 3.47 | -12.11 | 7.27 | -15.16 | 0.07 | -0.29 | -0.22 |
| Industrial Services | 6.16 | -27.77 | 6.05 | -21.80 | -0.44 | 0.10 | -0.34 |
| Electronic Technology | 12.46 | -28.71 | 16.44 | -25.44 | -0.53 | 0.17 | -0.36 |
| Non-Energy Minerals | 1.19 | -63.42 | 1.33 | -38.06 | -0.48 | 0.03 | -0.45 |
| Communications | 5.19 | -34.46 | 0.72 | -33.49 | -0.15 | -0.60 | -0.75 |
| **Total** | **100.00** | **-17.79** | **100.00** | **-20.87** | **3.01** | **0.06** | **3.08** |

Source: FactSet Research Systems Note: Returns Are Estimated

Please refer to the general disclosure cited on the title page. Please refer to the performance data disclosure cited on the Large Cap Growth title page.

# V. Mid Cap Growth Portfolio Characteristics

# Rotation of Major Industry Weights Over Time

## Sit Mid Cap Growth

| PORTFOLIO WEIGHTINGS | 12/03 | 12/04 | 12/05 | 09/06 | 12/06 | 03/07 | 06/07 | 09/07 | 12/07 | 03/08 | 06/08 | 09/08 |
|---|---|---|---|---|---|---|---|---|---|---|---|---|
| NON-ENERGY MINERALS | 0.0% | 0.0% | 0.8% | 1.6% | 2.3% | 2.4% | 2.8% | 3.1% | 2.3% | 2.0% | 1.5% | 1.0% |
| PRODUCER MANUFACTURING | 5.6 | 5.0 | 7.8 | 8.1 | 7.8 | 8.0 | 8.5 | 9.1 | 9.2 | 10.7 | 11.2 | 10.0 |
| ELECTRONIC TECHNOLOGY | 20.5 | 14.7 | 13.4 | 11.8 | 11.7 | 12.0 | 10.9 | 11.2 | 11.6 | 8.6 | 8.5 | 8.5 |
| CONSUMER DURABLES | 1.5 | 0.7 | 1.2 | 1.3 | 1.6 | 1.9 | 1.8 | 1.9 | 3.2 | 2.9 | 3.1 | 3.5 |
| ENERGY MINERALS | 3.5 | 7.2 | 11.6 | 8.4 | 5.7 | 5.7 | 6.6 | 6.9 | 8.8 | 10.7 | 10.9 | 8.4 |
| PROCESS INDUSTRIES | 1.0 | 0.0 | 0.0 | 0.9 | 1.0 | 2.5 | 2.9 | 3.1 | 3.8 | 4.6 | 6.6 | 6.5 |
| HEALTH TECHNOLOGY | 13.7 | 13.3 | 13.0 | 14.3 | 16.0 | 14.5 | 14.7 | 16.6 | 17.0 | 16.7 | 15.4 | 16.9 |
| CONSUMER NON-DURABLES | 1.8 | 2.0 | 2.4 | 3.1 | 3.7 | 4.7 | 5.3 | 3.3 | 1.8 | 2.0 | 1.4 | 2.0 |
| INDUSTRIAL SERVICES | 1.1 | 3.6 | 7.0 | 6.2 | 5.7 | 5.5 | 7.6 | 10.2 | 8.9 | 8.3 | 9.9 | 7.0 |
| COMMERCIAL SERVICES | 1.9 | 1.0 | 0.9 | 0.5 | 0.0 | 0.0 | 0.6 | 0.4 | 0.0 | 0.0 | 0.0 | 0.0 |
| TECHNOLOGY SERVICES | 17.5 | 19.4 | 12.7 | 12.4 | 14.0 | 13.5 | 11.0 | 8.2 | 8.8 | 7.9 | 8.1 | 7.8 |
| HEALTH SERVICES | 5.6 | 6.3 | 5.8 | 6.1 | 4.5 | 3.3 | 3.9 | 4.6 | 5.4 | 4.8 | 4.0 | 5.4 |
| CONSUMER SERVICES | 5.3 | 6.1 | 4.1 | 3.0 | 3.5 | 3.7 | 3.3 | 3.3 | 3.2 | 3.7 | 3.4 | 4.1 |
| RETAIL TRADE | 8.0 | 6.5 | 5.7 | 4.6 | 5.3 | 5.6 | 3.7 | 4.0 | 3.2 | 3.4 | 3.3 | 4.2 |
| TRANSPORTATION | 1.3 | 2.9 | 2.6 | 3.0 | 2.4 | 3.0 | 2.6 | 2.6 | 2.2 | 2.3 | 2.1 | 2.3 |
| UTILITIES | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.5 | 0.7 | 0.5 |
| FINANCE | 8.9 | 7.7 | 8.4 | 11.3 | 11.9 | 9.4 | 9.8 | 8.3 | 8.2 | 8.8 | 7.6 | 9.8 |
| COMMUNICATIONS | 2.8 | 3.6 | 2.6 | 3.4 | 3.1 | 4.4 | 4.3 | 3.4 | 2.4 | 2.3 | 2.2 | 2.3 |
| | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% |

| RUSSELL MID CAP GROWTH WEIGHTINGS | 12/03 | 12/04 | 12/05 | 09/06 | 12/06 | 03/07 | 06/07 | 09/07 | 12/07 | 03/08 | 06/08 | 09/08 |
|---|---|---|---|---|---|---|---|---|---|---|---|---|
| NON-ENERGY MINERALS | 0.9 | 0.8 | 1.8 | 1.7 | 1.8 | 2.2 | 2.0 | 1.8 | 1.7 | 1.7 | 1.9 | 1.4 |
| PRODUCER MANUFACTURING | 4.7 | 6.5 | 7.8 | 7.4 | 7.6 | 7.8 | 7.8 | 8.3 | 9.0 | 8.6 | 10.8 | 10.4 |
| ELECTRONIC TECHNOLOGY | 15.9 | 14.0 | 12.4 | 10.1 | 9.4 | 9.1 | 10.8 | 11.4 | 10.7 | 9.7 | 10.9 | 10.3 |
| CONSUMER DURABLES | 4.2 | 4.9 | 4.8 | 5.3 | 5.3 | 4.9 | 3.4 | 3.2 | 3.2 | 3.2 | 2.4 | 2.7 |
| ENERGY MINERALS | 1.2 | 1.3 | 5.7 | 2.0 | 2.2 | 2.3 | 3.6 | 3.5 | 4.6 | 5.1 | 8.4 | 5.6 |
| PROCESS INDUSTRIES | 2.4 | 1.7 | 1.4 | 2.6 | 2.8 | 2.9 | 3.4 | 3.5 | 3.7 | 4.0 | 3.5 | 3.8 |
| HEALTH TECHNOLOGY | 12.6 | 11.4 | 10.2 | 9.6 | 9.8 | 9.6 | 7.1 | 7.1 | 7.1 | 7.3 | 7.1 | 8.8 |
| CONSUMER NON-DURABLES | 3.1 | 3.9 | 2.8 | 4.9 | 5.0 | 5.2 | 5.2 | 5.2 | 5.0 | 5.4 | 4.2 | 5.3 |
| INDUSTRIAL SERVICES | 2.6 | 3.5 | 4.9 | 6.2 | 6.2 | 6.6 | 8.3 | 8.6 | 8.6 | 9.1 | 8.5 | 6.7 |
| COMMERCIAL SERVICES | 5.7 | 5.7 | 5.6 | 4.6 | 4.7 | 4.3 | 3.9 | 3.6 | 3.3 | 3.4 | 3.7 | 3.9 |
| TECHNOLOGY SERVICES | 10.2 | 9.9 | 6.9 | 6.6 | 6.6 | 6.4 | 7.2 | 7.0 | 7.2 | 8.0 | 7.4 | 7.4 |
| HEALTH SERVICES | 8.0 | 6.4 | 6.4 | 5.6 | 5.2 | 5.2 | 5.3 | 5.6 | 5.6 | 5.2 | 3.8 | 4.9 |
| CONSUMER SERVICES | 11.3 | 10.4 | 8.7 | 8.1 | 8.7 | 8.3 | 7.5 | 7.6 | 6.5 | 6.1 | 7.2 | 7.8 |
| RETAIL TRADE | 9.0 | 8.0 | 7.9 | 9.3 | 9.0 | 9.1 | 7.5 | 6.7 | 5.9 | 6.2 | 5.0 | 6.3 |
| TRANSPORTATION | 0.9 | 1.9 | 2.1 | 2.5 | 2.4 | 2.5 | 2.4 | 2.3 | 2.2 | 2.4 | 1.8 | 2.1 |
| UTILITIES | 0.3 | 0.7 | 0.9 | 1.7 | 1.8 | 1.8 | 3.1 | 3.8 | 4.3 | 4.3 | 4.6 | 3.3 |
| FINANCE | 6.1 | 7.7 | 8.0 | 9.3 | 9.3 | 9.6 | 9.1 | 8.4 | 9.0 | 8.1 | 6.0 | 6.4 |
| COMMUNICATIONS | 0.9 | 1.2 | 1.6 | 2.3 | 2.2 | 2.3 | 2.5 | 2.5 | 2.2 | 2.1 | 2.6 | 2.7 |
| | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% |

Please refer to the general disclosure cited on the title page. Please refer to the performance data disclosure cited on the Mid Cap Growth title page.

# Industry Sector Portfolio Evaluation

## Sit Mid Cap Growth

### September 30, 2008

| NON-ENERGY MINERALS | $000 | % EQUITY |
|---|---|---|
| RTI INTL METALS INC | 851 | 0.5 |
| ALLEGHENY TECHNOLOGIES INC | 790 | 0.5 |
| | | 1.0 |

| PRODUCER MANUFACTURING | $000 | % EQUITY |
|---|---|---|
| JACOBS ENGINEERING GROUP INC | 2,992 | 1.8 |
| PRECISION CASTPARTS CORP | 2,765 | 1.7 |
| CUMMINS INC | 1,880 | 1.1 |
| ITT CORPORATION | 1,813 | 1.1 |
| AMETEK INC | 1,747 | 1.0 |
| TEXTRON INC | 1,599 | 1.0 |
| ROCKWELL COLLINS INC | 1,534 | 0.9 |
| IDEX CORP | 1,467 | 0.9 |
| AGCO CORP | 835 | 0.5 |
| | | 10.0 |

| ELECTRONIC TECHNOLOGY | $000 | % EQUITY |
|---|---|---|
| ANALOG DEVICES | 2,014 | 1.2 |
| MEMC ELECTR MATLS INC | 1,724 | 1.0 |
| JUNIPER NETWORKS INC | 1,700 | 1.0 |
| TRIMBLE NAVIGATION LTD | 1,368 | 0.8 |
| BROADCOM CORP | 1,279 | 0.8 |
| NETAPP INC | 1,158 | 0.7 |
| KLA-TENCOR CORP | 1,079 | 0.6 |
| APPLE COMPUTER INC | 1,023 | 0.6 |
| XILINX INC | 931 | 0.6 |
| COMMSCOPE INC | 800 | 0.5 |
| RESEARCH IN MOTION LTD | 751 | 0.5 |
| ITRON INC | 398 | 0.2 |
| | | 8.5 |

| CONSUMER DURABLES | $000 | % EQUITY |
|---|---|---|
| ACTIVISION BLIZZARD INC | 4,469 | 2.7 |
| ELECTRONIC ARTS INC | 1,287 | 0.8 |
| | | 3.5 |

| ENERGY MINERALS | $000 | % EQUITY |
|---|---|---|
| SOUTHWESTERN ENERGY CO | 4,505 | 2.7 |
| XTO ENERGY INC | 3,331 | 2.0 |
| APACHE CORP | 2,576 | 1.5 |
| MURPHY OIL CORP | 2,566 | 1.5 |
| FRONTIER OIL CORP | 1,008 | 0.6 |
| | | 8.4 |

| PROCESS INDUSTRIES | $000 | % EQUITY |
|---|---|---|
| AIRGAS INC | 3,421 | 2.1 |
| CF INDS HLDGS INC | 2,790 | 1.7 |
| ECOLAB INC | 2,450 | 1.5 |
| ALBEMARLE CORP | 2,183 | 1.3 |
| | | 6.5 |

| HEALTH TECHNOLOGY | $000 | % EQUITY |
|---|---|---|
| CELGENE CORP | 5,417 | 3.3 |
| GILEAD SCIENCES INC | 3,418 | 2.1 |
| THERMO FISHER SCIENTIFIC INC | 3,105 | 1.9 |
| INTUITIVE SURGICAL INC | 3,023 | 1.8 |
| NUVASIVE INC | 2,737 | 1.6 |
| ALLERGAN INC | 2,400 | 1.4 |
| IDEXX LABS INC | 2,044 | 1.2 |
| ALCON INC | 1,906 | 1.1 |
| MILLIPORE CORP | 1,851 | 1.1 |
| SURMODICS INC | 1,187 | 0.7 |
| AMYLIN PHARMACEUTICALS INC | 1,023 | 0.6 |
| | | 16.9 |

| CONSUMER NON-DURABLES | $000 | % EQUITY |
|---|---|---|
| CENTRAL EUROPEAN DIST COR | 1,848 | 1.1 |
| COACH INC | 1,497 | 0.9 |
| | | 2.0 |

| INDUSTRIAL SERVICES | $000 | % EQUITY |
|---|---|---|
| MCDERMOTT INTL INC | 2,752 | 1.7 |
| SMITH INTERNATIONAL INC | 2,697 | 1.6 |
| NOBLE CORPORATION | 2,406 | 1.4 |
| NATIONAL OILWELL VARCO INC | 1,527 | 0.9 |
| NABORS INDUSTRIES LTD | 1,134 | 0.7 |
| AECOM TECHNOLOGY CORP | 1,061 | 0.7 |
| | | 7.0 |

| TECHNOLOGY SERVICES | $000 | % EQUITY |
|---|---|---|
| COGNIZANT TECH SOLUTIONS | 2,438 | 1.5 |
| CITRIX SYSTEMS INC | 2,321 | 1.4 |
| AMDOCS LTD | 1,960 | 1.2 |
| ADOBE SYSTEMS INC | 1,823 | 1.1 |
| AUTODESK INC | 1,805 | 1.1 |
| ANSYS INC | 1,155 | 0.7 |
| SALESFORCE COM INC | 871 | 0.5 |
| AKAMAI TECHNOLOGIES INC | 590 | 0.4 |
| | | 7.8 |

| HEALTH SERVICES | $000 | % EQUITY |
|---|---|---|
| STERICYCLE INC | 3,299 | 2.0 |
| EXPRESS SCRIPTS INC | 2,370 | 1.4 |
| LABORATORY CP OF AMER HLDGS | 2,099 | 1.3 |
| COVANCE INC | 1,194 | 0.7 |
| | | 5.4 |

| CONSUMER SERVICES | $000 | % EQUITY |
|---|---|---|
| CENTRAL EUROPEAN MEDIA | 2,126 | 1.3 |
| INTL GAME TECHNOLOGY | 1,392 | 0.8 |
| ITT EDUCATIONAL SERVICES | 1,319 | 0.8 |
| MARRIOTT INTL INC | 1,041 | 0.6 |
| DEVRY INC DEL | 976 | 0.6 |
| | | 4.1 |

| RETAIL TRADE | $000 | % EQUITY |
|---|---|---|
| GAMESTOP CORP | 2,915 | 1.7 |
| DICKS SPORTING GOODS INC | 1,660 | 1.0 |
| PENNEY J C INC | 1,257 | 0.8 |
| NORDSTROM INC | 1,115 | 0.7 |
| | | 4.2 |

| TRANSPORTATION | $000 | % EQUITY |
|---|---|---|
| C H ROBINSON WORLDWIDE INC | 2,237 | 1.3 |
| EXPEDITORS INTL WASH INC | 1,627 | 1.0 |
| | | 2.3 |

| UTILITIES | $000 | % EQUITY |
|---|---|---|
| EQUITABLE RESOURCES INC | 756 | 0.5 |
| | | 0.5 |

| FINANCE | $000 | % EQUITY |
|---|---|---|
| TCF FINANCIAL CORP | 4,118 | 2.5 |
| PRICE T ROWE GROUP INC | 2,927 | 1.8 |
| AFFILIATED MANAGERS GRP INC | 2,900 | 1.7 |
| ACE LTD | 2,763 | 1.7 |
| NORTHERN TRUST CORP | 2,310 | 1.4 |
| INTERCONTINENTALEXCHANGE INC | 1,259 | 0.8 |
| | | 9.8 |

| COMMUNICATIONS | $000 | % EQUITY |
|---|---|---|
| AMERICAN TOWER CORP | 2,993 | 1.8 |
| NII HOLDINGS INC | 868 | 0.5 |
| | | 2.3 |

Please refer to the general disclosure cited on the title page. Please refer to the performance data disclosure cited on the Mid Cap Growth title page.

# Portfolio Market Capitalization Summary

## Sit Mid Cap Growth

### September 30, 2008

| ISSUE DESCRIPTION | SHARES | COST | LAST | %EQ | MKT CAP |
|---|---|---|---|---|---|
| APPLE COMPUTER INC | 9,000 | 48.896 | 113.660 | 0.6 | 100,689 |
| ALCON INC | 11,800 | 113.532 | 161.510 | 1.1 | 48,291 |
| GILEAD SCIENCES INC | 74,900 | 26.995 | 45.630 | 2.1 | 41,976 |
| RESEARCH IN MOTION LTD | 11,000 | 99.301 | 68.300 | 0.5 | 38,615 |
| APACHE CORP | 24,700 | 33.300 | 104.280 | 1.5 | 34,877 |
| CELGENE CORP | 85,600 | 12.012 | 63.280 | 3.3 | 28,785 |
| XTO ENERGY INC | 71,595 | 9.733 | 46.520 | 2.0 | 25,737 |
| THERMO FISHER SCIENTIFIC INC | 56,450 | 26.137 | 55.000 | 1.9 | 23,046 |
| NATIONAL OILWELL VARCO INC | 30,400 | 56.138 | 50.230 | 0.9 | 20,965 |
| ADOBE SYSTEMS INC | 46,190 | 24.459 | 39.470 | 1.1 | 20,937 |
| ACTIVISION BLIZZARD INC | 289,600 | 11.854 | 15.430 | 2.7 | 20,343 |
| EXPRESS SCRIPTS INC | 32,100 | 53.342 | 73.820 | 1.4 | 18,206 |
| ACE LTD | 51,050 | 47.451 | 54.130 | 1.7 | 18,038 |
| NORTHERN TRUST CORP | 32,000 | 57.797 | 72.200 | 1.4 | 15,960 |
| ALLERGAN INC | 46,600 | 54.758 | 51.500 | 1.4 | 15,675 |
| AMERICAN TOWER CORP | 83,200 | 20.651 | 35.970 | 1.8 | 14,170 |
| PRICE T ROWE GROUP INC | 54,500 | 26.213 | 53.710 | 1.8 | 13,897 |
| MURPHY OIL CORP | 40,000 | 41.858 | 64.140 | 1.5 | 12,215 |
| ECOLAB INC | 50,500 | 44.966 | 48.520 | 1.5 | 11,997 |
| NOBLE CORPORATION | 54,800 | 33.755 | 43.900 | 1.4 | 11,815 |
| SMITH INTERNATIONAL INC | 46,000 | 35.832 | 58.640 | 1.6 | 11,795 |
| ELECTRONIC ARTS INC | 34,800 | 51.878 | 36.990 | 0.8 | 11,793 |
| JUNIPER NETWORKS INC | 80,700 | 26.740 | 21.070 | 1.0 | 11,452 |
| PRECISION CASTPARTS CORP | 35,100 | 53.177 | 78.780 | 1.7 | 10,978 |
| SOUTHWESTERN ENERGY CO | 147,500 | 15.209 | 30.540 | 2.7 | 10,481 |
| ITT CORPORATION | 32,600 | 31.540 | 55.610 | 1.1 | 10,107 |
| INTUITIVE SURGICAL INC | 12,546 | 99.238 | 240.980 | 1.8 | 9,359 |
| MARRIOTT INTL INC | 39,900 | 33.649 | 26.090 | 0.6 | 9,178 |
| CUMMINS INC | 43,000 | 51.008 | 43.720 | 1.1 | 8,862 |
| C H ROBINSON WORLDWIDE INC | 43,900 | 26.259 | 50.960 | 1.3 | 8,658 |
| COACH INC | 59,800 | 16.042 | 25.040 | 0.9 | 8,295 |
| BROADCOM CORP | 68,675 | 28.883 | 18.630 | 0.8 | 8,205 |
| LABORATORY CP OF AMER HLDGS | 30,200 | 29.414 | 69.500 | 1.3 | 7,728 |
| ROCKWELL COLLINS INC | 31,900 | 66.712 | 48.090 | 0.9 | 7,666 |
| ANALOG DEVICES | 76,450 | 34.722 | 26.350 | 1.2 | 7,653 |
| AUTODESK INC | 53,800 | 24.349 | 33.550 | 1.1 | 7,547 |
| EXPEDITORS INTL WASH INC | 46,700 | 41.196 | 34.840 | 1.0 | 7,423 |
| PENNEY J C INC | 37,700 | 67.020 | 33.340 | 0.8 | 7,404 |
| TEXTRON INC | 54,600 | 53.531 | 29.280 | 1.0 | 7,277 |
| NABORS INDUSTRIES LTD | 45,500 | 43.030 | 24.920 | 0.7 | 6,981 |
| COGNIZANT TECH SOLUTIONS | 106,800 | 19.562 | 22.830 | 1.5 | 6,658 |
| JACOBS ENGINEERING GROUP INC | 55,100 | 51.135 | 54.310 | 1.8 | 6,648 |
| XILINX INC | 39,700 | 24.209 | 23.450 | 0.6 | 6,483 |

| ISSUE DESCRIPTION | SHARES | COST | LAST | %EQ | MKT CAP |
|---|---|---|---|---|---|
| MEMC ELECTR MATLS INC | 61,000 | 60.184 | 28.260 | 1.0 | 6,384 |
| NII HOLDINGS INC | 22,900 | 53.937 | 37.920 | 0.5 | 6,283 |
| NORDSTROM INC | 38,700 | 36.004 | 28.820 | 0.7 | 6,211 |
| NETAPP INC | 63,500 | 27.932 | 18.230 | 0.7 | 5,968 |
| SALESFORCE COM INC | 18,000 | 56.207 | 48.400 | 0.5 | 5,856 |
| MCDERMOTT INTL INC | 107,700 | 31.557 | 25.550 | 1.7 | 5,808 |
| INTERCONTINENTALEXCHANGE INC | 15,600 | 66.034 | 80.680 | 0.8 | 5,703 |
| AMDOCS LTD | 71,600 | 28.693 | 27.380 | 1.2 | 5,655 |
| GAMESTOP CORP NEW | 85,200 | 36.097 | 34.210 | 1.7 | 5,601 |
| COVANCE INC | 13,500 | 89.151 | 88.410 | 0.7 | 5,572 |
| KLA-TENCOR CORP | 34,100 | 49.991 | 31.650 | 0.6 | 5,483 |
| CF INDS HLDGS INC | 30,500 | 94.029 | 91.460 | 1.7 | 5,167 |
| INTL GAME TECHNOLOGY | 81,000 | 42.963 | 17.180 | 0.8 | 5,101 |
| STERICYCLE INC | 56,000 | 17.968 | 58.910 | 2.0 | 5,031 |
| EQUITABLE RESOURCES INC | 20,600 | 55.816 | 36.680 | 0.5 | 4,800 |
| CITRIX SYSTEMS INC | 91,900 | 32.871 | 25.260 | 1.4 | 4,607 |
| AMETEK INC | 42,850 | 22.187 | 40.770 | 1.0 | 4,351 |
| AIRGAS INC | 68,900 | 37.713 | 49.650 | 2.1 | 4,095 |
| AGCO CORP | 19,600 | 58.305 | 42.610 | 0.5 | 3,909 |
| MILLIPORE CORP | 26,900 | 76.165 | 68.800 | 1.1 | 3,797 |
| DEVRY INC DEL | 19,700 | 48.887 | 49.540 | 0.6 | 3,538 |
| AFFILIATED MANAGERS GRP INC | 35,000 | 91.146 | 82.850 | 1.7 | 3,384 |
| ANSYS INC | 30,500 | 33.782 | 37.870 | 0.7 | 3,367 |
| IDEXX LABS INC | 37,300 | 43.116 | 54.800 | 1.2 | 3,257 |
| ITT EDUCATIONAL SERVICES | 16,300 | 111.702 | 80.910 | 0.8 | 3,142 |
| TRIMBLE NAVIGATION LTD | 52,900 | 14.754 | 25.860 | 0.8 | 3,127 |
| ITRON INC | 4,500 | 98.107 | 88.530 | 0.2 | 3,037 |
| ALLEGHENY TECHNOLOGIES INC | 26,750 | 51.337 | 29.550 | 0.5 | 2,964 |
| AKAMAI TECHNOLOGIES INC | 33,850 | 27.847 | 17.440 | 0.4 | 2,949 |
| ALBEMARLE CORP | 70,800 | 42.163 | 30.840 | 1.3 | 2,819 |
| AMYLIN PHARMACEUTICALS INC | 50,600 | 46.630 | 20.220 | 0.6 | 2,775 |
| IDEX CORP | 47,300 | 31.272 | 31.020 | 0.9 | 2,561 |
| AECOM TECHNOLOGY CORP DEL | 43,400 | 22.302 | 24.440 | 0.6 | 2,506 |
| COMMSCOPE INC | 23,100 | 38.830 | 34.640 | 0.5 | 2,433 |
| TCF FINANCIAL CORP | 228,800 | 16.312 | 18.000 | 2.5 | 2,359 |
| CENTRAL EUROPEAN MEDIA E | 32,500 | 90.656 | 65.400 | 1.3 | 2,356 |
| CENTRAL EUROPEAN DIST COR | 40,700 | 62.369 | 45.410 | 1.1 | 2,109 |
| FRONTIER OIL CORP | 54,700 | 39.662 | 18.420 | 0.6 | 1,913 |
| NUVASIVE INC | 55,488 | 38.905 | 49.330 | 1.6 | 1,770 |
| DICKS SPORTING GOODS INC | 84,800 | 25.830 | 19.580 | 1.0 | 1,673 |
| SURMODICS INC | 37,700 | 35.107 | 31.490 | 0.7 | 569 |
| RTI INTL METALS INC | 43,500 | 73.219 | 19.560 | 0.5 | 450 |

| | |
|---|---|
| WEIGHTED AVERAGE: | 11,630 |
| UNWEIGHTED AVERAGE: | 10,533 |
| MEDIAN: | 6,483 |

Please refer to the general disclosure cited on the title page. Please refer to the performance data disclosure cited on the Mid Cap Growth title page.

# Top 25 Holdings
## Sit Mid Cap Growth
### September 30, 2008

| Security | Sector | Market Value (000) | % of Equity | IBES LT Growth | C2008 P/E Ratio |
|---|---|---|---|---|---|
| CELGENE CORP | HEALTH TECHNOLOGY | $ 5,417 | 3.3% | 35.4% | 27 x |
| SOUTHWESTERN ENERGY CO | ENERGY MINERALS | 4,505 | 2.7% | 42.7% | 17 x |
| ACTIVISION BLIZZARD INC | CONSUMER DURABLES | 4,469 | 2.7% | N/A | N/A |
| TCF FINANCIAL CORP | FINANCE | 4,118 | 2.5% | 5.0% | 12 x |
| AIRGAS INC | PROCESS INDUSTRIES | 3,421 | 2.1% | 14.7% | 13 x |
| GILEAD SCIENCES INC | HEALTH TECHNOLOGY | 3,418 | 2.1% | 22.6% | 20 x |
| XTO ENERGY INC | ENERGY MINERALS | 3,331 | 2.0% | 11.0% | 9 x |
| STERICYCLE INC | HEALTH SERVICES | 3,299 | 2.0% | 19.5% | 29 x |
| THERMO FISHER SCIENTIFIC INC | HEALTH TECHNOLOGY | 3,105 | 1.9% | 17.5% | 15 x |
| INTUITIVE SURGICAL INC | HEALTH TECHNOLOGY | 3,023 | 1.8% | 33.8% | 34 x |
| AMERICAN TOWER CORP | COMMUNICATIONS | 2,993 | 1.8% | 22.4% | 50 x |
| JACOBS ENGINEERING GROUP INC | PRODUCER MANUFACTURING | 2,992 | 1.8% | 17.4% | N/A |
| PRICE T ROWE GROUP INC | FINANCE | 2,927 | 1.8% | 14.6% | 20 x |
| GAMESTOP CORP | RETAIL TRADE | 2,915 | 1.7% | 19.8% | 11 x |
| AFFILIATED MANAGERS GRP INC | FINANCE | 2,900 | 1.7% | 13.8% | 11 x |
| CF INDS HLDGS INC | PROCESS INDUSTRIES | 2,790 | 1.7% | N/A | 4 x |
| PRECISION CASTPARTS CORP | PRODUCER MANUFACTURING | 2,765 | 1.7% | 18.3% | 9 x |
| ACE LTD | FINANCE | 2,763 | 1.7% | 12.0% | 7 x |
| MCDERMOTT INTL INC | INDUSTRIAL SERVICES | 2,752 | 1.7% | 11.0% | 8 x |
| NUVASIVE INC | HEALTH TECHNOLOGY | 2,737 | 1.6% | 38.3% | 112 x |
| SMITH INTERNATIONAL INC | INDUSTRIAL SERVICES | 2,697 | 1.6% | 21.3% | 12 x |
| APACHE CORP | ENERGY MINERALS | 2,576 | 1.5% | 8.3% | 7 x |
| MURPHY OIL CORP | ENERGY MINERALS | 2,566 | 1.5% | 31.0% | 6 x |
| ECOLAB INC | PROCESS INDUSTRIES | 2,450 | 1.5% | 13.3% | 23 x |
| COGNIZANT TECH SOLUTIONS | TECHNOLOGY SERVICES | 2,438 | 1.5% | 25.9% | 13 x |
| | TOTAL | | 47.9 | | |

Number of Equity Holdings = 85

NM= non-meaningful, N/A=not applicable

Please refer to the general disclosure cited on the title page. Please refer to the performance data disclosure cited on the Mid Cap Growth title page.

# Sit Mid Cap Growth Fund

**Performance Attribution**
**GFD006 vs. Russell Midcap Growth - Ex [Cash], Ex [Money Market Fund], Ex [Unassigned]**
**9/28/2007 to 9/30/2008**
**U.S. Dollar**

| | Sit Mid Cap Growth Fund | | Russell Midcap Growth | | Attribution Analysis | | |
|---|---|---|---|---|---|---|---|
| Sector | Average Weight | Total Return | Average Weight | Total Return | Selection & Interaction | Allocation Effect | Total Effect |
| Energy Minerals | 9.17 | -0.01 | 5.38 | -9.74 | 0.71 | 1.24 | 1.95 |
| Finance | 8.36 | -17.61 | 7.52 | -23.78 | 0.68 | 0.27 | 0.95 |
| Health Technology | 16.49 | -10.44 | 7.33 | -6.94 | -0.55 | 1.47 | 0.92 |
| Health Services | 4.76 | 1.25 | 5.14 | -17.14 | 0.76 | 0.15 | 0.91 |
| Utilities | 0.37 | -27.29 | 4.21 | -38.05 | 0.01 | 0.66 | 0.67 |
| Consumer Durables | 2.91 | -10.61 | 2.99 | -26.96 | 0.43 | 0.10 | 0.53 |
| Process Industries | 4.81 | -12.10 | 3.83 | -12.82 | 0.14 | 0.14 | 0.28 |
| Transportation | 2.28 | -17.36 | 2.26 | -27.30 | 0.21 | 0.04 | 0.25 |
| Producer Manufacturing | 10.50 | -31.39 | 9.23 | -32.45 | 0.16 | -0.12 | 0.05 |
| Commercial Services | 0.07 | -10.28 | 3.41 | -23.25 | -0.02 | -0.12 | -0.14 |
| Communications | 2.46 | -36.47 | 2.32 | -33.49 | -0.10 | -0.06 | -0.16 |
| Consumer Services | 3.49 | -45.40 | 6.78 | -34.19 | -0.59 | 0.16 | -0.43 |
| Electronic Technology | 9.80 | -42.33 | 10.37 | -37.91 | -0.59 | -0.01 | -0.60 |
| Retail Trade | 3.62 | -40.95 | 6.04 | -23.39 | -0.80 | -0.07 | -0.87 |
| Non-Energy Minerals | 1.98 | -74.18 | 1.73 | -42.92 | -1.26 | 0.15 | -1.11 |
| Technology Services | 8.33 | -30.28 | 7.74 | -16.06 | -1.22 | 0.06 | -1.16 |
| Consumer Non-Durables | 1.89 | -55.37 | 5.08 | -11.45 | -1.04 | -0.42 | -1.47 |
| Industrial Services | 8.70 | -41.46 | 8.63 | -18.37 | -2.29 | -0.42 | -2.71 |
| **Total** | **100.00** | **-26.73** | **100.00** | **-24.61** | **-5.35** | **3.23** | **-2.12** |

Source: FactSet Research Systems Note: Returns Are Estimated

Please refer to the general disclosure cited on the title page. Please refer to the performance data disclosure cited on the Mid Cap Growth title page.

# VI. Small Cap Growth Portfolio Characteristics

Sit Small Cap Growth Fund primarily invests in stocks of small-and mid-sized companies. Such companies may be subject to more abrupt or erratic market movements than stocks of larger, more established companies.

# Rotation of Major Industry Weights Over Time

## Sit Small Cap Growth

| PORTFOLIO WEIGHTINGS | 12/03 | 12/04 | 12/05 | 12/06 | 03/07 | 06/07 | 09/07 | 12/07 | 03/08 | 06/08 | 09/08 |
|---|---|---|---|---|---|---|---|---|---|---|---|
| NON-ENERGY MINERALS | 0.0% | 0.0% | 0.8% | 1.8% | 2.1% | 2.2% | 2.3% | 2.0% | 1.9% | 1.5% | 1.2% |
| PRODUCER MANUFACTURING | 5.0 | 6.4 | 6.9 | 7.9 | 9.2 | 10.1 | 9.4 | 9.1 | 10.3 | 10.3 | 9.7 |
| ELECTRONIC TECHNOLOGY | 25.2 | 16.1 | 11.1 | 14.2 | 13.7 | 13.2 | 12.2 | 12.5 | 11.7 | 11.8 | 11.4 |
| CONSUMER DURABLES | 1.8 | 2.5 | 1.1 | 1.3 | 1.1 | 1.5 | 1.5 | 1.0 | 0.0 | 0.0 | 1.2 |
| ENERGY MINERALS | 2.1 | 9.6 | 11.6 | 7.2 | 7.1 | 7.7 | 6.8 | 8.8 | 8.6 | 8.9 | 7.2 |
| PROCESS INDUSTRIES | 3.6 | 3.5 | 0.0 | 0.2 | 1.8 | 1.9 | 2.0 | 1.0 | 2.0 | 1.8 | 1.7 |
| HEALTH TECHNOLOGY | 12.8 | 14.5 | 14.9 | 19.2 | 16.2 | 16.2 | 17.3 | 16.6 | 18.6 | 17.7 | 20.3 |
| CONSUMER NON-DURABLES | 2.5 | 2.0 | 2.6 | 3.7 | 3.4 | 3.2 | 2.9 | 2.3 | 1.5 | 2.2 | 2.5 |
| INDUSTRIAL SERVICES | 3.0 | 3.8 | 7.2 | 9.8 | 7.9 | 8.5 | 10.8 | 9.8 | 8.8 | 9.9 | 7.6 |
| COMMERCIAL SERVICES | 2.2 | 3.4 | 1.4 | 1.1 | 2.2 | 2.1 | 2.1 | 1.3 | 1.6 | 1.5 | 1.1 |
| TECHNOLOGY SERVICES | 9.2 | 11.4 | 8.0 | 9.6 | 10.2 | 9.3 | 9.5 | 9.3 | 9.7 | 9.9 | 9.6 |
| HEALTH SERVICES | 4.7 | 2.0 | 4.9 | 7.0 | 7.2 | 6.7 | 6.5 | 7.1 | 5.6 | 5.4 | 6.7 |
| CONSUMER SERVICES | 2.7 | 1.5 | 2.4 | 1.6 | 1.1 | 1.1 | 1.2 | 2.3 | 2.3 | 2.8 | 2.8 |
| RETAIL TRADE | 5.8 | 6.3 | 6.8 | 2.2 | 3.2 | 4.2 | 4.0 | 3.1 | 2.3 | 2.0 | 2.1 |
| TRANSPORTATION | 2.1 | 4.6 | 4.0 | 1.9 | 1.3 | 0.9 | 0.8 | 0.7 | 0.9 | 0.8 | 0.8 |
| UTILITIES | 5.1 | 2.0 | 2.0 | 2.3 | 1.2 | 1.1 | 1.2 | 1.2 | 1.6 | 1.8 | 1.2 |
| FINANCE | 12.2 | 7.4 | 9.5 | 6.1 | 7.3 | 6.1 | 5.2 | 7.2 | 8.2 | 7.1 | 9.6 |
| COMMUNICATIONS | 0.0 | 3.0 | 4.8 | 3.1 | 4.1 | 4.1 | 4.7 | 4.8 | 4.5 | 4.7 | 3.4 |
| | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% |

| RUSSELL 2000 GROWTH WEIGHTING | 12/03 | 12/04 | 12/05 | 12/06 | 03/07 | 06/07 | 09/07 | 12/07 | 03/08 | 06/08 | 09/08 |
|---|---|---|---|---|---|---|---|---|---|---|---|
| NON-ENERGY MINERALS | 0.8% | 1.8% | 2.3% | 2.1% | 2.2% | 1.8% | 1.9% | 1.8% | 1.8% | 1.4% | 1.2% |
| PRODUCER MANUFACTURING | 5.0 | 6.1 | 6.9 | 8.5 | 8.3 | 8.9 | 9.3 | 10.4 | 10.2 | 10.0 | 9.6 |
| ELECTRONIC TECHNOLOGY | 17.4 | 14.3 | 13.5 | 12.8 | 13.3 | 11.9 | 12.0 | 11.3 | 10.5 | 10.8 | 10.3 |
| CONSUMER DURABLES | 3.1 | 4.6 | 3.5 | 2.9 | 2.8 | 3.7 | 3.7 | 3.1 | 2.9 | 3.3 | 3.2 |
| ENERGY MINERALS | 1.8 | 2.3 | 3.2 | 3.0 | 3.0 | 3.0 | 3.0 | 3.5 | 4.9 | 7.8 | 5.3 |
| PROCESS INDUSTRIES | 2.5 | 2.9 | 2.0 | 2.7 | 2.8 | 2.4 | 2.6 | 2.9 | 3.1 | 3.2 | 3.3 |
| HEALTH TECHNOLOGY | 16.7 | 15.2 | 14.9 | 15.1 | 14.7 | 14.9 | 16.3 | 17.3 | 15.7 | 17.0 | 19.7 |
| CONSUMER NON-DURABLES | 2.1 | 2.0 | 2.4 | 3.3 | 3.5 | 3.1 | 3.0 | 2.9 | 3.1 | 3.3 | 3.5 |
| INDUSTRIAL SERVICES | 2.6 | 3.7 | 5.1 | 3.7 | 3.6 | 4.3 | 4.3 | 4.3 | 4.8 | 5.7 | 4.4 |
| COMMERCIAL SERVICES | 4.7 | 6.0 | 5.9 | 7.0 | 7.1 | 6.6 | 6.1 | 5.7 | 5.8 | 4.5 | 4.8 |
| TECHNOLOGY SERVICES | 11.8 | 11.1 | 9.5 | 9.4 | 9.2 | 9.1 | 8.8 | 10.0 | 9.5 | 9.9 | 10.3 |
| HEALTH SERVICES | 5.3 | 5.6 | 5.0 | 4.2 | 4.3 | 4.0 | 4.1 | 4.2 | 4.0 | 4.5 | 4.8 |
| CONSUMER SERVICES | 5.7 | 6.2 | 6.2 | 6.6 | 6.8 | 7.6 | 7.5 | 6.9 | 6.6 | 5.0 | 5.6 |
| RETAIL TRADE | 5.4 | 4.6 | 5.6 | 5.1 | 5.3 | 5.3 | 4.5 | 3.8 | 4.0 | 3.4 | 4.0 |
| TRANSPORTATION | 1.9 | 2.3 | 2.8 | 2.6 | 2.7 | 2.5 | 1.7 | 1.5 | 1.8 | 2.7 | 2.4 |
| UTILITIES | 0.3 | 0.1 | 0.1 | 0.2 | 0.2 | 0.4 | 0.8 | 0.8 | 1.1 | 1.5 | 1.4 |
| FINANCE | 11.4 | 10.1 | 10.2 | 9.4 | 9.0 | 8.9 | 8.5 | 8.0 | 8.8 | 4.3 | 4.8 |
| COMMUNICATIONS | 1.5 | 1.0 | 1.0 | 1.4 | 1.3 | 1.7 | 1.8 | 1.5 | 1.2 | 1.7 | 1.6 |
| | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% |

Please refer to the general disclosure cited on the title page. Please refer to the performance data disclosure cited on the Small Cap Growth title page.

# Industry Sector Portfolio Evaluation

## Sit Small Cap Growth

## September 30, 2008

| NON-ENERGY MINERALS | $000 | % EQUITY |
|---|---|---|
| RTI INTL METALS INC | 493 | 0.7 |
| HAYNES INTERNATIONAL INC | 398 | 0.5 |
| | | 1.2 |

| PRODUCER MANUFACTURING | $000 | % EQUITY |
|---|---|---|
| WOODWARD GOVERNOR CO | 1,062 | 1.4 |
| ROFIN SINAR TECHNOLOGIES | 961 | 1.3 |
| TELEDYNE TECHNOLOGIES INC | 920 | 1.2 |
| KAYDON CORP | 768 | 1.0 |
| AMETEK INC | 763 | 1.0 |
| IDEX CORP | 735 | 1.0 |
| ROPER INDS INC | 661 | 0.9 |
| AMPCO-PITTSBURGH CORP | 461 | 0.6 |
| TELEFLEX INC | 406 | 0.5 |
| ANIXTER INTL INC | 381 | 0.5 |
| LSB INDS INC | 158 | 0.2 |
| | | 9.7 |

| ELECTRONIC TECHNOLOGY | $000 | % EQUITY |
|---|---|---|
| COMMSCOPE INC | 1,545 | 2.1 |
| MICROSEMI CORP | 1,514 | 2.0 |
| MICROS SYSTEMS INC | 1,000 | 1.3 |
| SILICON LABORATORIES INC | 860 | 1.1 |
| TRIMBLE NAVIGATION LTD | 784 | 1.0 |
| VARIAN SEMICONDUCTOR EQUIP | 633 | 0.8 |
| INTERSIL CORP | 582 | 0.8 |
| SYNAPTICS INC | 559 | 0.7 |
| ARRIS GROUP INC | 386 | 0.5 |
| SONUS NETWORKS INC | 326 | 0.4 |
| ITRON INC | 186 | 0.2 |
| CIENA CORP | 180 | 0.2 |
| | | 11.4 |

| CONSUMER DURABLES | $000 | % EQUITY |
|---|---|---|
| TUPPERWARE BRANDS CORP | 685 | 0.9 |
| POLARIS INDS INC | 237 | 0.3 |
| | | 1.2 |

| ENERGY MINERALS | $000 | % EQUITY |
|---|---|---|
| ARENA RESOURCES INC | 1,950 | 2.6 |
| SOUTHWESTERN ENERGY CO | 1,277 | 1.7 |
| FRONTIER OIL CORP | 1,067 | 1.4 |
| GMX RESOURCES INC | 282 | 0.4 |
| CANO PETE INC | 280 | 0.4 |
| PETROQUEST ENERGY INC | 269 | 0.4 |
| CARRIZO OIL & CO INC | 254 | 0.3 |
| | | 7.2 |

| PROCESS INDUSTRIES | $000 | % EQUITY |
|---|---|---|
| LANDEC CORP | 482 | 0.6 |
| TERRA INDS INC | 432 | 0.6 |
| DARLING INTL INC | 355 | 0.5 |
| | | 1.7 |

| HEALTH TECHNOLOGY | $000 | % EQUITY |
|---|---|---|
| NUVASIVE INC | 2,447 | 3.3 |
| PERKINELMER INC | 1,239 | 1.7 |
| CELGENE CORP | 1,152 | 1.5 |
| AMYLIN PHARMACEUTICALS INC | 1,140 | 1.5 |
| INTUITIVE SURGICAL INC | 1,036 | 1.4 |
| THORATEC CORP | 982 | 1.3 |
| SURMODICS INC | 938 | 1.3 |
| ICON PUB LTD CO | 926 | 1.2 |
| GEN-PROBE INC | 865 | 1.2 |
| UNITED THERAPEUTICS CORP | 862 | 1.2 |
| CRYOLIFE INC | 748 | 1.0 |
| HOLOGIC INC | 746 | 1.0 |
| ALEXION PHARMACEUTICALS | 534 | 0.7 |
| TECHNE CORP | 462 | 0.6 |
| EV3 INC | 421 | 0.6 |
| BIOMARIN PHARMACEUTICAL | 363 | 0.5 |
| HANSEN MEDICAL INC | 359 | 0.5 |
| | | 20.3 |

| CONSUMER NON-DURABLES | $000 | % EQUITY |
|---|---|---|
| HANSEN NATURAL CORP | 1,022 | 1.4 |
| CENTRAL EUROPEAN DIST CORP | 858 | 1.1 |
| | | 2.5 |

| INDUSTRIAL SERVICES | $000 | % EQUITY |
|---|---|---|
| LUFKIN INDUSTRIES INC | 1,404 | 1.9 |
| CORE LABORATORIES N V | 1,358 | 1.8 |
| URS CORP | 807 | 1.1 |
| ATWOOD OCEANICS INC | 655 | 0.9 |
| FLOTEK INDUSTRIES INC | 548 | 0.7 |
| MCDERMOTT INTL INC | 491 | 0.7 |
| CHICAGO BRIDGE & IRON CO | 398 | 0.5 |
| | | 7.6 |

| COMMERCIAL SERVICES | $000 | % EQUITY |
|---|---|---|
| FACTSET RESEARCH SYSTEMS INC | 789 | 1.1 |
| | | 1.1 |

| TECHNOLOGY SERVICES | $000 | % EQUITY |
|---|---|---|
| ANSYS INC | 2,102 | 2.8 |
| INFORMATICA CORP | 1,253 | 1.7 |
| CITRIX SYSTEMS INC | 892 | 1.2 |
| CONCUR TECHNOLOGIES INC | 880 | 1.2 |
| ULTIMATE SOFTWARE GROUP INC | 815 | 1.1 |
| QUEST SOFTWARE INC | 492 | 0.7 |
| J2 GLOBAL COMMUNICATIONS INC | 416 | 0.6 |
| SYNTEL INC | 382 | 0.5 |
| | | 9.6 |

| HEALTH SERVICES | $000 | % EQUITY |
|---|---|---|
| STERICYCLE INC | 1,284 | 1.7 |
| PSYCHIATRIC SOLUTIONS INC | 1,157 | 1.5 |
| COVANCE INC | 919 | 1.2 |
| VCA ANTECH INC | 831 | 1.1 |
| ALLSCRIPTS HEALTHCARE SOLTNS | 351 | 0.5 |
| PHARMACEUTICAL PROD DEV | 294 | 0.4 |
| HEALTHWAYS INC | 183 | 0.2 |
| | | 6.7 |

| CONSUMER SERVICES | $000 | % EQUITY |
|---|---|---|
| DEVRY INC DEL | 842 | 1.1 |
| STRAYER ED INC | 481 | 0.6 |
| LIFE TIME FITNESS INC | 385 | 0.5 |
| CAPELLA EDUCATION CO | 355 | 0.5 |
| | | 2.8 |

| RETAIL TRADE | $000 | % EQUITY |
|---|---|---|
| GAMESTOP CORP | 1,249 | 1.7 |
| DICKS SPORTING GOODS INC | 356 | 0.5 |
| | | 2.1 |

| TRANSPORTATION | $000 | % EQUITY |
|---|---|---|
| UTI WORLDWIDE INC | 616 | 0.8 |
| | | 0.8 |

| UTILITIES | $000 | % EQUITY |
|---|---|---|
| EQUITABLE RESOURCES INC | 869 | 1.2 |
| | | 1.2 |

| FINANCE | $000 | % EQUITY |
|---|---|---|
| TCF FINANCIAL CORP | 1,883 | 2.5 |
| AFFILIATED MANAGERS GRP INC | 1,406 | 1.9 |
| HANOVER INS GROUP INC | 1,252 | 1.7 |
| ASPEN INSURANCE HOLDINGS LTD | 1,158 | 1.5 |
| MERCURY GENL CORP NEW | 427 | 0.6 |
| BOSTON PRIVATE FINL HLDGS | 411 | 0.5 |
| NATIONAL FINANCIAL PRTNRS CP | 395 | 0.5 |
| FCSTONE GROUP INC | 237 | 0.3 |
| | | 9.6 |

| COMMUNICATIONS | $000 | % EQUITY |
|---|---|---|
| SBA COMMUNICATIONS CORP | 1,727 | 2.3 |
| TW TELECOM INC | 654 | 0.9 |
| NII HOLDINGS INC | 197 | 0.3 |
| | | 3.4 |

Please refer to the general disclosure cited on the title page. Please refer to the performance data disclosure cited on the Small Cap Growth title page.

# Portfolio Market Capitalization Summary

## Sit Small Cap Growth

### September 30, 2008

| ISSUE DESCRIPTION | SHARES | COST | LAST | %EQ | MKT CAP |
|---|---|---|---|---|---|
| CELGENE CORP | 18,200 | 10.028 | 63.280 | 1.5 | 28,785 |
| SOUTHWESTERN ENERGY CO | 41,800 | 17.727 | 30.540 | 1.7 | 10,481 |
| INTUITIVE SURGICAL INC | 4,300 | 99.293 | 240.980 | 1.4 | 9,359 |
| NII HOLDINGS INC | 5,200 | 21.686 | 37.920 | 0.3 | 6,283 |
| MCDERMOTT INTL INC | 19,200 | 15.135 | 25.550 | 0.7 | 5,808 |
| GAMESTOP CORP NEW | 36,500 | 32.963 | 34.210 | 1.7 | 5,601 |
| COVANCE INC | 10,400 | 48.140 | 88.410 | 1.2 | 5,572 |
| ROPER INDS INC NEW | 11,600 | 24.000 | 56.960 | 0.9 | 5,104 |
| STERICYCLE INC | 21,800 | 17.466 | 58.910 | 1.7 | 5,031 |
| HOLOGIC INC | 38,600 | 30.556 | 19.330 | 1.0 | 4,954 |
| PHARMACEUTICAL PROD DEV I | 7,100 | 40.641 | 41.350 | 0.4 | 4,925 |
| EQUITABLE RESOURCES INC | 23,700 | 22.465 | 36.680 | 1.2 | 4,800 |
| CITRIX SYSTEMS INC | 35,300 | 26.734 | 25.260 | 1.2 | 4,607 |
| AMETEK INC | 18,725 | 27.698 | 40.770 | 1.0 | 4,351 |
| DEVRY INC DEL | 17,000 | 42.879 | 49.540 | 1.1 | 3,538 |
| AFFILIATED MANAGERS GRP INC | 16,975 | 81.605 | 82.850 | 1.9 | 3,384 |
| ANSYS INC | 55,500 | 25.092 | 37.870 | 2.8 | 3,367 |
| TRIMBLE NAVIGATION LTD | 30,300 | 16.326 | 25.860 | 1.0 | 3,127 |
| URS CORP | 22,000 | 44.626 | 36.670 | 1.1 | 3,096 |
| ALEXION PHARMACEUTICALS I | 13,600 | 33.432 | 39.300 | 0.7 | 3,057 |
| ITRON INC | 2,100 | 98.107 | 88.530 | 0.2 | 3,037 |
| MERCURY GENL CORP NEW | 7,800 | 48.886 | 54.750 | 0.6 | 2,997 |
| PERKINELMER INC | 49,600 | 24.344 | 24.970 | 1.7 | 2,984 |
| GEN-PROBE INC | 16,300 | 62.997 | 53.050 | 1.2 | 2,876 |
| STRAYER ED INC | 2,400 | 180.768 | 200.260 | 0.6 | 2,858 |
| HANSEN NATURAL CORP | 33,800 | 25.125 | 30.250 | 1.4 | 2,793 |
| TECHNE CORP | 6,400 | 78.332 | 72.120 | 0.6 | 2,784 |
| AMYLIN PHARMACEUTICALS INC | 56,400 | 39.474 | 20.220 | 1.5 | 2,775 |
| SBA COMMUNICATIONS CORP | 66,750 | 19.081 | 25.870 | 2.3 | 2,743 |
| TERRA INDS INC | 14,700 | 43.788 | 29.400 | 0.6 | 2,700 |
| BIOMARIN PHARMACEUTICAL I | 13,700 | 36.088 | 26.490 | 0.5 | 2,638 |
| IDEX CORP | 23,700 | 27.575 | 31.020 | 1.0 | 2,561 |
| TELEFLEX INC | 6,400 | 63.259 | 63.490 | 0.5 | 2,519 |
| FACTSET RESEARCH SYSTEMS INC | 15,100 | 61.050 | 52.250 | 1.1 | 2,508 |
| VCA ANTECH INC | 28,200 | 32.314 | 29.470 | 1.1 | 2,487 |
| COMMSCOPE INC | 44,600 | 28.925 | 34.640 | 2.1 | 2,433 |
| UNITED THERAPEUTICS CORP | 8,200 | 94.385 | 105.170 | 1.2 | 2,399 |
| WOODWARD GOVERNOR CO | 30,100 | 27.887 | 35.270 | 1.4 | 2,375 |
| TCF FINANCIAL CORP | 104,600 | 18.467 | 18.000 | 2.5 | 2,359 |
| CORE LABORATORIES N V | 13,400 | 24.171 | 101.320 | 1.8 | 2,331 |
| ATWOOD OCEANICS INC | 18,000 | 40.794 | 36.400 | 0.9 | 2,331 |
| HANOVER INS GROUP INC | 27,500 | 43.482 | 45.520 | 1.7 | 2,320 |
| ASPEN INSURANCE HOLDINGS LTD | 42,100 | 26.205 | 27.500 | 1.5 | 2,237 |
| ICON PUB LTD CO | 24,200 | 31.306 | 38.250 | 1.2 | 2,233 |
| MICROS SYSTEMS INC | 37,500 | 25.310 | 26.660 | 1.3 | 2,151 |
| PSYCHIATRIC SOLUTIONS INC | 30,500 | 29.888 | 37.950 | 1.5 | 2,112 |
| CENTRAL EUROPEAN DIST COR | 18,900 | 60.354 | 45.410 | 1.1 | 2,109 |
| ANIXTER INTL INC | 6,400 | 60.889 | 59.510 | 0.5 | 2,091 |
| INTERSIL CORP | 35,100 | 25.231 | 16.580 | 0.8 | 2,051 |

| ISSUE DESCRIPTION | SHARES | COST | LAST | %EQ | MKT CAP |
|---|---|---|---|---|---|
| TELEDYNE TECHNOLOGIES INC | 16,100 | 41.940 | 57.160 | 1.2 | 2,040 |
| MICROSEMI CORP | 59,400 | 25.446 | 25.480 | 2.0 | 2,020 |
| FRONTIER OIL CORP | 57,900 | 4.511 | 18.420 | 1.4 | 1,913 |
| CONCUR TECHNOLOGIES INC | 23,000 | 33.889 | 38.260 | 1.2 | 1,889 |
| VARIAN SEMICONDUCTOR EQUIPMT | 25,200 | 11.552 | 25.120 | 0.8 | 1,824 |
| NUVASIVE INC | 49,600 | 17.004 | 49.330 | 3.3 | 1,770 |
| CHICAGO BRIDGE & IRON CO | 20,700 | 17.479 | 19.240 | 0.5 | 1,768 |
| TUPPERWARE BRANDS CORP | 24,800 | 37.583 | 27.630 | 0.9 | 1,717 |
| UTI WORLDWIDE INC | 36,200 | 12.093 | 17.020 | 0.8 | 1,698 |
| DICKS SPORTING GOODS INC | 18,200 | 25.820 | 19.580 | 0.5 | 1,673 |
| TW TELECOM INC | 62,900 | 21.192 | 10.390 | 0.9 | 1,532 |
| POLARIS INDS INC | 5,200 | 46.452 | 45.490 | 0.3 | 1,477 |
| ARENA RESOURCES INC | 50,200 | 20.465 | 38.850 | 2.6 | 1,473 |
| SILICON LABORATORIES INC | 28,000 | 38.611 | 30.700 | 1.1 | 1,468 |
| THORATEC CORP | 37,400 | 18.808 | 26.250 | 1.3 | 1,435 |
| QUEST SOFTWARE INC | 38,800 | 14.562 | 12.690 | 0.7 | 1,341 |
| KAYDON CORP | 17,050 | 40.448 | 45.060 | 1.0 | 1,255 |
| LIFE TIME FITNESS INC | 12,300 | 37.695 | 31.270 | 0.5 | 1,238 |
| LUFKIN INDUSTRIES INC | 17,700 | 60.956 | 79.350 | 1.9 | 1,181 |
| INFORMATICA CORP | 96,450 | 10.423 | 12.990 | 1.7 | 1,156 |
| CARRIZO OIL & CO INC | 7,000 | 51.615 | 36.270 | 0.3 | 1,117 |
| EV3 INC | 41,900 | 16.273 | 10.040 | 0.6 | 1,062 |
| J2 GLOBAL COMMUNICATIONS INC | 17,800 | 24.960 | 23.350 | 0.6 | 1,023 |
| SYNAPTICS INC | 18,500 | 28.256 | 30.220 | 0.7 | 1,019 |
| SYNTEL INC | 15,600 | 29.038 | 24.500 | 0.5 | 1,016 |
| ARRIS GROUP INC | 49,900 | 11.579 | 7.730 | 0.5 | 949 |
| CIENA CORP | 17,900 | 27.468 | 10.080 | 0.2 | 910 |
| DARLING INTL INC | 31,979 | 13.264 | 11.110 | 0.5 | 909 |
| GMX RESOURCES INC | 5,900 | 62.118 | 47.800 | 0.4 | 901 |
| ROFIN SINAR TECHNOLOGIES | 31,386 | 36.116 | 30.610 | 1.3 | 883 |
| SONUS NETWORKS INC | 112,850 | 7.122 | 2.890 | 0.4 | 784 |
| PETROQUEST ENERGY INC | 17,500 | 20.863 | 15.350 | 0.4 | 774 |
| CAPELLA EDUCATION COMPANY | 8,275 | 59.907 | 42.860 | 0.5 | 714 |
| ALLSCRIPTS HEALTHCARE SOLTNS | 28,200 | 23.501 | 12.440 | 0.5 | 713 |
| ULTIMATE SOFTWARE GROUP INC | 30,200 | 23.015 | 27.000 | 1.1 | 667 |
| NATIONAL FINANCIAL PRTNRS CP | 26,300 | 43.977 | 15.000 | 0.5 | 596 |
| SURMODICS INC | 29,796 | 38.364 | 31.490 | 1.3 | 569 |
| HAYNES INTERNATIONAL INC | 8,500 | 63.987 | 46.830 | 0.5 | 560 |
| HEALTHWAYS INC | 11,300 | 46.985 | 16.170 | 0.2 | 543 |
| FCSTONE GROUP INC | 13,200 | 39.771 | 17.990 | 0.3 | 504 |
| BOSTON PRIVATE FINL HLDGS | 47,000 | 28.141 | 8.740 | 0.5 | 501 |
| RTI INTL METALS INC | 25,200 | 60.666 | 19.560 | 0.7 | 450 |
| CRYOLIFE INC | 57,010 | 5.051 | 13.120 | 1.0 | 367 |
| HANSEN MEDICAL INC | 26,700 | 23.017 | 13.440 | 0.5 | 337 |
| LSB INDS INC | 11,400 | 20.129 | 13.850 | 0.2 | 294 |
| AMPCO-PITTSBURGH CORP | 17,800 | 41.245 | 25.900 | 0.6 | 264 |
| FLOTEK INDUSTRIES INC | 49,800 | 17.352 | 11.000 | 0.7 | 253 |
| LANDEC CORP | 58,900 | 12.512 | 8.190 | 0.6 | 214 |
| CANO PETE INC | 121300 | 7.48916 | 2.31 | 0.3737 | 106.84905 |

| | |
|---|---|
| WEIGHTED AVERAGE: | 2,963 |
| UNWEIGHTED AVERAGE: | 2,540 |
| MEDIAN: | 2,045 |

Please refer to the general disclosure cited on the title page. Please refer to the performance data disclosure cited on the Small Cap Growth title page.

# Top 25 Holdings
## Sit Small Cap Growth
### September 30, 2008

| Security | Sector | Market Value (000) | % of Equity | IBES LT Growth | C2008 P/E Ratio |
|---|---|---|---|---|---|
| NUVASIVE INC | HEALTH TECHNOLOGY | $ 2,447 | 3.3% | 38.3% | 112 x |
| ANSYS INC | TECHNOLOGY SERVICES | 2,102 | 2.8% | 15.0% | 20 x |
| ARENA RESOURCES INC | ENERGY MINERALS | 1,950 | 2.6% | N/A | 14 x |
| TCF FINANCIAL CORP | FINANCE | 1,883 | 2.5% | 5.0% | 12 x |
| SBA COMMUNICATIONS CORP | COMMUNICATIONS | 1,727 | 2.3% | 22.5% | N/A |
| COMMSCOPE INC | ELECTRONIC TECHNOLOGY | 1,545 | 2.1% | 22.7% | 8 x |
| MICROSEMI CORP | ELECTRONIC TECHNOLOGY | 1,514 | 2.0% | 17.4% | 15 x |
| AFFILIATED MANAGERS GRP INC | FINANCE | 1,406 | 1.9% | 13.8% | 11 x |
| LUFKIN INDUSTRIES INC | INDUSTRIAL SERVICES | 1,404 | 1.9% | 11.0% | 12 x |
| CORE LABORATORIES N V | INDUSTRIAL SERVICES | 1,358 | 1.8% | 22.0% | 13 x |
| STERICYCLE INC | HEALTH SERVICES | 1,284 | 1.7% | 19.5% | 29 x |
| SOUTHWESTERN ENERGY CO | ENERGY MINERALS | 1,277 | 1.7% | 42.7% | 17 x |
| INFORMATICA CORP | TECHNOLOGY SERVICES | 1,253 | 1.7% | 21.4% | 15 x |
| HANOVER INS GROUP INC | FINANCE | 1,252 | 1.7% | 15.0% | 10 x |
| GAMESTOP CORP NEW | RETAIL TRADE | 1,249 | 1.7% | 19.8% | 11 x |
| PERKINELMER INC | HEALTH TECHNOLOGY | 1,239 | 1.7% | 14.8% | 15 x |
| ASPEN INSURANCE HOLDINGS LTD | FINANCE | 1,158 | 1.5% | 15.0% | 6 x |
| PSYCHIATRIC SOLUTIONS INC | HEALTH SERVICES | 1,157 | 1.5% | 22.6% | 16 x |
| CELGENE CORP | HEALTH TECHNOLOGY | 1,152 | 1.5% | 35.4% | 27 x |
| AMYLIN PHARMACEUTICALS INC | HEALTH TECHNOLOGY | 1,140 | 1.5% | N/A | N/A |
| FRONTIER OIL CORP | ENERGY MINERALS | 1,067 | 1.4% | 9.8% | 7 x |
| WOODWARD GOVERNOR CO | PRODUCER MANUFACTURING | 1,062 | 1.4% | 12.3% | 16 x |
| INTUITIVE SURGICAL INC | HEALTH TECHNOLOGY | 1,036 | 1.4% | 33.8% | 34 x |
| HANSEN NATURAL CORP | CONSUMER NON - DURABLES | 1,022 | 1.4% | 13.5% | 15 x |
| MICROS SYSTEMS INC | ELECTRONIC TECHNOLOGY | 1,000 | 1.3% | 19.0% | 15 x |
| | TOTAL | | 46.3 | | |

Number of Equity Holdings = 98

NM= non-meaningful, N/A=not applicable

Please refer to the general disclosure cited on the title page. Please refer to the performance data disclosure cited on the Small Cap Growth title page.

# Sit Small Cap Growth Fund

**Performance Attribution**
**SCG103 vs. Russell 2000 Growth - Ex [Cash], Ex [Money Market Fund], Ex [Unassigned]**
**9/28/2007 to 9/30/2008**
**U.S. Dollar**

| | Sit Small Cap Growth Fund | | Russell 2000 Growth | | Attribution Analysis | | |
|---|---|---|---|---|---|---|---|
| Sector | Average Weight | Total Return | Average Weight | Total Return | Selection & Interaction | Allocation Effect | Total Effect |
| Consumer Services | 2.47 | -29.12 | 6.24 | -31.27 | 0.00 | 0.69 | 0.69 |
| Health Services | 6.24 | -9.52 | 4.23 | -19.31 | 0.51 | -0.04 | 0.46 |
| Producer Manufacturing | 9.84 | -9.79 | 9.94 | -12.34 | 0.33 | -0.01 | 0.32 |
| Commercial Services | 1.35 | -8.60 | 5.64 | -18.17 | 0.19 | 0.11 | 0.30 |
| Transportation | 0.78 | -25.72 | 1.94 | -27.75 | 0.05 | 0.19 | 0.23 |
| Consumer Durables | 0.51 | -59.79 | 2.96 | -35.55 | -0.37 | 0.48 | 0.11 |
| Utilities | 1.46 | -28.20 | 1.14 | -9.90 | -0.26 | 0.05 | -0.21 |
| Energy Minerals | 8.11 | -10.89 | 4.91 | 18.72 | -2.30 | 1.90 | -0.40 |
| Technology Services | 9.80 | -18.75 | 9.80 | -14.16 | -0.56 | 0.04 | -0.52 |
| Electronic Technology | 11.90 | -34.69 | 10.97 | -31.77 | -0.44 | -0.10 | -0.54 |
| Non-Energy Minerals | 1.79 | -67.09 | 1.67 | -49.07 | -0.62 | 0.03 | -0.59 |
| Retail Trade | 2.53 | -45.57 | 4.05 | -19.52 | -0.83 | 0.03 | -0.80 |
| Communications | 4.48 | -42.59 | 1.45 | -37.76 | -0.13 | -0.69 | -0.82 |
| Consumer Non-Durables | 2.11 | -55.02 | 3.05 | -12.87 | -1.02 | -0.04 | -1.06 |
| Health Technology | 18.12 | -13.80 | 16.82 | -5.71 | -1.28 | 0.05 | -1.23 |
| Process Industries | 1.52 | -64.00 | 2.98 | -4.55 | -1.14 | -0.16 | -1.29 |
| Finance | 7.61 | -33.17 | 7.28 | -10.16 | -1.95 | 0.61 | -1.34 |
| Industrial Services | 9.16 | -36.44 | 4.82 | -7.74 | -2.85 | 0.40 | -2.45 |
| **Total** | **100.00** | **-25.90** | **100.00** | **-17.06** | **-12.64** | **3.80** | **-8.84** |

Source: FactSet Research Systems Note: Returns Are Estimated

Please refer to the general disclosure cited on the title page. Please refer to the performance data disclosure cited on the Small Cap Growth title page.

# VII. Dividend Growth Portfolio Characteristics

# Sit Dividend Growth Fund Structure / Characteristics

The following market environment information is a combination of outside research sources and the collective opinions of SIA analysts. This information is presented only as of the date indicated and is subject to change without notice with subsequent market events or other reasons.

- Forecasted beta of 0.86 (provided by Northfield Information Systems)
- Below average portfolio turnover
- EPS growth rates similar to S&P 500, with lower valuations
- Above average "stability" (balance sheets, earnings, cash flow)
- Sector weights differ materially from S&P and Russell Style indices (both growth and value)
- Over 50% of holdings in SIA growth portfolios
- 96% of portfolio invested in common equities; the remainder is in REITs, LPs and Trusts
- ADR's account for 11.0% of the portfolio
- Equal proportion of dividend growth companies and higher yielding securities

Please refer to the general disclosure cited on the title page. Please refer to the performance data disclosure cited on the Dividend Growth title page.

# Sit Dividend Growth: Balancing Income, Capital Appreciation Potential

## September 30, 2008

### Yield-Oriented

| Ticker | Company Name | % of Total Equity | Div Yield | Div Payout Ratio | Long Term EPS Growth |
|---|---|---|---|---|---|
| • ABT | ABBOTT LABS | 1.6% | 2.6% | 51% | 12% |
| AB | ALLIANCEBERNSTEIN HOLDING L | 1.0% | 13.5% | 100% | 12% |
| AINV | APOLLO INVT CORP | 0.6% | 17.0% | 100% | 8% |
| • AHL | ASPEN INSURANCE HOLDINGS LT | 1.1% | 2.8% | 12% | 15% |
| ATN | ATLAS ENERGY RESOURCES LLC | 1.0% | 12.5% | 95% | 17% |
| CVX | CHEVRON CORP NEW | 1.9% | 3.8% | 26% | 7% |
| • C | CITIGROUP INC | 1.0% | 6.9% | N/A | 9% |
| CMP | COMPASS MINERALS INTL INC | 0.7% | 2.8% | 41% | 5% |
| • DEO | DIAGEO P L C | 1.3% | 4.2% | 59% | 11% |
| EGLE | EAGLE BULK SHIPPING INC | 0.3% | 20.1% | 90% | 29% |
| • EMR | EMERSON ELEC CO | 1.3% | 3.2% | 39% | 13% |
| ETE | ENERGY TRANSFER EQUITY L P | 0.4% | 10.8% | 90% | 15% |
| • EQT | EQUITABLE RES INC | 0.7% | 3.3% | 49% | 12% |
| EXC | EXELON CORP | 1.0% | 3.6% | 48% | 7% |
| • EXPD | EXPEDITORS INTL WASH INC | 0.6% | 1.1% | 23% | 16% |
| • GE | GENERAL ELECTRIC CO | 2.2% | 5.9% | 57% | 11% |
| GIS | GENERAL MLS INC | 1.4% | 2.7% | 42% | 9% |
| HEP | HOLLY ENERGY PARTNERS L P | 0.8% | 11.3% | 95% | 7% |
| • JNJ | JOHNSON & JOHNSON | 2.8% | 2.9% | 42% | 8% |
| • JPM | JPMORGAN & CHASE & CO | 1.0% | 3.7% | 48% | 9% |
| KYN | KAYNE ANDERSON MLP INVSMNT | 1.0% | 8.8% | N/A | N/A |
| KMB | KIMBERLY CLARK CORP | 1.2% | 3.9% | 54% | 8% |
| LLY | LILLY ELI & CO | 1.0% | 5.4% | 53% | 6% |
| LNC | LINCOLN NATL CORP IND | 1.2% | 2.8% | 44% | 11% |
| MIC | MACQUARIE INFRASTR CO LLC | 0.3% | 23.1% | N/A | 9% |
| MWE | MARKWEST ENERGY PARTNERS L | 0.5% | 12.6% | N/A | 10% |
| MAT | MATTEL INC | 0.6% | 5.1% | 53% | 9% |
| • MCD | MCDONALDS CORP | 1.3% | 3.6% | 69% | 10% |
| • MS | MORGAN STANLEY | 0.5% | 4.9% | 60% | 11% |
| NYB | NEW YORK CMNTY BANCORP INC | 0.8% | 6.4% | 7% | 12% |
| • PRE | PARTNERRE LTD | 1.5% | 3.3% | 20% | 5% |
| • PSO | PEARSON PLC | 0.7% | 6.3% | 77% | 10% |
| • PM | PHILIP MORRIS INTL INC | 0.5% | 4.9% | 32% | 13% |
| • RCI | ROGERS COMMUNICATIONS INC | 0.8% | 3.5% | 47% | 19% |
| • PCU | SOUTHERN COPPER CORP | 0.4% | 15.8% | 98% | N/A |
| • TCB | TCF FINL CORP | 0.6% | 5.0% | 64% | 6% |
| TCK | TECK COMINCO LTD | 0.6% | 6.1% | 25% | 5% |
| TEF | TELEFONICA S A | 0.8% | 3.8% | 39% | 17% |
| TOT | TOTAL S A | 1.8% | 5.2% | 34% | 4% |
| • UPS | UNITED PARCEL SERVICE INC | 0.9% | 3.3% | 50% | 11% |
| • USB | US BANCORP DEL | 1.3% | 5.4% | 73% | 7% |
| • VFC | V F CORP | 1.1% | 3.9% | 40% | 10% |
| VR | VALIDUS HOLDINGS LTD | 0.9% | 4.2% | 11% | 12% |
| • VZ | VERIZON COMMUNICATIONS INC | 2.5% | 6.4% | 84% | 8% |
| • WFC | WELLS FARGO & CO NEW | 1.7% | 4.1% | 58% | 8% |
| ZNT | ZENITH NATL INS CORP | 0.5% | 5.9% | 64% | N/A |
| | Total | 48% | | | |
| | Average | | 6.5% | 54% | 10% |

### Growth-Oriented

| Ticker | Company Name | % of Total Equity | Div Yield | Div Payout Ratio | Long Term EPS Growth |
|---|---|---|---|---|---|
| • ABB | ABB LTD | 1.2% | 2.8% | 29% | 15% |
| • ACN | ACCENTURE LTD BERMUDA | 1.1% | 1.5% | 15% | 11% |
| • ACE | ACE LTD | 1.8% | 2.2% | 12% | 14% |
| • ADI | ANALOG DEVICES INC | 0.7% | 3.5% | 47% | 20% |
| • AMAT | APPLIED MATLS INC | 0.9% | 1.9% | 28% | 11% |
| ADP | AUTOMATIC DATA PROCESSING I | 0.5% | 3.3% | 52% | 14% |
| • BK | BANK OF NEW YORK MELLON COR | 0.6% | 2.8% | 45% | 11% |
| BCR | BARD C R INC | 0.9% | 0.8% | 17% | 14% |
| BDX | BECTON DICKINSON & CO | 1.8% | 1.5% | 26% | 13% |
| BBY | BEST BUY INC | 0.6% | 2.1% | 16% | 13% |
| • BNI | BURLINGTON NORTHN SANTA FE | 1.0% | 2.0% | 26% | 14% |
| • CHRW | C H ROBINSON WORLDWIDE INC | 0.6% | 1.9% | 43% | 15% |
| • CL | COLGATE PALMOLIVE CO | 1.7% | 2.5% | 44% | 10% |
| • COST | COSTCO WHSL CORP NEW | 0.5% | 1.1% | 21% | 13% |
| • DE | DEERE & CO | 1.3% | 2.7% | 22% | 11% |
| DO | DIAMOND OFFSHORE DRILLING I | 1.2% | 0.6% | 71% | 27% |
| • EXPD | EXPEDITORS INTL WASH INC | 0.6% | 1.1% | 23% | 16% |
| • BEN | FRANKLIN RES INC | 0.7% | 1.1% | 10% | 11% |
| • GD | GENERAL DYNAMICS CORP | 1.0% | 2.3% | 22% | 10% |
| HAL | HALLIBURTON CO | 1.1% | 1.7% | 12% | 16% |
| HCC | HCC INS HLDGS INC | 0.9% | 2.4% | 14% | 10% |
| HON | HONEYWELL INTL INC | 0.8% | 3.4% | 30% | 11% |
| • INTC | INTEL CORP | 1.5% | 3.5% | 42% | 12% |
| • IBM | INTERNATIONAL BUSINESS MACH | 1.9% | 2.1% | 22% | 11% |
| IVZ | INVESCO LTD | 0.5% | 3.3% | 25% | 11% |
| • LMT | LOCKHEED MARTIN CORP | 1.5% | 2.4% | 22% | 12% |
| • LUFK | LUFKIN INDS INC | 0.7% | 1.8% | 19% | 11% |
| MRO | MARATHON OIL CORP | 1.6% | 3.2% | 21% | 9% |
| • MCK | MCKESSON CORP | 1.1% | 1.1% | 10% | 13% |
| • MDT | MEDTRONIC INC | 1.3% | 1.7% | 27% | 13% |
| • MSFT | MICROSOFT CORP | 2.2% | 2.2% | 23% | 11% |
| NVS | NOVARTIS A G | 1.1% | 2.7% | 52% | 7% |
| • OXY | OCCIDENTAL PETE CORP DEL | 2.6% | 2.4% | 14% | 10% |
| OMI | OWENS & MINOR INC NEW | 0.5% | 2.0% | 34% | 13% |
| • PEP | PEPSICO INC | 1.8% | 3.1% | 44% | 11% |
| • PKI | PERKINELMER INC | 0.8% | 1.2% | 24% | 15% |
| • PPDI | PHARMACEUTICAL PROD DEV INC | 0.7% | 1.2% | 28% | 19% |
| • PG | PROCTER & GAMBLE CO | 2.8% | 2.5% | 39% | 11% |
| • PRU | PRUDENTIAL FINL INC | 0.7% | 2.1% | 22% | 14% |
| • QCOM | QUALCOMM INC | 1.5% | 1.6% | 29% | 20% |
| QSII | QUALITY SYS INC | 0.7% | 3.0% | 67% | 21% |
| • SSL | SASOL LTD | 0.7% | 5.2% | 28% | 15% |
| • SYNT | SYNTEL INC | 0.4% | 1.1% | 14% | 21% |
| • TGT | TARGET CORP | 0.7% | 1.6% | 17% | 13% |
| • TFX | TELEFLEX INC | 0.6% | 2.5% | N/A | 14% |
| TJX | TJX COS INC NEW | 0.8% | 1.6% | 18% | 13% |
| • UTX | UNITED TECHNOLOGIES CORP | 1.3% | 2.9% | 27% | 11% |
| • XLNX | XILINX INC | 0.8% | 2.7% | 40% | 13% |
| • XTO | XTO ENERGY INC | 0.8% | 1.4% | 12% | 12% |
| | Total | 52% | | | |
| | Average | | 2.2% | 28% | 13% |

# Rotation of Major Industry Weights Over Time

## Sit Dividend Growth

| PORTFOLIO WEIGHTINGS | 12/04 | 03/05 | 06/05 | 09/05 | 12/05 | 03/06 | 06/06 | 09/06 | 12/06 | 03/07 | 06/07 | 09/07 | 12/07 | 03/08 | 06/08 | 09/08 |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| NON-ENERGY MINERALS | 0.0 | 0.0 | 0.5 | 1.0 | 1.3 | 1.7 | 1.4 | 1.2 | 1.0 | 1.3 | 1.5 | 1.3 | 0.5 | 1.1 | 1.1 | 1.0 |
| PRODUCER MANUFACTURING | 13.9 | 16.9 | 14.7 | 16.2 | 15.6 | 14.8 | 14.8 | 13.5 | 12.7 | 12.3 | 13.5 | 13.6 | 14.6 | 14.1 | 12.6 | 11.0 |
| ELECTRONIC TECHNOLOGY | 4.2 | 4.8 | 4.5 | 4.7 | 4.8 | 4.2 | 3.7 | 3.7 | 3.6 | 4.6 | 4.2 | 4.9 | 5.2 | 5.1 | 6.0 | 7.2 |
| CONSUMER DURABLES | 3.4 | 3.0 | 0.9 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.6 |
| ENERGY MINERALS | 10.3 | 10.7 | 10.1 | 10.8 | 9.4 | 9.3 | 9.5 | 8.9 | 8.9 | 8.9 | 9.2 | 9.3 | 10.2 | 10.7 | 12.0 | 10.5 |
| PROCESS INDUSTRIES | 6.7 | 6.8 | 5.4 | 4.8 | 4.8 | 3.7 | 2.9 | 1.8 | 4.0 | 4.8 | 4.1 | 3.9 | 2.6 | 0.8 | 0.9 | 0.7 |
| HEALTH TECHNOLOGY | 9.8 | 9.0 | 10.7 | 11.6 | 11.9 | 11.7 | 11.8 | 13.5 | 11.9 | 11.8 | 12.0 | 11.5 | 12.3 | 12.0 | 12.6 | 11.1 |
| CONSUMER NON-DURABLES | 10.1 | 9.4 | 10.0 | 9.2 | 9.5 | 9.2 | 9.6 | 9.8 | 9.1 | 8.9 | 9.2 | 9.5 | 9.7 | 10.0 | 10.0 | 11.6 |
| INDUSTRIAL SERVICES | 6.4 | 4.8 | 6.5 | 3.8 | 4.0 | 4.3 | 4.8 | 4.2 | 3.7 | 3.6 | 3.2 | 3.6 | 3.5 | 3.8 | 4.3 | 3.6 |
| COMMERCIAL SERVICES | 1.4 | 1.6 | 1.7 | 1.7 | 1.5 | 2.4 | 2.8 | 2.8 | 2.9 | 2.7 | 2.5 | 1.5 | 0.0 | 0.0 | 0.0 | 0.0 |
| TECHNOLOGY SERVICES | 0.0 | 0.0 | 0.0 | 1.3 | 2.5 | 3.3 | 3.7 | 4.0 | 4.7 | 4.5 | 4.5 | 4.1 | 4.7 | 4.5 | 4.4 | 4.2 |
| HEALTH SERVICES | 0.0 | 1.3 | 1.0 | 0.5 | 0.8 | 0.8 | 0.7 | 1.7 | 2.0 | 1.8 | 1.8 | 1.8 | 2.1 | 2.2 | 2.3 | 2.9 |
| CONSUMER SERVICES | 1.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.8 | 1.5 | 2.0 | 2.0 | 2.0 |
| RETAIL TRADE | 3.1 | 4.1 | 4.2 | 3.6 | 3.7 | 3.6 | 2.8 | 3.8 | 3.5 | 3.3 | 3.2 | 2.8 | 2.2 | 1.8 | 1.9 | 2.7 |
| TRANSPORTATION | 4.0 | 3.2 | 3.9 | 3.5 | 3.2 | 3.0 | 2.8 | 2.5 | 2.7 | 2.8 | 2.9 | 2.6 | 3.4 | 2.8 | 3.3 | 3.4 |
| UTILITIES | 4.5 | 3.6 | 4.2 | 4.7 | 4.3 | 3.9 | 3.4 | 3.6 | 4.1 | 3.9 | 3.8 | 4.8 | 4.8 | 4.8 | 4.1 | 3.4 |
| FINANCE | 18.9 | 16.8 | 17.4 | 18.9 | 20.1 | 21.7 | 22.9 | 22.0 | 23.8 | 22.9 | 22.4 | 21.0 | 19.2 | 21.0 | 18.7 | 20.0 |
| COMMUNICATIONS | 2.3 | 4.1 | 4.4 | 3.7 | 2.8 | 2.5 | 2.5 | 3.2 | 1.7 | 2.0 | 2.0 | 3.1 | 3.5 | 3.5 | 3.9 | 4.1 |
| | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% |

| S&P 500 WEIGHTING | 12/04 | 03/05 | 06/05 | 09/05 | 12/05 | 03/06 | 06/06 | 09/06 | 12/06 | 03/07 | 06/07 | 09/07 | 12/07 | 03/08 | 06/08 | 09/08 |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| NON-ENERGY MINERALS | 1.1 | 1.1 | 1.0 | 1.1 | 1.2 | 1.2 | 1.2 | 1.1 | 1.2 | 1.3 | 1.2 | 1.2 | 1.3 | 1.4 | 1.6 | 1.1 |
| PRODUCER MANUFACTURING | 9.2 | 9.3 | 8.9 | 8.7 | 8.9 | 8.9 | 8.9 | 8.6 | 8.5 | 8.6 | 10.3 | 9.3 | 9.3 | 9.7 | 8.4 | 8.3 |
| ELECTRONIC TECHNOLOGY | 9.9 | 9.5 | 9.7 | 10.0 | 9.9 | 9.9 | 9.1 | 9.4 | 9.3 | 8.8 | 9.4 | 10.2 | 10.0 | 9.8 | 10.0 | 9.5 |
| CONSUMER DURABLES | 1.8 | 1.7 | 1.7 | 1.7 | 1.6 | 1.7 | 1.5 | 1.5 | 1.5 | 1.5 | 1.5 | 1.3 | 1.2 | 1.2 | 1.0 | 1.2 |
| ENERGY MINERALS | 5.9 | 7.3 | 7.3 | 8.2 | 7.4 | 7.5 | 7.8 | 7.4 | 7.8 | 8.0 | 8.3 | 8.9 | 9.9 | 10.3 | 12.1 | 10.3 |
| PROCESS INDUSTRIES | 2.3 | 2.4 | 2.2 | 2.0 | 2.1 | 2.2 | 2.2 | 2.2 | 2.2 | 2.3 | 2.2 | 2.3 | 2.4 | 2.6 | 2.6 | 2.6 |
| HEALTH TECHNOLOGY | 10.4 | 10.3 | 10.6 | 10.2 | 10.1 | 9.9 | 9.5 | 10.0 | 9.5 | 9.5 | 9.4 | 9.4 | 9.5 | 9.9 | 10.1 | 11.1 |
| CONSUMER NON-DURABLES | 7.7 | 7.9 | 7.6 | 7.8 | 7.5 | 7.1 | 7.3 | 7.4 | 7.3 | 7.4 | 7.1 | 7.5 | 8.0 | 7.8 | 8.3 | 9.7 |
| INDUSTRIAL SERVICES | 1.4 | 1.6 | 1.8 | 2.1 | 2.2 | 2.5 | 2.6 | 2.2 | 2.3 | 2.4 | 2.6 | 2.7 | 2.8 | 3.0 | 4.0 | 2.9 |
| COMMERCIAL SERVICES | 1.2 | 1.2 | 1.1 | 1.1 | 1.2 | 1.3 | 1.2 | 1.2 | 1.3 | 1.2 | 1.2 | 1.1 | 1.0 | 1.0 | 1.0 | 1.0 |
| TECHNOLOGY SERVICES | 5.9 | 5.4 | 5.2 | 5.1 | 4.9 | 4.8 | 5.2 | 5.3 | 5.5 | 5.4 | 5.4 | 5.5 | 6.1 | 5.6 | 5.9 | 5.9 |
| HEALTH SERVICES | 2.3 | 2.5 | 2.8 | 2.9 | 3.1 | 3.1 | 2.8 | 2.8 | 2.5 | 2.6 | 2.2 | 2.2 | 2.5 | 1.9 | 1.8 | 2.0 |
| CONSUMER SERVICES | 5.2 | 5.5 | 5.2 | 5.0 | 4.8 | 4.7 | 5.0 | 4.7 | 4.9 | 5.0 | 4.7 | 4.6 | 4.3 | 4.3 | 4.1 | 4.0 |
| RETAIL TRADE | 7.1 | 6.9 | 6.6 | 6.1 | 6.0 | 6.0 | 5.9 | 5.6 | 5.4 | 5.6 | 5.5 | 5.2 | 4.8 | 5.4 | 5.2 | 5.6 |
| TRANSPORTATION | 1.8 | 1.7 | 1.5 | 1.6 | 1.8 | 1.9 | 2.0 | 1.7 | 1.7 | 1.7 | 1.7 | 1.7 | 1.8 | 2.1 | 2.1 | 2.3 |
| UTILITIES | 3.0 | 3.1 | 3.4 | 3.6 | 3.3 | 3.2 | 3.4 | 3.4 | 3.5 | 3.7 | 3.4 | 3.8 | 4.0 | 4.0 | 4.5 | 3.9 |
| FINANCE | 20.5 | 19.6 | 20.2 | 19.6 | 21.0 | 20.8 | 21.2 | 21.9 | 22.1 | 21.3 | 20.2 | 19.5 | 17.4 | 16.7 | 14.1 | 15.5 |
| COMMUNICATIONS | 3.3 | 3.1 | 3.2 | 3.1 | 3.0 | 3.3 | 3.3 | 3.5 | 3.5 | 3.7 | 3.7 | 3.7 | 3.6 | 3.5 | 3.3 | 3.1 |
| | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% | 100.0% |

# Sit Dividend Growth Fund Strategy vs. Benchmarks
## Data as of September 30, 2008

### SIA Domestic Growth Equity Weighting Strategies Vs. Benchmarks
Data as of September 30, 2008

| ECONOMIC SECTOR | Dividend Growth Fund Weight | S&P 500 Weight | Relative Weight +/- | Russell 1000 Growth Weight | Relative Weight +/- | Russell 1000 Value Weight | Relative Weight +/- |
|---|---|---|---|---|---|---|---|
| Non-Energy Mineral | 1.0 | 1.1 | 0 | 1.2 | 0 | 1.3 | 0 |
| Producer Manufacturing | 11.0 | 8.3 | + | 8.6 | + | 7.8 | ++ |
| Electronic Technology | 7.2 | 9.5 | - | 16.6 | -- | 1.7 | ++ |
| Consumer Durables | 0.6 | 1.2 | 0 | 0.8 | 0 | 1.8 | - |
| Energy Minerals | 10.5 | 10.3 | 0 | 5.0 | ++ | 14.6 | -- |
| Process Industries | 0.7 | 2.6 | - | 2.8 | - | 3.0 | - |
| **Health Technology** | **11.1** | **11.1** | **0** | **11.6** | **0** | **10.0** | **+** |
| Consumer Non-Durables | 11.6 | 9.7 | + | 10.6 | + | 7.3 | ++ |
| Industrial Services | 3.6 | 2.9 | 0 | 5.6 | - | 0.9 | + |
| Commercial Services | 0.0 | 1.0 | 0 | 1.6 | - | 0.9 | 0 |
| Technology Services | 4.2 | 5.9 | - | 11.3 | -- | 0.9 | ++ |
| Health Services | 2.9 | 2.0 | 0 | 2.6 | 0 | 1.7 | + |
| Consumer Services | 2.0 | 4.0 | - | 4.6 | - | 4.1 | - |
| Retail Trade | 2.7 | 5.6 | - | 7.1 | -- | 3.8 | - |
| Transportation | 3.4 | 2.3 | + | 2.9 | 0 | 1.2 | + |
| Utilities | 3.4 | 3.9 | 0 | 2.0 | + | 6.4 | - |
| **Finance** | **20.0** | **15.5** | ++ | **4.5** | ++ | **27.2** | -- |
| Communications | 4.1 | 3.1 | + | 0.8 | ++ | 5.2 | - |
| **BENCHMARK AVG/TOTAL** | 100.0 | 100.0 | | 100.0 | | 100.0 | |
| **% OF DIVIDEND GROWTH FUND IN INDEX OR STRATEGY** | | **69%** | | **56%** | | **44%** | |

Please refer to the general disclosure cited on the title page. Please refer to the performance data disclosure cited on the Dividend Growth title page.

# Industry Sector Portfolio Evaluation
## Sit Dividend Growth
## September 30, 2008

| NON-ENERGY MINERALS | $000 | % EQUITY |
|---|---|---|
| TECK COMINCO LTD | 248 | 0.6 |
| SOUTHERN COPPER CORP | 176 | 0.4 |
| | | 1.0 |

| PRODUCER MANUFACTURING | $000 | % EQUITY |
|---|---|---|
| GENERAL ELECTRIC CO | 944 | 2.1 |
| LOCKHEED MARTIN CORP | 658 | 1.5 |
| DEERE & CO | 579 | 1.3 |
| EMERSON ELECTRIC CO | 555 | 1.3 |
| UNITED TECHNOLOGIES CORP | 553 | 1.3 |
| ABB LTD - ADR | 537 | 1.2 |
| GENERAL DYNAMICS CORP | 420 | 1.0 |
| HONEYWELL INTERNATIONAL INC | 357 | 0.8 |
| TELEFLEX INC | 254 | 0.6 |
| | | 11.0 |

| ELECTRONIC TECHNOLOGY | $000 | % EQUITY |
|---|---|---|
| INTL BUSINESS MACHINES CORP | 819 | 1.9 |
| INTEL CORP | 674 | 1.5 |
| QUALCOMM INC | 636 | 1.4 |
| APPLIED MATLS INC | 413 | 0.9 |
| XILINX INC | 333 | 0.8 |
| ANALOG DEVICES | 314 | 0.7 |
| | | 7.2 |

| CONSUMER DURABLES | $000 | % EQUITY |
|---|---|---|
| MATTEL INC | 263 | 0.6 |
| | | 0.6 |

| ENERGY MINERALS | $000 | % EQUITY |
|---|---|---|
| OCCIDENTAL PETROLEUM CORP | 1,141 | 2.6 |
| CHEVRON CORP | 833 | 1.9 |
| TOTAL S A ADR | 795 | 1.8 |
| MARATHON OIL CORP | 714 | 1.6 |
| ATLAS ENERGY RESOURCES LLC | 454 | 1.0 |
| XTO ENERGY INC | 366 | 0.8 |
| SASOL LTD - ADR | 327 | 0.7 |
| | | 10.5 |

| PROCESS INDUSTRIES | $000 | % EQUITY |
|---|---|---|
| COMPASS MINERALS INTL INC | 304 | 0.7 |
| | | 0.7 |

| HEALTH TECHNOLOGY | $000 | % EQUITY |
|---|---|---|
| JOHNSON & JOHNSON | 1,205 | 2.7 |
| BECTON DICKINSON & CO | 803 | 1.8 |
| ABBOTT LABORATORIES | 708 | 1.6 |
| MEDTRONIC INC | 556 | 1.3 |
| NOVARTIS A G ADR | 460 | 1.0 |
| LILLY ELI & CO | 425 | 1.0 |
| BARD C R INC | 379 | 0.9 |
| PERKINELMER INC | 335 | 0.8 |
| | | 11.1 |

| CONSUMER NON-DURABLES | $000 | % EQUITY |
|---|---|---|
| PROCTER & GAMBLE CO | 1,213 | 2.8 |
| PEPSICO INC | 791 | 1.8 |
| COLGATE-PALMOLIVE CO | 723 | 1.6 |
| GENERAL MILLS INC | 605 | 1.4 |
| DIAGEO PLC ADR | 565 | 1.3 |
| KIMBERLY CLARK CORP | 506 | 1.1 |
| V F CORP | 487 | 1.1 |
| PHILIP MORRIS INTL INC | 221 | 0.5 |
| | | 11.6 |

| INDUSTRIAL SERVICES | $000 | % EQUITY |
|---|---|---|
| DIAMOND OFFSHORE DRILLING | 505 | 1.1 |
| HALLIBURTON CO | 463 | 1.1 |
| LUFKIN INDUSTRIES INC | 317 | 0.7 |
| FLOTEK INDS CONV BD | 302 | 0.7 |
| | | 3.6 |

| TECHNOLOGY SERVICES | $000 | % EQUITY |
|---|---|---|
| MICROSOFT CORP | 956 | 2.2 |
| ACCENTURE LTD BERMUDA | 460 | 1.0 |
| AUTOMATIC DATA PROCESSING | 235 | 0.5 |
| SYNTEL INC | 182 | 0.4 |
| | | 4.2 |

| HEALTH SERVICES | $000 | % EQUITY |
|---|---|---|
| MCKESSON CORP | 479 | 1.1 |
| PHARMACEUTICAL PROD DEV | 298 | 0.7 |
| QUALITY SYS INC | 292 | 0.7 |
| OWENS & MINOR INC | 228 | 0.5 |
| | | 2.9 |

| CONSUMER SERVICES | $000 | % EQUITY |
|---|---|---|
| MCDONALDS CORP | 561 | 1.3 |
| PEARSON PLC ADR | 323 | 0.7 |
| | | 2.0 |

| RETAIL TRADE | $000 | % EQUITY |
|---|---|---|
| TJX COS INC | 342 | 0.8 |
| TARGET CORP | 324 | 0.7 |
| BEST BUY CO INC | 263 | 0.6 |
| COSTCO WHOLESALE CORP | 240 | 0.5 |
| | | 2.7 |

| TRANSPORTATION | $000 | % EQUITY |
|---|---|---|
| BURLINGTON NORTHERN SANTA FE | 434 | 1.0 |
| UNITED PARCEL SERVICE INC | 393 | 0.9 |
| C H ROBINSON WORLDWIDE INC | 250 | 0.6 |
| EXPEDITORS INTL WASH INC | 247 | 0.6 |
| EAGLE BULK SHIPPING INC | 151 | 0.3 |
| | | 3.4 |

| UTILITIES | $000 | % EQUITY |
|---|---|---|
| EXELON CORP | 438 | 1.0 |
| HOLLY ENERGY PARTNERS L P | 357 | 0.8 |
| EQUITABLE RESOURCES INC | 301 | 0.7 |
| MARKWEST ENERGY PARTNERS | 220 | 0.5 |
| ENERGY TRANSFER EQUITY | 191 | 0.4 |
| | | 3.4 |

| FINANCE | $000 | % EQUITY |
|---|---|---|
| ACE LTD | 769 | 1.7 |
| WELLS FARGO & CO | 728 | 1.7 |
| PARTNERRE LTD | 640 | 1.5 |
| U S BANCORP | 569 | 1.3 |
| LINCOLN NATIONAL CORP | 535 | 1.2 |
| ASPEN INSURANCE HOLDINGS LTD | 473 | 1.1 |
| ALLIANCEBERNSTEIN HOLDING LP | 459 | 1.0 |
| CITIGROUP INC | 445 | 1.0 |
| JPMORGAN CHASE & CO | 441 | 1.0 |
| KAYNE ANDERSON MLP INVSM | 419 | 1.0 |
| HCC INSURANCE HOLDINGS INC | 397 | 0.9 |
| VALIDUS HOLDINGS LTD | 395 | 0.9 |
| NEW YORK CMNTY BANCORP INC | 354 | 0.8 |
| PRUDENTIAL FINANCIAL INC | 324 | 0.7 |
| FRANKLIN RESOURCES INC | 308 | 0.7 |
| TCF FINANCIAL CORP | 263 | 0.6 |
| APOLLO INVT CORP | 263 | 0.6 |
| BANK OF NEW YORK MELLON CORP | 254 | 0.6 |
| ZENITH NATL INS CORP | 227 | 0.5 |
| INVESCO LTD | 210 | 0.5 |
| MORGAN STANLEY | 198 | 0.4 |
| MACQUARIE INFRASTRUCTURE | 148 | 0.3 |
| | | 20.0 |

| COMMUNICATIONS | $000 | % EQUITY |
|---|---|---|
| VERIZON COMMUNICATIONS | 1,091 | 2.5 |
| TELEFONICA SA ADR | 357 | 0.8 |
| ROGERS COMMUNICATIONS INC | 356 | 0.8 |
| | | 4.1 |

Please refer to the general disclosure cited on the title page. Please refer to the performance data disclosure cited on the Dividend Growth title page.

# Portfolio Market Capitalization Summary

## Sit Dividend Growth

### September 30, 2008

| ISSUE DESCRIPTION | SHARES | COST | LAST | %EQ | MKT CAP |
|---|---|---|---|---|---|
| GENERAL ELECTRIC CO | 37,000 | 34.21 | 25.50 | 2.2 | 253,675 |
| MICROSOFT CORP | 35,800 | 29.85 | 26.69 | 2.2 | 241,691 |
| PROCTER & GAMBLE CO | 17,400 | 62.76 | 69.69 | 2.8 | 209,062 |
| JOHNSON & JOHNSON | 17,400 | 65.15 | 69.28 | 2.8 | 193,603 |
| JPMORGAN CHASE & CO | 9,450 | 43.91 | 46.70 | 1.0 | 182,345 |
| CHEVRON CORP NEW | 10,100 | 84.09 | 82.48 | 1.9 | 169,453 |
| INTL BUSINESS MACHINES CORP | 7,000 | 117.62 | 116.96 | 1.9 | 158,462 |
| TOTAL S A ADR | 13,100 | 70.96 | 60.68 | 1.8 | 145,656 |
| NOVARTIS A G ADR | 8,700 | 53.52 | 52.84 | 1.1 | 139,689 |
| WELLS FARGO & CO | 19,400 | 32.61 | 37.53 | 1.7 | 124,185 |
| TELEFONICA SA ADR | 5,000 | 88.05 | 71.49 | 0.8 | 113,752 |
| CITIGROUP INC | 21,700 | 42.94 | 20.51 | 1.0 | 111,685 |
| PEPSICO INC | 11,100 | 66.50 | 71.27 | 1.8 | 111,575 |
| INTEL CORP | 36,000 | 21.62 | 18.73 | 1.5 | 105,300 |
| PHILIP MORRIS INTL INC | 4,600 | 50.11 | 48.10 | 0.5 | 99,144 |
| VERIZON COMMUNICATIONS | 34,000 | 36.96 | 32.09 | 2.5 | 91,384 |
| ABBOTT LABORATORIES | 12,300 | 52.10 | 57.58 | 1.6 | 88,762 |
| QUALCOMM INC | 14,800 | 41.49 | 42.97 | 1.5 | 70,512 |
| MCDONALDS CORP | 9,100 | 55.05 | 61.70 | 1.3 | 69,393 |
| U S BANCORP | 15,800 | 32.12 | 36.02 | 1.3 | 62,749 |
| UNITED TECHNOLOGIES CORP | 9,200 | 67.06 | 60.06 | 1.3 | 57,919 |
| OCCIDENTAL PETROLEUM CORP | 16,200 | 62.17 | 70.45 | 2.6 | 57,563 |
| MEDTRONIC INC | 11,100 | 48.96 | 50.10 | 1.3 | 56,528 |
| LILLY ELI & CO | 9,650 | 52.39 | 44.03 | 1.0 | 50,060 |
| ABB LTD - ADR | 27,700 | 22.68 | 19.40 | 1.2 | 44,931 |
| DIAGEO PLC ADR | 8,200 | 72.18 | 68.86 | 1.3 | 43,749 |
| LOCKHEED MARTIN CORP | 6,000 | 104.67 | 109.67 | 1.5 | 43,468 |
| UNITED PARCEL SERVICE INC | 6,250 | 69.80 | 62.89 | 0.9 | 42,904 |
| EXELON CORP | 7,000 | 62.92 | 62.62 | 1.0 | 41,162 |
| COLGATE-PALMOLIVE CO | 9,600 | 65.53 | 75.35 | 1.7 | 38,107 |
| BANK OF NEW YORK MELLON CORP | 7,800 | 40.83 | 32.58 | 0.6 | 37,339 |
| TARGET CORP | 6,600 | 46.88 | 49.05 | 0.7 | 37,016 |
| BURLINGTON NORTHERN SANTA FE | 4,700 | 79.83 | 92.43 | 1.0 | 31,833 |
| EMERSON ELECTRIC CO | 13,600 | 45.81 | 40.79 | 1.3 | 31,651 |
| HONEYWELL INTERNATIONAL INC | 8,600 | 52.48 | 41.55 | 0.8 | 30,931 |
| PRUDENTIAL FINANCIAL INC | 4,500 | 63.53 | 72.00 | 0.7 | 30,600 |
| GENERAL DYNAMICS CORP | 5,700 | 78.46 | 73.62 | 1.0 | 29,246 |
| HALLIBURTON CO | 14,300 | 34.96 | 32.39 | 1.1 | 28,402 |
| SASOL LTD - ADR | 7,700 | 57.79 | 42.49 | 0.7 | 28,351 |
| COSTCO WHOLESALE CORP | 3,700 | 50.10 | 64.93 | 0.5 | 28,230 |
| MARATHON OIL CORP | 17,900 | 44.31 | 39.87 | 1.6 | 28,130 |
| KIMBERLY CLARK CORP | 7,800 | 65.05 | 64.84 | 1.2 | 26,923 |
| XTO ENERGY INC | 7,875 | 51.53 | 46.52 | 0.8 | 25,737 |
| MORGAN STANLEY | 8,600 | 43.23 | 23.00 | 0.5 | 25,511 |
| ACCENTURE LTD BERMUDA | 12,100 | 32.96 | 38.00 | 1.1 | 23,294 |
| GENERAL MILLS INC | 8,800 | 54.70 | 68.72 | 1.4 | 22,962 |
| AUTOMATIC DATA PROCESSING | 5,500 | 44.51 | 42.75 | 0.5 | 21,786 |

| ISSUE DESCRIPTION | SHARES | COST | LAST | %EQ | MKT CAP |
|---|---|---|---|---|---|
| DEERE & CO | 11,700 | 63.598 | 49.500 | 1.3 | 21,137 |
| FRANKLIN RESOURCES INC | 3,500 | 96.836 | 88.130 | 0.7 | 20,646 |
| APPLIED MATLS INC | 27,300 | 17.809 | 15.130 | 0.9 | 20,299 |
| BECTON DICKINSON & CO | 10,000 | 78.526 | 80.260 | 1.8 | 19,549 |
| ACE LTD | 14,200 | 54.963 | 54.130 | 1.8 | 18,038 |
| ROGERS COMMUNICATIONS INC | 10,700 | 33.740 | 33.240 | 0.8 | 17,392 |
| SOUTHERN COPPER CORP | 9,200 | 15.003 | 19.080 | 0.4 | 16,855 |
| BEST BUY CO INC | 7,000 | 45.225 | 37.500 | 0.6 | 15,447 |
| MCKESSON CORP | 8,900 | 54.377 | 53.810 | 1.1 | 14,847 |
| DIAMOND OFFSHORE DRILLING | 4,900 | 95.119 | 103.060 | 1.2 | 14,325 |
| TECK COMINCO LTD | 8,500 | 43.382 | 29.120 | 0.6 | 12,835 |
| TJX COS INC NEW | 11,200 | 30.016 | 30.520 | 0.8 | 12,800 |
| LINCOLN NATIONAL CORP | 12,500 | 54.098 | 42.810 | 1.2 | 10,995 |
| BARD C R INC | 4,000 | 85.821 | 94.870 | 0.9 | 9,424 |
| PEARSON PLC ADR | 29,600 | 15.053 | 10.900 | 0.7 | 8,811 |
| C H ROBINSON WORLDWIDE INC | 4,900 | 50.131 | 50.960 | 0.6 | 8,658 |
| V F CORP | 6,300 | 73.617 | 77.310 | 1.1 | 8,420 |
| INVESCO LTD | 10,000 | 24.218 | 20.980 | 0.5 | 8,114 |
| ANALOG DEVICES | 11,900 | 33.352 | 26.350 | 0.7 | 7,653 |
| EXPEDITORS INTL WASH INC | 7,100 | 34.153 | 34.840 | 0.6 | 7,423 |
| MATTEL INC | 14,600 | 19.217 | 18.040 | 0.6 | 6,504 |
| XILINX INC | 14,200 | 22.073 | 23.450 | 0.8 | 6,483 |
| NEW YORK CMNTY BANCORP INC | 21,100 | 17.617 | 16.790 | 0.8 | 5,771 |
| PHARMACEUTICAL PROD DEV I | 7,200 | 42.005 | 41.350 | 0.7 | 4,925 |
| ENERGY TRANSFER EQUITY L | 8,800 | 27.932 | 21.750 | 0.4 | 4,847 |
| EQUITABLE RESOURCES INC | 8,200 | 36.781 | 36.680 | 0.7 | 4,800 |
| PARTNERRE LTD | 9,400 | 73.238 | 68.090 | 1.5 | 3,609 |
| ALLIANCEBERNSTEIN HOLDING LP | 12,400 | 62.721 | 37.010 | 1.0 | 3,238 |
| HCC INSURANCE HOLDINGS INC | 14,700 | 22.169 | 27.000 | 0.9 | 3,097 |
| PERKINELMER INC | 13,400 | 21.908 | 24.970 | 0.8 | 2,984 |
| TELEFLEX INC | 4,000 | 64.765 | 63.490 | 0.6 | 2,519 |
| APOLLO INVT CORP | 15,400 | 16.629 | 17.050 | 0.6 | 2,425 |
| TCF FINANCIAL CORP | 14,600 | 18.507 | 18.000 | 0.6 | 2,359 |
| ASPEN INSURANCE HOLDINGS LTD | 17,200 | 25.297 | 27.500 | 1.1 | 2,237 |
| OWENS & MINOR INC | 4,700 | 34.017 | 48.500 | 0.5 | 2,005 |
| VALIDUS HOLDINGS LTD | 17,000 | 20.897 | 23.250 | 0.9 | 1,726 |
| COMPASS MINERALS INTL INC | 5,800 | 27.467 | 52.390 | 0.7 | 1,699 |
| ATLAS ENERGY RESOURCES LLC | 17,600 | 32.144 | 25.800 | 1.0 | 1,628 |
| MARKWEST ENERGY PARTNERS | 8,700 | 31.715 | 25.280 | 0.5 | 1,432 |
| ZENITH NATL INS CORP | 6,200 | 34.409 | 36.640 | 0.5 | 1,365 |
| LUFKIN INDUSTRIES INC | 4,000 | 54.932 | 79.350 | 0.7 | 1,181 |
| QUALITY SYS INC | 6,900 | 30.769 | 42.260 | 0.7 | 1,173 |
| SYNTEL INC | 7,422 | 27.042 | 24.500 | 0.4 | 1,016 |
| KAYNE ANDERSON MLP INVSM | 18,150 | 29.477 | 23.100 | 1.0 | 1,008 |
| EAGLE BULK SHIPPING INC | 10,800 | 28.178 | 13.940 | 0.3 | 652 |
| MACQUARIE INFRASTRUCTURE | 11,200 | 32.402 | 13.210 | 0.3 | 594 |
| HOLLY ENERGY PARTNERS L P | 11,900 | 38.917 | 30.040 | 0.8 | 252 |

| | |
|---|---|
| WEIGHTED AVERAGE: | 63,029 |
| UNWEIGHTED AVERAGE: | 43,102 |
| MEDIAN: | 21,461 |

Please refer to the general disclosure cited on the title page. Please refer to the performance data disclosure cited on the Dividend Growth title page.

# Sit Dividend Growth Fund
## September 30, 2008 (Medians)

| | Valuation | | | Dividends | | |
|---|---|---|---|---|---|---|
| | NTM P/E | FCF Yield [1] | Dividend Yield | 1 Year Growth | 5 Year Growth | Payout Ratio |
| Sit Dividend Growth Rep. Account | 13.0x | 5.5% | 2.7% | 11.9% | 16.7% | 38% |
| S&P 500 Index | 12.8x | 4.9% | 1.7% | 10.3% | 11.8% | 22% |
| Russell 1000 Value Index | 12.4x | 4.4% | 1.9% | 12.9% | 10.5% | 22% |
| Russell 1000 Growth Index | 13.5x | 4.6% | 0.5% | 7.6% | 14.6% | 10% |

| | Earnings | | | Balance Sheet / Profitability [1] | | |
|---|---|---|---|---|---|---|
| | Earnings Stability [2] | '07-'08 EPS Growth | Long Term Growth | ROIC | FCF Margin | Net Debt/ Capital |
| Sit Dividend Growth Rep. Account | 13.1 | 13% | 12% | 17.6% | 10.9% | 15.1% |
| S&P 500 Index | 19.0 | 9% | 12% | 12.5% | 7.0% | 23.7% |
| Russell 1000 Value Index | 24.6 | 4% | 11% | 9.5% | 4.8% | 30.9% |
| Russell 1000 Growth Index | 20.6 | 14% | 14% | 13.1% | 7.3% | 18.4% |

[1] Excludes financials and Limited Partnerships

[2] Consistency of earnings per share growth over the past five years. The lower the number, the more uniform growth has been.

# Top 25 Holdings
## Sit Dividend Growth Fund
### September 30, 2008

| Security | Sector | Market Value (000) | % of Equity | IBES LT Growth | C2008 P/E Ratio |
|---|---|---|---|---|---|
| PROCTER & GAMBLE CO | CONSUMER NON - DURABLES | $ 1,213 | 2.8% | 10.6% | 17 x |
| JOHNSON & JOHNSON | HEALTH TECHNOLOGY | 1,205 | 2.7% | 7.9% | 15 x |
| OCCIDENTAL PETROLEUM CORP | ENERGY MINERALS | 1,141 | 2.6% | 16.7% | 7 x |
| VERIZON COMMUNICATIONS | COMMUNICATIONS | 1,091 | 2.5% | 8.8% | 11 x |
| MICROSOFT CORP | TECHNOLOGY SERVICES | 956 | 2.2% | 11.2% | 12 x |
| GENERAL ELECTRIC CO | PRODUCER MANUFACTURING | 944 | 2.1% | 11.0% | 12 x |
| CHEVRON CORP NEW | ENERGY MINERALS | 833 | 1.9% | 9.9% | 7 x |
| INTL BUSINESS MACHINES CORP | ELECTRONIC TECHNOLOGY | 819 | 1.9% | 11.6% | 12 x |
| BECTON DICKINSON & CO | HEALTH TECHNOLOGY | 803 | 1.8% | 13.3% | N/A |
| TOTAL S A ADR | ENERGY MINERALS | 795 | 1.8% | 4.0% | 6 x |
| PEPSICO INC | CONSUMER NON - DURABLES | 791 | 1.8% | 11.0% | 17 x |
| ACE LTD | FINANCE | 769 | 1.7% | 12.0% | 7 x |
| WELLS FARGO & CO | FINANCE | 728 | 1.7% | 8.4% | 16 x |
| COLGATE-PALMOLIVE CO | CONSUMER NON - DURABLES | 723 | 1.6% | 10.4% | 17 x |
| MARATHON OIL CORP | ENERGY MINERALS | 714 | 1.6% | 8.8% | 6 x |
| ABBOTT LABORATORIES | HEALTH TECHNOLOGY | 708 | 1.6% | 11.9% | 16 x |
| INTEL CORP | ELECTRONIC TECHNOLOGY | 674 | 1.5% | 11.8% | 13 x |
| LOCKHEED MARTIN CORP | PRODUCER MANUFACTURING | 658 | 1.5% | 12.1% | 13 x |
| PARTNERRE LTD | FINANCE | 640 | 1.5% | 5.0% | 7 x |
| QUALCOMM INC | ELECTRONIC TECHNOLOGY | 636 | 1.4% | 19.7% | 16 x |
| GENERAL MILLS INC | CONSUMER NON - DURABLES | 605 | 1.4% | 8.8% | 17 x |
| DEERE & CO | PRODUCER MANUFACTURING | 579 | 1.3% | 10.5% | N/A |
| U S BANCORP | FINANCE | 569 | 1.3% | 6.8% | 15 x |
| DIAGEO PLC ADR | CONSUMER NON - DURABLES | 565 | 1.3% | 10.5% | N/A |
| MCDONALDS CORP | CONSUMER SERVICES | 561 | 1.3% | 10.4% | 16 x |
| | TOTAL | | 44.8 | | |

Number of Equity Holdings = 95

NM= non-meaningful, N/A=not applicable

Please refer to the general disclosure cited on the title page. Please refer to the performance data disclosure cited on the Dividend Growth title page.

# Sit Dividend Growth Fund

**Performance Attribution**
**DGF225 vs. S&P 500 - Ex [Cash], Ex [Money Market Fund], Ex [Unassigned]**
**9/28/2007 to 9/30/2008**
**U.S. Dollar**

| | Sit Dividend Growth Fund | | S&P 500 | | Attribution Analysis | | |
|---|---|---|---|---|---|---|---|
| Sector | Average Weight | Total Return | Average Weight | Total Return | Selection & Interaction | Allocation Effect | Total Effect |
| Finance | 20.08 | -18.73 | 16.61 | -39.32 | 4.48 | -0.22 | 4.25 |
| Electronic Technology | 5.69 | -10.56 | 9.94 | -26.35 | 0.99 | 0.18 | 1.16 |
| Health Services | 2.26 | 16.86 | 2.13 | -27.13 | 0.98 | 0.00 | 0.98 |
| Industrial Services | 3.15 | 5.27 | 3.11 | -20.43 | 0.76 | 0.07 | 0.83 |
| Health Technology | 11.99 | -4.28 | 9.96 | -8.80 | 0.44 | 0.32 | 0.76 |
| Producer Manufacturing | 13.58 | -24.58 | 9.03 | -29.80 | 0.85 | -0.33 | 0.52 |
| Consumer Non-Durables | 10.09 | 1.15 | 8.34 | 0.58 | 0.07 | 0.42 | 0.49 |
| Communications | 3.54 | -24.97 | 3.39 | -33.09 | 0.40 | -0.04 | 0.36 |
| Consumer Services | 1.83 | -4.10 | 4.26 | -21.66 | 0.31 | 0.03 | 0.34 |
| Process Industries | 1.25 | 31.25 | 2.55 | -13.62 | 0.37 | -0.06 | 0.31 |
| Consumer Durables | 0.09 | 4.40 | 1.20 | -31.46 | -0.04 | 0.14 | 0.10 |
| Transportation | 3.28 | -4.10 | 2.01 | 0.58 | -0.25 | 0.34 | 0.09 |
| Technology Services | 4.41 | -11.55 | 5.76 | -15.33 | 0.17 | -0.09 | 0.08 |
| Energy Minerals | 10.57 | -12.65 | 10.13 | -12.15 | -0.08 | 0.16 | 0.07 |
| Commercial Services | 0.17 | -16.02 | 0.99 | -25.16 | -0.08 | 0.00 | -0.08 |
| Non-Energy Minerals | 1.14 | -45.18 | 1.35 | -33.81 | -0.12 | 0.03 | -0.09 |
| Utilities | 4.38 | -25.74 | 4.05 | -14.70 | -0.49 | 0.12 | -0.38 |
| Retail Trade | 2.15 | -12.03 | 5.20 | -12.74 | -0.02 | -0.38 | -0.40 |
| Total | **100.00** | **-12.12** | **100.00** | **-21.85** | **8.73** | **1.00** | **9.73** |

Source: FactSet Research Systems Note: Returns Are Estimated

# VIII. International Growth Fund

Sit International Growth Fund invests in international securities, which can involve different risks than U.S. investments. The risks include currency exchange fluctuations, high volatility, illiquidity and the possibility of political instability.

# International Equity Investment Philosophy

Sit International Investment Associates' investment philosophy for international equity portfolios targets growth-oriented investment opportunities outside the United States. Generally, we look to invest in companies with the potential to increase earnings at a faster rate than the representative economy and market index.

- We believe that earnings growth is the primary determinant of superior long-term returns;
- We emphasize investments in the world's premier growth companies or in companies that have regional or country dominance;
- We are opportunistic investors; we invest in high and consistent growth companies as well as conservative and cyclical growth companies; and
- We manage our portfolios on an active basis, concentrating our investments in the best growth opportunities at the most reasonable valuation levels.

# Sit International Investment Associates
## Organization

### History

- International division established in 1989 as a joint venture between Sit Investment Associates (SIA), Andrew Kim and the Fremont Group (formerly Bechtel Investments).
- International, growth-oriented investment management.

### Assets Under Management

- As of September 30, 2008

  International Investment Accounts by Style (millions of USD):

| | |
|---|---|
| EAFE+ | $77 |
| Global* | 50 |
| Pacific Basin | 14 |
| Developing Markets | 16 |

- Additionally, Sit Investment Associates currently manages over $7.3 billion in domestic financial assets.

*Global total assets include $30 million in domestic equity securities and exclude fixed income.

# Sit International Growth Fund
## Country Allocation

**Asia Pacific**

| | Portfolio Weights 9/30/2008 ACTUAL[1] | Portfolio Weights 12/31/2008 TARGET | MSCI EAFE[2] |
|---|---|---|---|
| Australia | 7.9 % | 7.5 % | 7.5 % |
| Hong Kong | 3.3 | 3.0 | 4.1 |
| Japan | 17.9 | 18.0 | 22.2 |
| New Zealand | 0.0 | 0.0 | 0.1 |
| Singapore | 0.0 | 0.0 | 1.2 |
| China | 1.4 % | 1.5 % | 0.0 % |
| India | 1.4 | 1.5 | 0.0 |
| South Korea | 0.6 | 1.0 | 0.0 |
| Taiwan | 0.0 | 0.0 | 0.0 |
| Thailand | 0.0 | 0.0 | 0.0 |
| TOTAL | 32.5 % | 32.5 % | 35.0 % |
| Asia ex-Japan | 14.5 % | 14.5 % | 12.8 % |

**Europe**

| | Portfolio Weights 9/30/2008 ACTUAL[1] | Portfolio Weights 12/31/2008 TARGET | MSCI EAFE[2] |
|---|---|---|---|
| Austria | 0.5 % | 0.5 % | 0.5 % |
| Belgium | 0.0 | 0.0 | 0.9 |
| Finland | 0.6 | 1.0 | 1.4 |
| France | 9.1 | 9.0 | 11.0 |
| Germany | 8.1 | 8.0 | 9.0 |
| Greece | 0.0 | 0.0 | 0.7 |
| Ireland | 0.4 | 0.0 | 0.4 |
| Italy | 1.6 | 2.0 | 3.8 |
| Netherlands | 3.7 | 4.0 | 3.6 |
| Portugal | 0.0 | 0.0 | 0.3 |
| Spain | 2.3 | 2.5 | 4.3 |
| Czech Republic | 1.3 % | 1.0 % | 0.0 % |
| Denmark | 3.6 | 3.5 | 1.0 |
| Norway | 1.3 | 1.0 | 0.8 |
| Poland | 1.1 | 1.0 | 0.0 |
| Sweden | 0.9 | 1.0 | 2.1 |
| Switzerland | 12.9 | 13.0 | 7.9 |
| Great Britain | 10.3 | 10.5 | 17.5 |
| TOTAL | 57.8 % | 58.0 % | 65.0 % |

**Others**

| | Portfolio Weights 9/30/2008 ACTUAL[1] | Portfolio Weights 12/31/2008 TARGET | MSCI EAFE[2] |
|---|---|---|---|
| Argentina | 1.3 % | 0.0 % | 0.0 % |
| Brazil | 0.4 | 0.5 | 0.0 |
| Mexico | 1.6 | 1.5 | 0.0 |
| Israel | 1.2 | 1.0 | 0.0 |
| Canada | 3.3 | 3.0 | 0.0 |
| United States | 0.7 | 0.0 | 0.0 |
| TOTAL | 8.3 % | 6.0 % | 0.0 % |

**Cash and Total**

| | Portfolio Weights 9/30/2008 ACTUAL[1] | Portfolio Weights 12/31/2008 TARGET | MSCI EAFE[2] |
|---|---|---|---|
| CASH | 1.5 % | 3.5 % | 0.0 % |
| EQUITY | 98.6 | 96.5 | 100.0 |
| TOTAL | 100.0 % | 100.0 % | 100.0 % |

[1] Sit International Growth Fund Portfolio

[2] Source: Morgan Stanley Capital International – September 30, 2008

# Sit International Growth Fund

## Historical Country Allocation

| | Sit Int'l Growth Fund (% of Portfolio) | | | | | | | | | | | | | | MSCI EAFE | MSCI EAFE Growth |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| | Dec-00 | Dec-01 | Dec-02 | Dec-03 | Dec-04 | Dec-05 | Dec-06 | Mar-07 | Jun-07 | Sep-07 | Dec-07 | Mar-08 | Jun-08 | Sep-08 | Sep-08 | Sep-08 |
| **INDEX** | | | | | | | | | | | | | | | | |
| **ASIA PACIFIC** | 20.8 | 16.8 | 28.3 | 34.2 | 35.1 | 37.5 | 33.1 | 31.3 | 31.3 | 29.9 | 27.0 | 27.8 | 29.8 | 29.1 | 35.0 | 32.9 |
| AUSTRALIA | - | 0.9 | 2.3 | 4.3 | 7.2 | 6.7 | 6.8 | 7.0 | 8.1 | 9.3 | 8.6 | 9.1 | 10.8 | 7.9 | 7.5 | 8.3 |
| HONGKONG | 3.4 | 3.9 | 7.4 | 6.3 | 5.8 | 4.1 | 3.8 | 3.5 | 2.7 | 3.0 | 3.3 | 3.0 | 2.8 | 3.3 | 4.1 | 1.9 |
| JAPAN | 15.2 | 10.0 | 15.0 | 18.0 | 18.1 | 26.7 | 22.5 | 20.8 | 20.6 | 17.6 | 15.0 | 15.7 | 16.3 | 17.9 | 22.2 | 21.5 |
| NEW ZEALAND | - | - | - | - | - | - | - | - | - | - | - | - | - | - | 0.1 | 0.1 |
| SINGAPORE | 2.3 | 2.0 | 3.6 | 4.9 | 2.0 | - | - | - | - | - | - | - | - | - | 1.2 | 1.1 |
| **EUROPE** | 59.6 | 64.5 | 64.0 | 53.7 | 49.8 | 43.1 | 53.5 | 55.7 | 55.4 | 54.0 | 55.6 | 54.5 | 51.5 | 55.4 | 65.0 | 67.1 |
| AUSTRIA | - | - | - | - | - | - | 0.6 | 0.5 | 0.5 | 0.4 | 0.5 | 0.8 | 0.7 | 0.5 | 0.5 | 0.5 |
| BELGIUM | 0.8 | 0.5 | 0.8 | - | - | - | - | - | - | - | - | - | - | - | 0.9 | 0.5 |
| DENMARK | - | - | - | - | - | - | 1.8 | 2.4 | 2.6 | 2.9 | 3.9 | 3.5 | 3.9 | 3.6 | 1.0 | 1.6 |
| FINLAND | 4.0 | 2.8 | 2.2 | 1.3 | 0.7 | 0.9 | 0.8 | 0.9 | 1.1 | 1.4 | 1.6 | 1.4 | 0.8 | 0.6 | 1.4 | 1.9 |
| FRANCE | 11.6 | 16.2 | 17.9 | 10.5 | 7.5 | 8.2 | 10.9 | 10.9 | 10.4 | 10.4 | 10.2 | 9.1 | 8.7 | 9.1 | 11.0 | 7.8 |
| GERMANY | 3.8 | 5.1 | 1.6 | 2.3 | 4.3 | 6.1 | 7.4 | 8.2 | 8.7 | 8.1 | 7.6 | 7.7 | 7.2 | 8.1 | 9.0 | 9.8 |
| GREECE | - | - | - | - | 1.2 | - | - | - | - | - | - | - | - | - | 0.7 | 1.1 |
| IRELAND | 2.3 | 3.3 | 0.9 | 1.3 | 2.2 | 1.6 | 1.8 | 2.4 | 2.1 | 1.0 | 0.9 | 0.8 | 0.6 | 0.4 | 0.4 | 0.5 |
| ITALY | 5.6 | 2.1 | 0.7 | 1.5 | 2.2 | 0.6 | 1.7 | 2.2 | 2.2 | 2.2 | 2.6 | 1.8 | 1.5 | 1.6 | 3.8 | 2.3 |
| NETHERLANDS | 7.8 | 5.9 | 4.6 | 6.1 | 3.3 | 2.6 | 2.3 | 1.5 | 1.5 | 1.8 | 2.7 | 3.3 | 3.3 | 3.7 | 3.6 | 2.8 |
| NORWAY | - | - | - | - | - | - | - | 0.9 | 1.0 | 1.5 | 1.8 | 1.6 | 1.5 | 1.3 | 0.8 | 0.9 |
| PORTUGAL | - | - | - | - | - | - | - | - | - | - | - | - | - | - | 0.3 | 0.3 |
| SPAIN | 2.6 | 3.2 | 2.1 | 1.8 | 2.1 | 1.5 | 1.8 | 1.9 | 1.8 | 2.0 | 2.3 | 2.2 | 2.0 | 2.3 | 4.3 | 4.5 |
| SWEDEN | 1.8 | 2.1 | 0.8 | - | 1.1 | 1.5 | 1.5 | 1.4 | 1.4 | 1.3 | 0.8 | 0.7 | 0.8 | 0.9 | 2.1 | 1.8 |
| SWITZERLAND | 6.4 | 6.8 | 10.1 | 8.7 | 9.4 | 10.7 | 12.0 | 11.4 | 11.6 | 10.9 | 11.3 | 12.4 | 12.1 | 12.9 | 7.9 | 11.9 |
| GREAT BRITAIN | 12.8 | 16.5 | 22.3 | 20.2 | 16.0 | 9.4 | 11.1 | 11.2 | 10.8 | 10.3 | 9.6 | 9.2 | 8.7 | 10.3 | 17.5 | 18.9 |
| **TOTAL INDEX REGIONS** | 80.5 | 81.2 | 92.3 | 87.9 | 84.9 | 80.6 | 86.6 | 86.9 | 86.7 | 83.9 | 82.6 | 82.2 | 81.3 | 84.4 | 100.0 | 100.0 |
| **NON-INDEX** | | | | | | | | | | | | | | | | |
| **ASIA PACIFIC** | 1.4 | 2.0 | 3.3 | 4.5 | 3.1 | 4.9 | 4.1 | 3.8 | 4.2 | 5.6 | 6.4 | 5.4 | 4.1 | 3.4 | - | - |
| CHINA | - | - | - | 1.8 | 1.2 | 1.1 | 1.3 | 1.5 | 1.7 | 2.9 | 3.7 | 3.2 | 2.3 | 1.4 | - | - |
| INDIA | - | - | - | 0.7 | 2.0 | 2.5 | 2.2 | 1.6 | 1.9 | 2.1 | 2.2 | 1.6 | 1.2 | 1.4 | - | - |
| SOUTH KOREA | - | - | 1.1 | 0.4 | 0.8 | 0.8 | 0.7 | 0.6 | 0.6 | 0.6 | 0.5 | 0.6 | 0.6 | 0.6 | - | - |
| PHILIPPINES | - | - | - | - | - | - | - | - | - | - | - | - | - | - | - | - |
| TAIWAN | 1.0 | 1.4 | 1.7 | 1.5 | - | - | - | - | - | - | - | - | - | - | - | - |
| THAILAND | 0.4 | 0.7 | 0.5 | 0.8 | 1.1 | 0.5 | - | - | - | - | - | - | - | - | - | - |
| **CANADA** | 3.8 | 1.8 | 0.9 | 2.0 | 7.8 | 5.3 | 1.0 | 0.3 | 0.7 | 1.5 | 3.1 | 3.2 | 4.2 | 3.3 | - | - |
| **LATIN AMERICA** | 0.8 | 1.5 | 2.0 | 2.0 | 2.2 | 3.2 | 4.0 | 3.9 | 4.1 | 4.0 | 3.4 | 3.5 | 4.1 | 3.2 | - | - |
| ARGENTINA | - | - | - | - | - | - | 0.9 | 0.9 | 1.2 | 1.3 | 1.1 | 1.3 | 2.0 | 1.3 | - | - |
| BRAZIL | - | - | - | 0.3 | - | 0.6 | - | - | - | - | - | 0.5 | 0.5 | 0.4 | - | - |
| MEXICO | 0.8 | 1.5 | 2.0 | 1.7 | 2.2 | 2.6 | 3.1 | 3.0 | 2.9 | 2.8 | 2.4 | 1.7 | 1.7 | 1.6 | - | - |
| **OTHER** | 3.3 | 3.0 | 1.8 | 2.8 | 1.8 | 5.0 | 3.3 | 3.6 | 3.5 | 3.3 | 3.5 | 3.0 | 3.5 | 4.3 | - | - |
| CZECH REPUBLIC | - | - | - | - | - | 1.2 | 1.4 | 1.6 | 1.7 | 1.5 | 1.6 | 1.3 | 1.4 | 1.3 | - | - |
| POLAND | - | - | - | - | - | - | - | - | - | - | - | - | 0.6 | 1.1 | | |
| SOUTH AFRICA COMM. | - | - | - | - | - | - | - | - | - | - | - | - | - | - | - | - |
| ISRAEL | 3.3 | 3.0 | 1.8 | 2.8 | 1.8 | 3.3 | 0.8 | 0.8 | 0.8 | 0.7 | 1.0 | 1.0 | 1.0 | 1.2 | - | - |
| UNITED STATES | - | | - | - | - | 0.5 | 1.1 | 1.2 | 1.0 | 1.2 | 0.8 | 0.8 | 0.6 | 0.7 | - | - |
| **TOTAL NON-INDEX REGIONS** | 9.3 | 8.4 | 8.0 | 11.3 | 14.9 | 18.3 | 12.5 | 11.5 | 12.4 | 14.4 | 16.4 | 15.2 | 15.8 | 14.1 | - | - |
| **CASH** | 10.2 | 10.4 | (0.3) | 0.8 | 0.2 | 1.1 | 0.9 | 1.6 | 0.9 | 1.7 | 1.1 | 2.6 | 2.9 | 1.5 | - | - |
| **TOTAL** | 100.0 | 100.0 | 100.0 | 100.0 | 100.0 | 100.0 | 100.0 | 100.0 | 100.0 | 100.0 | 100.0 | 100.0 | 100.0 | 100.0 | 100.0 | 100.0 |

# Sit International Growth Fund
## International Portfolio Evaluation
### As of September 30, 2008

| ARGENTINA | MKT VAL | % PF |
|---|---|---|
| TENARIS S A ADR | 367 | 1.3% |
| | 367 | 1.3% |

| AUSTRALIA | MKT VAL | % PF |
|---|---|---|
| BHP BILLITON LTD | 1,151 | 4.0% |
| RIO TINTO PLC ADR | 948 | 3.3% |
| AUST&N ZEALAND BANK ORD | 170 | 0.6% |
| | 2,269 | 7.9% |

| AUSTRIA | MKT VAL | % PF |
|---|---|---|
| RAIFFEISEN INTL BK | 152 | 0.5% |
| | 152 | 0.5% |

| BRAZIL | MKT VAL | % PF |
|---|---|---|
| COMPANHIA VALE DO RIO DO ADR | 101 | 0.4% |
| | 101 | 0.4% |

| CANADA | MKT VAL | % PF |
|---|---|---|
| AGRIUM INC | 522 | 1.8% |
| RESEARCH IN MOTION LTD | 335 | 1.2% |
| ROGERS COMMUNICATIONS INC | 83 | 0.3% |
| | 939 | 3.3% |

| CHINA | MKT VAL | % PF |
|---|---|---|
| PETROCHINA CO LTD H | 229 | 0.8% |
| SUNTECH PWR HLDGS CO LTD | 187 | 0.6% |
| | 415 | 1.4% |

| CZECH REPUBLIC | MKT VAL | % PF |
|---|---|---|
| CENTRAL EUROPEAN MEDIA E | 366 | 1.3% |
| | 366 | 1.3% |

| DENMARK | MKT VAL | % PF |
|---|---|---|
| VESTAS WIND SYSTEM | 866 | 3.0% |
| GENMAB AS | 186 | 0.6% |
| | 1,052 | 3.6% |

| FINLAND | MKT VAL | % PF |
|---|---|---|
| NOKIA CORP ADR | 178 | 0.6% |
| | 178 | 0.6% |

| FRANCE | MKT VAL | % PF |
|---|---|---|
| SCHLUMBERGER LTD | 828 | 2.9% |
| VEOLIA ENVIRONMENT | 552 | 1.9% |
| TOTAL | 412 | 1.4% |
| DANONE | 336 | 1.2% |
| AXA | 259 | 0.9% |
| BNP PARIBAS | 233 | 0.8% |
| | 2,619 | 9.1% |

| GERMANY | MKT VAL | % PF |
|---|---|---|
| SAP ORDS | 576 | 2.0% |
| PUMA AG | 405 | 1.4% |
| FRESENIUS SE | 376 | 1.3% |
| MUENCHENER RUCKVER REG | 372 | 1.3% |
| SIEMENS AG | 363 | 1.3% |
| ALLIANZ SE | 251 | 0.9% |
| | 2,343 | 8.1% |

| GREAT BRITAIN | MKT VAL | % PF |
|---|---|---|
| RECKITT BENCKISER GROUP PLC | 475 | 1.6% |
| TESCO | 472 | 1.6% |
| VODAFONE GROUP | 403 | 1.4% |
| BAE SYSTEMS | 322 | 1.1% |
| DIAGEO PLC ADR | 317 | 1.1% |
| GLAXOSMITHKLINE ADR | 309 | 1.1% |
| BURBERRY GROUP | 249 | 0.9% |
| PEARSON PLC ADR | 208 | 0.7% |
| WPP GROUP ORD PLC | 123 | 0.4% |
| ROYAL BK SCOT GRP | 92 | 0.3% |
| | 2,971 | 10.3% |

| HONG KONG | MKT VAL | % PF |
|---|---|---|
| HSBC HOLDINGS PLC | 429 | 1.5% |
| SUN HUNG KAI PROP | 319 | 1.1% |
| HONGKONG LAND HLDG | 195 | 0.7% |
| | 943 | 3.3% |

| INDIA | MKT VAL | % PF |
|---|---|---|
| INDIA FUND INC | 279 | 1.0% |
| ICICI BK LTD ADR | 120 | 0.4% |
| | 399 | 1.4% |

| IRELAND | MKT VAL | % PF |
|---|---|---|
| ANGLO IRISH BANK CORP | 120 | 0.4% |
| | 120 | 0.4% |

| ISRAEL | MKT VAL | % PF |
|---|---|---|
| AMDOCS LTD | 340 | 1.2% |
| | 340 | 1.2% |

| ITALY | MKT VAL | % PF |
|---|---|---|
| ENEL S.P.A. | 301 | 1.0% |
| AZIMUT HLDG S.P.A | 173 | 0.6% |
| | 474 | 1.6% |

| JAPAN | MKT VAL | % PF |
|---|---|---|
| FANUC JPY50 | 430 | 1.5% |
| EAST JAPAN RAILWAY | 400 | 1.4% |
| YAMADA DENKI | 387 | 1.3% |
| CANON | 378 | 1.3% |
| ASAHI BREWERIES #2502 | 355 | 1.2% |
| HONDA MOTOR CO | 326 | 1.1% |
| AFLAC INC | 311 | 1.1% |
| KAO CORP | 293 | 1.0% |
| TAKEDA CHEMICAL IND | 257 | 0.9% |
| KDDI CORP | 255 | 0.9% |
| SUMITOMO MITSUI FINL GR | 249 | 0.9% |
| TOKIO MARINE HOLDINGS INC | 247 | 0.9% |
| NINTENDO CO LTD | 245 | 0.8% |
| MITSUBISHI UFJ | 235 | 0.8% |
| ITO EN, LTD | 225 | 0.8% |
| KIRIN HOLDINGS CO, LTD | 169 | 0.6% |
| NIPPON MITSUBISHI OIL CO | 168 | 0.6% |
| MITSUI OSK LINES LTD | 133 | 0.5% |
| SONY CORP | 111 | 0.4% |
| | 5,176 | 17.9% |

| MEXICO | MKT VAL | % PF |
|---|---|---|
| WALMART DE MEXICO SAB | 308 | 1.1% |
| NII HOLDINGS INC | 140 | 0.5% |
| | 448 | 1.6% |

| NETHERLANDS | MKT VAL | % PF |
|---|---|---|
| ASML HLDG NV | 278 | 1.0% |
| CORE LABORATORIES N V | 233 | 0.8% |
| CNH GLOBAL N V | 231 | 0.8% |
| PHILIPS ELECTRONICS NEW | 192 | 0.7% |
| ING GROEP NV | 136 | 0.5% |
| | 1,071 | 3.7% |

| NORWAY | MKT VAL | % PF |
|---|---|---|
| TELENOR ASA | 370 | 1.3% |
| | 370 | 1.3% |

| POLAND | MKT VAL | % PF |
|---|---|---|
| CENTRAL EUROPEAN DIST COR | 327 | 1.1% |
| | 327 | 1.1% |

| SOUTH KOREA | MKT VAL | % PF |
|---|---|---|
| SAMSUNG ELEC GDR | 168 | 0.6% |
| | 168 | 0.6% |

| SPAIN | MKT VAL | % PF |
|---|---|---|
| TELEFONICA SA | 535 | 1.9% |
| BANCO BILBAO VIZCAYA ARG ADR | 123 | 0.4% |
| | 658 | 2.3% |

| SWEDEN | MKT VAL | % PF |
|---|---|---|
| ERICSSON L M TEL CO ADR | 255 | 0.9% |
| | 255 | 0.9% |

| SWITZERLAND | MKT VAL | % PF |
|---|---|---|
| NESTLE SA | 672 | 2.3% |
| SYNTHES, INC | 497 | 1.7% |
| ROCHE HLDGS AG | 474 | 1.6% |
| NOVARTIS | 397 | 1.4% |
| KUEHNE&NAGEL INTL | 378 | 1.3% |
| SYNGENTA | 372 | 1.3% |
| ABB LTD - ADR | 363 | 1.3% |
| SWISS REINSURANCE | 276 | 1.0% |
| CREDIT SUISSE GROUP AG | 148 | 0.5% |
| PANALPINA WELT AG | 142 | 0.5% |
| | 3,719 | 12.9% |

| UNITED STATES | MKT VAL | % PF |
|---|---|---|
| NEWS CORP LTD CL A | 122 | 0.4% |
| VERIFONE HLDGS INC | 91 | 0.3% |
| | 214 | 0.7% |

| | | |
|---|---|---|
| CASH | 419 | 1.5% |
| TOTAL | 28,874 | 100.0% |

# Sit International Growth Fund
## Rotation of Industry Weightings Over Time

| | Sit International Growth Fund (% of Portfolio) | | | | | | | | | | | | | | | | | MSCI EAFE | MSCI EAFE Growth |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| | Dec-00 | Dec-01 | Dec-02 | Dec-03 | Dec-04 | Dec-05 | Mar-06 | Jun-06 | Sep-06 | Dec-06 | Mar-07 | Jun-07 | Sep-07 | Dec-07 | Mar-08 | Jun-08 | Sep-08 | Sep-08 | Sep-08 |
| **CONSUMER DISCRETIONARY** | **3.7** | **6.3** | **8.9** | **11.9** | **12.5** | **12.2** | **10.1** | **10.0** | **10.8** | **11.6** | **10.4** | **11.2** | **10.5** | **11.6** | **10.4** | **10.0** | **10.9** | **11.4** | **11.0** |
| Automobiles & Components | - | - | 0.7 | 0.7 | 0.8 | 1.0 | 1.0 | 1.0 | 1.1 | 1.2 | 1.1 | 1.0 | 0.9 | 0.9 | 0.9 | 1.0 | 1.1 | 4.4 | 2.0 |
| Consumer Durables & Apparel | 1.5 | 1.1 | 2.3 | 2.8 | 3.3 | 3.6 | 2.2 | 2.5 | 2.6 | 3.4 | 3.0 | 4.2 | 3.9 | 3.7 | 3.6 | 4.2 | 4.2 | 3.1 | 4.6 |
| Consumer Services | - | 0.8 | 1.5 | 2.8 | 3.2 | 0.8 | 0.8 | 0.3 | 0.3 | 0.3 | - | - | - | 1.2 | 0.5 | - | - | 0.7 | 1.0 |
| Media | 1.9 | 2.6 | 2.1 | 3.5 | 2.7 | 2.8 | 2.9 | 2.8 | 3.3 | 3.5 | 3.5 | 3.3 | 3.0 | 3.3 | 3.0 | 2.8 | 2.8 | 1.5 | 1.3 |
| Retailing | 0.2 | 1.8 | 2.3 | 2.1 | 2.4 | 4.0 | 3.1 | 3.4 | 3.5 | 3.2 | 2.9 | 2.7 | 2.6 | 2.5 | 2.5 | 2.1 | 2.7 | 1.6 | 2.1 |
| **INDUSTRIALS** | **2.3** | **1.9** | **3.8** | **6.3** | **3.5** | **6.7** | **9.1** | **9.3** | **9.3** | **9.4** | **10.3** | **11.8** | **12.3** | **13.0** | **13.2** | **13.2** | **12.6** | **11.5** | **15.9** |
| Capital Goods | 1.5 | 0.6 | 1.3 | 2.6 | 1.3 | 3.1 | 4.6 | 4.8 | 5.0 | 5.2 | 5.2 | 6.6 | 7.4 | 9.1 | 9.2 | 9.3 | 8.9 | 7.7 | 11.2 |
| Commercial Services & Supplies | 0.8 | 1.3 | 1.8 | 1.8 | - | 1.3 | 1.2 | 0.9 | 0.9 | 0.8 | 1.0 | 0.8 | 0.8 | - | - | - | - | 1.4 | 1.8 |
| Transportation | - | - | 0.7 | 1.9 | 2.3 | 2.4 | 3.4 | 3.5 | 3.4 | 3.5 | 4.1 | 4.3 | 4.1 | 3.9 | 4.0 | 3.8 | 3.7 | 2.4 | 2.9 |
| **ENERGY** | **3.7** | **6.0** | **10.6** | **8.4** | **10.2** | **10.1** | **8.8** | **9.5** | **9.0** | **8.8** | **7.9** | **8.6** | **9.2** | **7.0** | **7.3** | **8.8** | **7.8** | **8.8** | **4.3** |
| Energy | 3.7 | 6.0 | 10.6 | 8.4 | 10.2 | 10.1 | 8.8 | 9.5 | 9.0 | 8.8 | 7.9 | 8.6 | 9.2 | 7.0 | 7.3 | 8.8 | 7.8 | 8.8 | 4.3 |
| **CONSUMER STAPLES** | **6.3** | **7.2** | **18.5** | **9.5** | **11.7** | **9.8** | **9.5** | **9.1** | **9.3** | **9.2** | **9.7** | **9.3** | **8.5** | **8.7** | **9.7** | **9.5** | **12.6** | **8.9** | **15.6** |
| Food & Staples Retailing | 2.9 | 0.4 | 2.4 | 1.9 | 2.8 | 2.8 | 2.5 | 1.8 | 1.7 | 1.3 | 1.5 | 1.3 | 1.5 | 1.6 | 1.4 | 1.3 | 1.6 | 1.7 | 2.9 |
| Food Beverage & Tobacco | 1.8 | 4.1 | 11.8 | 5.8 | 8.1 | 6.1 | 6.2 | 6.4 | 6.8 | 7.1 | 7.4 | 7.3 | 4.9 | 4.9 | 5.9 | 6.1 | 8.3 | 6.2 | 10.9 |
| Household & Personal Products | 1.7 | 2.7 | 4.3 | 1.8 | 0.8 | 0.9 | 0.8 | 0.8 | 0.8 | 0.8 | 0.9 | 0.7 | 2.2 | 2.2 | 2.3 | 2.1 | 2.7 | 1.0 | 1.9 |
| **HEALTH CARE** | **12.1** | **18.5** | **14.7** | **10.4** | **10.8** | **10.7** | **11.0** | **11.0** | **9.9** | **10.0** | **10.2** | **8.2** | **7.9** | **7.1** | **7.7** | **7.0** | **8.6** | **8.0** | **11.2** |
| Pharmaceuticals Biotechnology & Life Sciences | 12.1 | 18.0 | 14.7 | 10.4 | 9.8 | 9.4 | 9.4 | 9.4 | 7.9 | 7.8 | 7.8 | 6.1 | 5.9 | 5.0 | 5.2 | 4.4 | 5.6 | 7.0 | 9.1 |
| Health Care Equipment & Services | - | 0.5 | - | - | 1.0 | 1.3 | 1.6 | 1.6 | 2.1 | 2.1 | 2.4 | 2.1 | 2.0 | 2.2 | 2.6 | 2.5 | 3.0 | 1.0 | 2.0 |
| **MATERIALS** | **0.0** | **-** | **0.4** | **3.1** | **4.2** | **5.7** | **6.1** | **6.4** | **5.7** | **5.8** | **6.1** | **7.7** | **9.4** | **10.9** | **12.1** | **14.9** | **10.7** | **8.9** | **12.6** |
| Materials | 0.0 | - | 0.4 | 3.1 | 4.2 | 5.7 | 6.1 | 6.4 | 5.7 | 5.8 | 6.1 | 7.7 | 9.4 | 10.9 | 12.1 | 14.9 | 10.7 | 8.9 | 12.6 |
| **FINANCIALS** | **21.2** | **21.5** | **21.1** | **24.2** | **22.8** | **23.2** | **24.8** | **24.5** | **26.3** | **27.2** | **25.5** | **23.9** | **19.3** | **17.0** | **16.0** | **14.5** | **16.0** | **26.3** | **11.8** |
| Banks | 7.5 | 9.5 | 12.9 | 13.4 | 15.5 | 14.3 | 14.7 | 14.5 | 13.7 | 14.9 | 13.4 | 12.0 | 9.3 | 8.0 | 7.3 | 6.3 | 7.2 | 15.7 | 5.6 |
| Diversified Financials | 3.7 | 2.1 | 2.2 | 6.3 | 2.4 | 2.9 | 3.3 | 3.4 | 5.1 | 4.9 | 4.6 | 4.5 | 2.6 | 2.3 | 1.4 | 1.1 | 1.1 | 3.0 | 2.1 |
| Real Estate | 0.9 | 1.1 | 1.0 | 1.2 | 2.4 | 1.6 | 1.6 | 1.6 | 1.7 | 1.7 | 1.8 | 1.7 | 2.0 | 2.4 | 2.1 | 1.9 | 1.8 | 2.6 | 2.1 |
| Insurance | 9.1 | 8.8 | 5.0 | 3.3 | 2.5 | 4.4 | 5.2 | 4.9 | 5.7 | 5.8 | 5.6 | 5.7 | 5.3 | 4.3 | 5.3 | 5.2 | 6.0 | 4.9 | 2.1 |
| **INFORMATION TECHNOLOGY** | **25.2** | **14.8** | **10.6** | **12.9** | **11.5** | **11.8** | **11.3** | **10.1** | **10.4** | **9.7** | **8.7** | **8.9** | **9.1** | **10.5** | **9.7** | **9.3** | **10.3** | **4.7** | **7.2** |
| Semiconductors & Semiconductor Equipment | - | - | - | 4.6 | 1.0 | 1.6 | 0.7 | 0.7 | 0.8 | 0.7 | 0.6 | 0.6 | 0.6 | 0.5 | 1.2 | 1.6 | 2.2 | 0.6 | 1.0 |
| Software & Services | 9.5 | 3.2 | 2.2 | 2.7 | 6.2 | 5.8 | 5.7 | 4.6 | 4.7 | 5.2 | 4.2 | 4.3 | 4.1 | 4.7 | 3.5 | 3.3 | 4.1 | 1.1 | 2.0 |
| Technology Hardware & Equipment | 15.7 | 11.6 | 8.4 | 5.6 | 4.3 | 4.5 | 4.9 | 4.8 | 5.0 | 3.9 | 3.9 | 4.0 | 4.4 | 5.3 | 5.0 | 4.5 | 4.0 | 3.0 | 4.2 |
| **TELECOMMUNICATION SERVICES** | **14.3** | **10.4** | **7.3** | **11.0** | **11.9** | **6.3** | **5.6** | **5.2** | **5.4** | **4.8** | **7.1** | **7.2** | **8.8** | **9.2** | **7.7** | **7.1** | **6.2** | **5.7** | **3.9** |
| Telecommunication Services | 14.3 | 10.4 | 7.3 | 11.0 | 11.9 | 6.3 | 5.6 | 5.2 | 5.4 | 4.8 | 7.1 | 7.2 | 8.8 | 9.2 | 7.7 | 7.1 | 6.2 | 5.7 | 3.9 |
| **UTILITIES** | **1.0** | **3.1** | **4.4** | **1.5** | **0.7** | **2.3** | **3.1** | **2.2** | **2.9** | **2.6** | **2.6** | **2.5** | **3.2** | **4.0** | **3.6** | **2.9** | **3.0** | **5.9** | **6.4** |
| Utilities | 1.0 | 3.1 | 4.4 | 1.5 | 0.7 | 2.3 | 3.1 | 2.2 | 2.9 | 2.6 | 2.6 | 2.5 | 3.2 | 4.0 | 3.6 | 2.9 | 3.0 | 5.9 | 6.4 |
| **CASH** | **10.2** | **10.4** | **(0.3)** | **0.8** | **0.2** | **1.1** | **0.5** | **2.7** | **1.1** | **0.9** | **1.6** | **0.9** | **1.7** | **1.1** | **2.6** | **2.9** | **1.5** | **-** | **-** |
| TOTAL | **100.0** | **100.0** | **100.0** | **100.0** | **100.0** | **100.0** | **100.0** | **100.0** | **100.0** | **100.0** | **100.0** | **100.0** | **100.0** | **100.0** | **100.0** | **100.0** | **100.0** | **100.0** | **100.0** |

Please refer to the general disclosure cited on the title page. Please refer to the performance data disclosure cited on the International Growth title page.

# Sit International Growth Fund
## Portfolio Summary By Economic Sector
### As Of September 30, 2008 In ($000)

| CONSUMER DISCRETIONARY | MKT VAL | % PF |
|---|---|---|
| PUMA AG | 405 | 1.4% |
| YAMADA DENKI | 387 | 1.3% |
| CENTRAL EUROPEAN MEDIA E | 366 | 1.3% |
| HONDA MOTOR CO | 326 | 1.1% |
| WALMART DE MEXICO SAB | 308 | 1.1% |
| BURBERRY GROUP | 249 | 0.9% |
| NINTENDO CO LTD | 245 | 0.8% |
| PEARSON PLC ADR | 208 | 0.7% |
| PHILIPS ELECTRONICS NEW | 192 | 0.7% |
| WPP GROUP ORD PLC | 123 | 0.4% |
| NEWS CORP LTD CL A | 122 | 0.4% |
| SONY CORP | 111 | 0.4% |
| VERIFONE HLDGS INC | 91 | 0.3% |
| | 3,134 | 10.9% |

| CONSUMER STAPLES | MKT VAL | % PF |
|---|---|---|
| NESTLE SA | 672 | 2.3% |
| RECKITT BENCKISER GROUP PLC | 475 | 1.6% |
| TESCO | 472 | 1.6% |
| ASAHI BREWERIES #2502 | 355 | 1.2% |
| DANONE | 336 | 1.2% |
| CENTRAL EUROPEAN DIST COR | 327 | 1.1% |
| DIAGEO PLC ADR | 317 | 1.1% |
| KAO CORP | 293 | 1.0% |
| ITO EN, LTD | 225 | 0.8% |
| KIRIN HOLDINGS CO, LTD | 169 | 0.6% |
| | 3,641 | 12.6% |

| ENERGY | MKT VAL | % PF |
|---|---|---|
| SCHLUMBERGER LTD | 828 | 2.9% |
| TOTAL | 412 | 1.4% |
| TENARIS S A ADR | 367 | 1.3% |
| CORE LABORATORIES N V | 233 | 0.8% |
| PETROCHINA CO LTD H | 229 | 0.8% |
| NIPPON MITSUBISHI OIL CO | 168 | 0.6% |
| | 2,237 | 7.7% |

| FINANCIALS | MKT VAL | % PF |
|---|---|---|
| HSBC HOLDINGS PLC | 429 | 1.5% |
| MUENCHENER RUCKVER REG | 372 | 1.3% |
| SUN HUNG KAI PROP | 319 | 1.1% |
| AFLAC INC | 311 | 1.1% |
| SWISS REINSURANCE | 276 | 1.0% |
| AXA | 259 | 0.9% |
| ALLIANZ SE | 251 | 0.9% |
| SUMITOMO MITSUI FINL GR | 249 | 0.9% |
| TOKIO MARINE HOLDINGS INC | 247 | 0.9% |
| MITSUBISHI UFJ | 235 | 0.8% |
| BNP PARIBAS | 233 | 0.8% |
| HONGKONG LAND HLDG | 195 | 0.7% |
| AZIMUT HLDG S.P.A | 173 | 0.6% |
| AUST&N ZEALAND BANK ORD | 170 | 0.6% |
| RAIFFEISEN INTL BK | 152 | 0.5% |
| CREDIT SUISSE GROUP AG | 148 | 0.5% |
| ING GROEP NV | 136 | 0.5% |
| BANCO BILBAO VIZCAYA ARG ADR | 123 | 0.4% |
| ANGLO IRISH BANK CORP | 120 | 0.4% |
| ICICI BK LTD ADR | 120 | 0.4% |
| ROYAL BK SCOT GRP | 92 | 0.3% |
| | 4,612 | 16.0% |

| HEALTH CARE | MKT VAL | % PF |
|---|---|---|
| SYNTHES, INC | 497 | 1.7% |
| ROCHE HLDGS AG | 474 | 1.6% |
| NOVARTIS | 397 | 1.4% |
| FRESENIUS SE | 376 | 1.3% |
| GLAXOSMITHKLINE ADR | 309 | 1.1% |
| TAKEDA CHEMICAL IND | 257 | 0.9% |
| GENMAB AS | 186 | 0.6% |
| | 2,496 | 8.6% |

| INDUSTRIALS | MKT VAL | % PF |
|---|---|---|
| VESTAS WIND SYSTEM | 866 | 3.0% |
| FANUC JPY50 | 430 | 1.5% |
| EAST JAPAN RAILWAY | 400 | 1.4% |
| KUEHNE&NAGEL INTL | 378 | 1.3% |
| SIEMENS AG | 363 | 1.3% |
| ABB LTD - ADR | 363 | 1.3% |
| BAE SYSTEMS | 322 | 1.1% |
| CNH GLOBAL N V | 231 | 0.8% |
| PANALPINA WELT AG | 142 | 0.5% |
| MITSUI OSK LINES LTD | 133 | 0.5% |
| | 3,628 | 12.6% |

| INFORMATION TECHNOLOGY | MKT VAL | % PF |
|---|---|---|
| SAP ORDS | 576 | 2.0% |
| CANON | 378 | 1.3% |
| AMDOCS LTD | 340 | 1.2% |
| RESEARCH IN MOTION LTD | 335 | 1.2% |
| INDIA FUND INC | 279 | 1.0% |
| ASML HLDG NV | 278 | 1.0% |
| ERICSSON L M TEL CO ADR | 255 | 0.9% |
| SUNTECH PWR HLDGS CO LTD | 187 | 0.6% |
| NOKIA CORP ADR | 178 | 0.6% |
| SAMSUNG ELEC GDR | 168 | 0.6% |
| | 2,972 | 10.3% |

| MATERIALS | MKT VAL | % PF |
|---|---|---|
| BHP BILLITON LTD | 1,151 | 4.0% |
| RIO TINTO PLC ADR | 948 | 3.3% |
| AGRIUM INC | 522 | 1.8% |
| SYNGENTA | 372 | 1.3% |
| COMPANHIA VALE DO RIO DO ADR | 101 | 0.4% |
| | 3,094 | 10.7% |

| TELECOMMUNICATION SERVICES | MKT VAL | % PF |
|---|---|---|
| TELEFONICA SA | 535 | 1.9% |
| VODAFONE GROUP | 403 | 1.4% |
| TELENOR ASA | 370 | 1.3% |
| KDDI CORP | 255 | 0.9% |
| NII HOLDINGS INC | 140 | 0.5% |
| ROGERS COMMUNICATIONS INC | 83 | 0.3% |
| | 1,787 | 6.2% |

| UTILITIES | MKT VAL | % PF |
|---|---|---|
| VEOLIA ENVIRONMENT | 552 | 1.9% |
| ENEL S.P.A. | 301 | 1.0% |
| | 853 | 3.0% |

| | | |
|---|---|---|
| CASH | 419 | 1.5% |
| TOTAL | 28,874 | 100.0% |

Please refer to the general disclosure cited on the title page. Please refer to the performance data disclosure cited on the International Growth title page.

# Sit International Growth Fund
## Top 25 Holdings
### September 30, 2008

| SECURITY | COUNTRY | SECTOR | MARKET VALUE (000) | % PF | 2008 P/E Ratio | IBES EST LTG |
|---|---|---|---|---|---|---|
| BHP BILLITON LTD | AUSTRALIA | MATERIALS | 1,151 | 4.0% | 5.5 | N/A |
| RIO TINTO PLC ADR | AUSTRALIA | MATERIALS | 948 | 3.3% | 5.2 | N/A |
| VESTAS WIND SYSTEM | DENMARK | INDUSTRIALS | 866 | 3.0% | 16.4 | 13.2 |
| SCHLUMBERGER LTD | FRANCE | ENERGY | 828 | 2.9% | 12.8 | 19.7 |
| NESTLE SA | SWITZERLAND | CONSUMER STAPLES | 672 | 2.3% | 14.4 | 8.6 |
| SAP ORDS | GERMANY | INFORMATION TECHNOLOGY | 576 | 2.0% | 16.6 | 13.2 |
| VEOLIA ENVIRONMENT | FRANCE | UTILITIES | 552 | 1.9% | 12.6 | 8.5 |
| TELEFONICA SA | SPAIN | TELECOMMUNICATION SERVICES | 535 | 1.9% | 9.2 | 7.6 |
| AGRIUM INC | CANADA | MATERIALS | 522 | 1.8% | 4.5 | N/A |
| SYNTHES, INC | SWITZERLAND | HEALTH CARE | 497 | 1.7% | 19.7 | 20.0 |
| RECKITT BENCKISER GROUP PL( | GREAT BRITAIN | CONSUMER STAPLES | 475 | 1.6% | 16.4 | 12.3 |
| ROCHE HLDGS AG | SWITZERLAND | HEALTH CARE | 474 | 1.6% | 13.2 | 8.3 |
| TESCO | GREAT BRITAIN | CONSUMER STAPLES | 472 | 1.6% | 12.4 | 11.3 |
| FANUC JPY50 | JAPAN | INDUSTRIALS | 430 | 1.5% | 13.6 | N/A |
| HSBC HOLDINGS PLC | HONG KONG | FINANCIALS | 429 | 1.5% | 10.4 | 13.9 |
| TOTAL | FRANCE | ENERGY | 412 | 1.4% | 6.3 | 2.3 |
| PUMA AG | GERMANY | CONSUMER DISCRETIONARY | 405 | 1.4% | 10.3 | 7.2 |
| VODAFONE GROUP | GREAT BRITAIN | TELECOMMUNICATION SERVICES | 403 | 1.4% | 8.6 | 5.1 |
| EAST JAPAN RAILWAY | JAPAN | INDUSTRIALS | 400 | 1.4% | 14.7 | 8.9 |
| NOVARTIS | SWITZERLAND | HEALTH CARE | 397 | 1.4% | 12.8 | 7.6 |
| YAMADA DENKI | JAPAN | CONSUMER DISCRETIONARY | 387 | 1.3% | 13.0 | 17.0 |
| KUEHNE&NAGEL INTL | SWITZERLAND | INDUSTRIALS | 378 | 1.3% | 12.3 | 15.0 |
| CANON | JAPAN | INFORMATION TECHNOLOGY | 378 | 1.3% | 9.7 | 6.5 |
| FRESENIUS SE | GERMANY | HEALTH CARE | 376 | 1.3% | 15.0 | 11.7 |
| SYNGENTA | SWITZERLAND | MATERIALS | 372 | 1.3% | 11.8 | 15.0 |
| Number of Equity Holdings = 90 | | Total | | 46.1 % | | |

Please refer to the general disclosure cited on the title page. Please refer to the performance data disclosure cited on the International Growth title page.

# Sit International Growth Fund

**Performance Attribution**
**SMF605 vs. MSCI EAFE Growth**
9/28/2007 to 9/30/2008
U.S. Dollar

| | Sit International Growth Fund | | | MSCI EAFE Growth | | | Attribution Analysis | | | |
|---|---|---|---|---|---|---|---|---|---|---|
| Sector | Ending Weight | Total Return (Base) | Total Return (Local) | Ending Weight | Total Return (Base) | Total Return (Local) | Stock Selection (Local) | Allocation Effect (Local) | Currency Effect | Total Effect (Base) |
| Materials | 10.72 | -24.93 | -21.54 | 12.76 | -35.55 | -31.35 | 0.96 | -0.04 | 0.26 | 1.18 |
| Industrials | 12.56 | -27.16 | -28.14 | 15.81 | -33.15 | -33.14 | 0.58 | 0.26 | 0.07 | 0.92 |
| Information Technology | 10.30 | -31.83 | -32.33 | 7.20 | -37.92 | -39.79 | 0.89 | -0.23 | -0.04 | 0.61 |
| [Cash] | 1.46 | 2.26 | 2.26 | 0.00 | 0.00 | 0.00 | -- | 0.41 | 0.04 | 0.46 |
| Financials | 15.97 | -34.05 | -33.98 | 11.83 | -36.14 | -36.34 | 0.37 | -0.39 | -0.03 | -0.05 |
| Health Care | 8.65 | -8.97 | -11.20 | 11.22 | -12.64 | -10.71 | 0.05 | -0.38 | 0.25 | -0.08 |
| Consumer Staples | 12.62 | -15.10 | -15.40 | 15.68 | -16.33 | -12.32 | -0.32 | -0.36 | 0.51 | -0.18 |
| Consumer Discretionary | 10.83 | -32.44 | -32.47 | 10.84 | -29.31 | -28.34 | -0.51 | 0.12 | 0.11 | -0.28 |
| Energy | 7.75 | -29.05 | -29.51 | 4.31 | -15.89 | -7.51 | -1.54 | 0.81 | 0.42 | -0.31 |
| Utilities | 2.96 | -43.73 | -43.03 | 6.39 | -20.37 | -17.10 | -0.98 | -0.10 | 0.09 | -0.99 |
| Telecommunication Services | 6.18 | -36.14 | -33.53 | 3.96 | -23.06 | -21.91 | -0.91 | 0.01 | -0.19 | -1.09 |
| Total | **100.00** | **-28.02** | **-27.83** | **100.00** | **-28.21** | **-26.52** | **-1.42** | **0.11** | **1.50** | **0.19** |

Holdings Data As Of

Source: FactSet Research Systems Note: Returns Are Estimated

# IX. Biographical Data

# Senior Investment Management

## Roger J. Sit

| | | |
|---|---|---|
| *Responsibilities:* | **President, CEO and Co-Global Chief Investment Officer** | |
| *Professional Experience:* | 1998-Present | Sit Investment Associates, Inc. |
| | 1991-1998 | Goldman Sachs & Co. Vice President, Senior Equity I |
| | 1984-1990 | Captain, United States Air Force |
| *Education:* | Harvard University, Harvard Business School, MBA (1991) | |
| | University of Southern California, MS Systems Technology (1987) | |
| | United States Air Force Academy, BS (1984) | |
| *Investment Experience:* | 18 Years | |
| *Age:* | 46 | |

## Kent L. Johnson, CFA

| | | |
|---|---|---|
| *Responsibilities:* | **Senior Vice President - Research and Investment Management** | |
| | | Financials/Capital Goods Sectors |
| *Professional Experience:* | 1989-Present | Sit Investment Associates, Inc. |
| *Education:* | University of Minnesota, MBA (1995) | |
| | University of Minnesota, BS (1989) | |
| *Inv. Exp.:* | 19 Years | |
| *Age:* | 43 | |
| *E-mail:* | klj@sitinvest.com | |

# Equity Biographies – Sector Specialists

## Ronald D. Sit, CFA

| | | |
|---|---|---|
| *Responsibilities:* | **Vice President - Research and Investment Management** | |
| | | Retail/Consumers |
| *Professional Experience:* | 1984-Present | Sit Investment Associates, Inc. |
| | 1981-1982 | Gelco Corporation, Treasury Assistant |
| | 1977 | Piper Jaffray, Research Assistant |
| *Education:* | Northwestern University, MM (1984) | |
| | Northwestern University, BA (1981) | |
| *Inv. Exp.:* | 24 Years | |
| *Age:* | 49 | |
| *E-mail:* | rds@sitinvest.com | |

## Peter L. Mitchelson, CFA

| | | |
|---|---|---|
| *Responsibilities:* | **Consultant** | |
| *Professional Experience* | 1981-Present | Sit Investment Associates, Inc. |
| | 1978-1981 | IDS Advisory Senior Vice President |
| | 1968-1978 | McLean, Budden Limited, Montreal |
| *Education:* | Harvard University, Harvard Business School, MBA (1966) | |
| | University of Toronto, BComm (1964) | |
| *Investment Experience:* | 40 Years | |
| *Age:* | 67 | |
| *E-mail:* | plm@sitinvest.com | |

## Robert W. Sit, CFA

| | | |
|---|---|---|
| *Responsibilities:* | **Vice President - Research and Investment Management** | |
| | | Technology/Energy |
| *Professional Experience:* | 1993-Present | Sit Investment Associates, Inc. |
| | 1991-1993 | Sit/Kim International Investment Associates, Inc., Research Associate |
| *Education:* | Northwestern University, MBA (2002) | |
| | DePauw University (IN), BA (1991) | |
| *Inv. Exp.:* | 17 Years | |
| *Age:* | 39 | |
| *E-mail:* | rws@sitinvest.com | |

## David A. Brown, CFA, CPA

| | | |
|---|---|---|
| *Responsibilities:* | **Vice President - Research and Investment Management** | |
| | | Consumer/Accounting |
| *Professional Experience:* | 1997-Present | Sit Investment Associates, Inc. |
| | 1986-1997 | KPMG PeatMarwick LLP, Director of Financial Services Corporate Finance Practice |
| *Education:* | University of North Dakota, BBA (1986) | |
| *Inv. Exp.:* | 14 Years | |
| *Age:* | 44 | |
| *E-mail:* | dab@sitinvest.com | |

Please refer to the general disclosure cited on the title page.

# Equity Biographies – Sector Specialists

## Michael J. Stellmacher, CFA

| | | |
|---|---|---|
| *Responsibilities:* | **Vice President – Research and Investment Management** | |
| | | Energy/Telecommunications/Chemicals |
| *Professional Experience:* | 2001-Present | Sit Investment Associates, Inc. |
| | 1987-2000 | The Pillsbury Company, Manager – Benefits Investment, Senior Economist |
| | 1984-1987 | Tri/Valley Growers, Manager - Economic Research |
| | 1979-1983 | U.S. Department of Agriculture, Agricultural Economist |
| *Education:* | University of Minnesota, MBA (1991) | |
| | Oklahoma State University, MS (1979) | |
| | University of Wisconsin – Madison, BS (1977) | |
| *Inv. Exp.:* | 17 Years | |
| *Age:* | 53 | |
| *E-mail:* | mjs@sitinvest.com | |

## John M. Bernstein

| | | |
|---|---|---|
| *Responsibilities:* | **Equity Research Analyst** | |
| | | Financials |
| *Professional Experience:* | 1995-Present | Sit Investment Associates, Inc. |
| | 1993-1994 | Exponential Partners, Analyst |
| *Education:* | University of Minnesota, MBA (1992) | |
| | Carleton College, BA (1986) | |
| *Inv. Exp.:* | 14 Years | |
| *Age:* | 44 | |
| *E-mail:* | jmb@sitinvest.com | |

## Matthew T. Loucks, CFA

| | | |
|---|---|---|
| *Responsibilities:* | **Equity Research Analyst** | |
| | | Health Care |
| *Professional Experience:* | 2005-Present | Sit Investment Associates, Inc. |
| | 2001-2005 | William Blair & Co. |
| | 1998-1999 | Banc of America Securities |
| | 1995-1998 | JP Morgan & Co. |
| *Education:* | University of Chicago, Graduate School of Business, MBA (2001) | |
| | University of Chicago, BA (1995) | |
| *Inv. Exp.:* | 13 Years | |
| *Age:* | 34 | |
| *E-mail:* | mtl@sitinvest.com | |

## Scott A. Spalding, CFA

| | | |
|---|---|---|
| *Responsibilities:* | **Institutional Marketing** | |
| *Professional Experience:* | 2006-Present | Sit Investment Associates, Inc. |
| | 1999-2006 | FAF Advisors, Inc., Director, Consultant Relations |
| | 1994-1999 | Piper Jaffray, Marketing and Sales |
| *Education:* | Winona State University, BA Accounting (1994) | |
| *Inv. Exp.:* | 9 Years | |
| *Age:* | 37 | |
| *E-mail:* | sas@sitinvest.com | |

# Equity Biographies – Sector Specialists

## Stacey M. Curme

| | | |
|---|---|---|
| *Responsibilities:* | **Equity Trader/Equity Research Associate** | |
| | | Minnesota Companies |
| *Professional Experience:* | 1993-Present | Sit Investment Associates, Inc. |
| *Education:* | University of Minnesota, MBA (2001) | |
| | University of Minnesota, BS (1993) | |
| *Inv. Exp.:* | 10 Years | |
| *Age:* | 37 | |
| *E-mail:* | smc@sitinvest.com | |

## Bradley W. Meyer

| | | |
|---|---|---|
| *Responsibilities:* | **Equity Trader/Equity Research Assistant** | |
| | | Quantitative |
| *Professional Experience:* | 2001-Present | Sit Investment Associates, Inc. |
| | 2000-2001 | Investment Advisers, Inc. |
| *Education:* | University of Minnesota, MBA (Present) | |
| | Gustavus Adolphus College, BA (1998) | |
| *Inv. Exp.:* | 4 Years | |
| *Age:* | 32 | |
| *E-mail:* | bwm@sitinvest.com | |

# Equity Biographies – Geographic Specialists

## Raymond E. Sit

| | | |
|---|---|---|
| *Responsibilities:* | **Vice President – Research and Investment Management** | |
| | SE Asia, Japan and Developing Markets | |
| *Professional Experience:* | 1992-Present | Sit/Kim International Investment Associates, Inc. |
| | 1988-1992 | Tecolote Research, Inc., Cost Analyst |
| *Education:* | Pepperdine University, MBA (1990) | |
| | University of Minnesota, BS (1987) | |
| *Inv. Exp.:* | 16 Years | |
| *Age:* | 43 | |
| *E-mail:* | res@sitinvest.com | |

## Janet K. Kinzler

| | | |
|---|---|---|
| *Responsibilities:* | **Equity Research Analyst** | |
| | Europe | |
| *Professional Experience:* | 2001-Present | Sit/Kim International Investment Associates, Inc. |
| | 2000-2001 | SCA Consulting, Principal |
| | 1997-1999 | Credit Suisse First Boston, V.P., European Airline Industry Analyst |
| | 1992-1997 | Northwest Airlines, Director Business and Financial Analysis |
| *Education:* | University of Pennsylvania, Wharton School, MBA (1992) | |
| | University of Michigan, BBA (1986) | |
| *Inv. Exp.:* | 15 Years | |
| *Age:* | 42 | |
| *E-mail:* | jkk@sitinvest.com | |

## Tasha M. Murdoff

| | | |
|---|---|---|
| *Responsibilities:* | **Equity Research Analyst** | |
| *Professional Experience:* | 1998-Present | Sit Investment Associates, Inc. |
| | 1995-1998 | Sit Mutual Funds |
| *Education:* | University of St. Thomas, MBA (2002) | |
| | Augsburg College, BA (1997) | |
| *Inv. Exp.:* | 12 Years | |
| *Age:* | 32 | |
| *E-mail:* | tmm@sitinvest.com | |

# Fixed Income Team Biographies

## Michael C. Brilley

| | | |
|---|---|---|
| *Responsibilities:* | **President – Senior Fixed Income Officer** | |
| *Professional Experience:* | 1984-Present | Sit Investment Associates, Inc. |
| | 1974-1984 | First Bank, N.A., Vice President |
| | 1970-1974 | Merchant National Bank of Indianapolis, Investment Officer |
| | 1968-1970 | Continental Illinois National Bank of Chicago, Investment Advisor |
| *Education:* | Milliken University, BS (1967) | |
| *Inv. Exp.:* | 40 Years | |
| *Age:* | 63 | |
| *E-mail:* | mcb@sitinvest.com | |

## Debra A. Sit, CFA

| | | |
|---|---|---|
| *Responsibilities:* | **Senior Vice President – Senior Portfolio Manager** Tax-Exempt Portfolio Management | |
| *Professional Experience:* | 1987-Present | Sit Investment Associates, Inc. |
| | 1981-1985 | Sit Investment Associates, Inc., Computer Application Specialist |
| *Education:* | University of Chicago, MBA (1987) | |
| | University of Minnesota, BA (1982) | |
| *Inv. Exp.:* | 27 Years | |
| *Age:* | 48 | |
| *E-mail:* | das@sitinvest.com | |

## Bryce A. Doty, CFA

| | | |
|---|---|---|
| *Responsibilities:* | **Senior Vice President – Senior Portfolio Manager** Taxable Portfolio Management | |
| *Professional Experience:* | 1995-Present | Sit Investment Associates, Inc. |
| | 1988-1995 | Minnesota Mutual Life Insurance Company, Investment Analyst |
| *Education:* | University of Minnesota, MBA (1992) | |
| | Hamline University, BA (1988) | |
| *Inv. Exp.:* | 18 Years | |
| *Age:* | 41 | |
| *E-mail:* | bad@sitinvest.com | |

## Paul J. Jungquist, CFA, CPA

| | | |
|---|---|---|
| *Responsibilities:* | **Vice President – Fixed Income Credit Analyst and Senior Portfolio Manager** | |
| *Professional Experience:* | 1994-Present | Sit Investment Associates, Inc. |
| | 1990-1994 | Twin Cities Testing, Assistant Controller |
| | 1984-1990 | Grant Thornton, Auditor |
| *Education:* | University of Minnesota, MBA (1993) | |
| | University of Notre Dame, BBA (1984) | |
| *Inv. Exp.:* | 14 Years | |
| *Age:* | 47 | |
| *E-mail:* | pjj@sitinvest.com | |

Please refer to the general disclosure cited on the title page.

# Fixed Income Team Biographies

## Mark H. Book, CFA, CMA

| | | |
|---|---|---|
| *Responsibilities:* | **Vice President – Portfolio Manager and Fixed Income Analyst** | |
| *Professional Experience:* | 2000-Present | Sit Investment Associates, Inc. |
| | 1998-2000 | US Bancorps Piper Jaffray, Corporate Strategist |
| | 1997 | Norwest Investment Management, Portfolio Manager |
| | 1991-1996 | Insight Investment Management, Portfolio Manager |
| | 1986-1991 | Reliastar Financial, Security Trader |
| *Education:* | University of Minnesota, MBA (1992) | |
| | University of Minnesota, BA (1986) | |
| *Inv. Exp.:* | 21 Years | |
| *Age:* | 45 | |
| *E-mail:* | mhb@sitinvest.com | |

## Brian R. Gilbert

| | | |
|---|---|---|
| *Responsibilities:* | **Decision Support Systems** | |
| *Professional Experience:* | 1994-Present | Sit Investment Associates, Inc. |
| | 1992-1994 | Norwest Mortgage, Inc., Coordinator of Conventional Post-Closing |
| | 1990-1992 | Carlson Companies, Coordinator of T5 Project |
| *Education:* | Northwestern College, BA and BS (1990) | |
| *Inv. Exp.:* | 14 Years | |
| *Age:* | 41 | |
| *E-mail:* | brg@sitinvest.com | |

## Marci A. Lorge

| | | |
|---|---|---|
| *Responsibilities:* | **Senior Client Administrator and Money Market Trader** | |
| *Professional Experience:* | 1988-Present | Sit Investment Associates, Inc. |
| | 1987-1988 | IRI Securities, Operations Manager |
| | 1984-1987 | Miller & Schroeder, Purchase and Sales |
| *Education:* | University of Wisconsin at Stevens Point, BS (1978) | |
| *Inv. Exp.:* | 20 Years | |
| *Age:* | 52 | |
| *E-mail:* | mal@sitinvest.com | |

# Fixed Income Team Biographies

## Christopher M. Rasmussen

| | | |
|---|---|---|
| *Responsibilities:* | **Research Associate** | |
| *Professional Experience:* | 1999-Present | Sit Investment Associates, Inc. |
| *Education:* | University of Minnesota, MBA (2004) | |
| | University of Minnesota, BSB (2001) | |
| *Inv. Exp.:* | 5 Years | |
| *Age:* | 29 | |
| *E-mail:* | cmr@sitinvest.com | |

## Todd S. Emerson, CFA

| | | |
|---|---|---|
| *Responsibilities:* | **Research Associate** | |
| *Professional Experience:* | 2006-Present | Sit Investment Associates, Inc. |
| | 2002-2006 | Thomson West |
| | 1998-2001 | US Bank |
| | 1994-1998 | RBC Dain Rauscher |
| | 1991-1993 | Avco Financial Services |
| *Education:* | University of Minnesota, MBA (1994) | |
| | University of Wisconsin-Eau Claire, BBA (1991) | |
| *Inv. Exp.:* | 14 Years | |
| *Age:* | 39 | |
| *E-mail:* | tse@sitinvest.com | |

## Eric T. Nelmark

| | | |
|---|---|---|
| *Responsibilities:* | **Research Associate** | |
| *Professional Experience:* | 2004-Present | Sit Investment Associates, Inc. |
| | 2000-2003 | Paladin Investment Associates |
| | 1998-2000 | Investment Advisers, Inc. |
| *Education:* | University of St. Thomas, MBA (2005) | |
| | Bethel University, BA (1998) | |
| *Inv. Exp.:* | 9 Years | |
| *Age:* | 32 | |
| *E-mail:* | etn@sitinvest.com | |

# Fixed Income Team Biographies

## Brendan J. O'Sullivan

| | | |
|---|---|---|
| *Responsibilities:* | **Research Assistant** | |
| *Professional Experience:* | 1997-Present | Sit Investment Associates, Inc. |
| *Education:* | University of St. Thomas, MBA (2006) | |
| | University of Colorado at Boulder, BA (1995) | |
| *Inv. Exp.:* | 9 Years | |
| *Age:* | 36 | |
| *E-mail:* | bjo@sitinvest.com | |

## Robert B. Harrigan

| | | |
|---|---|---|
| *Responsibilities:* | **Vice President – Institutional Marketing** | |
| *Professional Experience:* | 1994-Present | Sit Investment Associates, Inc. |
| | 1991-1994 | EduServe Technologies, Inc., Vice President of Sales and Marketing |
| | 1981-1991 | Hemar, Inc., Vice President |
| | 1969-1981 | First Bank Minneapolis, Vice President |
| *Education:* | Stonier Graduate School of Banking at Rutgers (1974) | |
| | Notre Dame, BA (1966) | |
| *Inv. Exp.:* | 42 Years | |
| *Age:* | 64 | |
| *E-mail:* | rbh@sitinvest.com | |

# International Consultants

## Ambassador (Ret.) Burton Levin

Burton Levin entered the Foreign Service in 1954, serving in Taiwan, Indonesia and Thailand, and served as Consul General in Hong Kong from 1981 to 1986. In 1987-1990, he served as U.S. Ambassador to Burma. He retired from the Foreign Service in October 1990 to head the newly opened Hong Kong Office of the Asia Society. In August 1995, Ambassador Levin retired from the Asia Society to teach at Carleton College as the Sit Investment Visiting Professor of Asian Affairs.

## Marvin Zonis

Marvin Zonis is currently a professor emeritus at the Graduate School of Business at the University of Chicago, where he teaches courses on International Political Economy, Leadership, and Business Strategy in the era of E-Commerce. He also heads his own consulting firm, Marvin Zonis and Associates. An expert on world affairs, particularly the Middle East, he is also publisher of International Political Economy, a current affairs letter that analyzes the sources and effects of politics on business and markets. Marvin has testified before committees of Congress and served as an advisor to Eastern European governments, major corporations, and the United States government.

## Lord Mark Marlesford

Lord Marlesford has been a member of the House of Lords since 1991. He has served on the Joint House of Lords & House of Commons European Legislation Scrutiny Committee and The House of Lords European Agricultural sub-committee and is currently the leading member of the House of Lords All Party Defence Study Group. In the 1970's Lord Marlesford was the special advisor to Prime Minister Edward Heath. In 1963 he was invited to join the Conservative Party Research Department in London where he remained until 1970. From 1974 until 1991 he was a political editor and parliamentary correspondent for The Economist Newspaper, where he wrote about British, Hong Kong and Chinese politics. He is also a consultant to several organizations on world economic and political development. He began his career with military service, commissioned to the famous Coldstream Guards as a second lieutenant and has held various managerial positions in economic research and sales at Fisons Ltd.

## Ambassador (Ret.) Jésus Silva-Herzog

Ambassador Silva-Herzog is an economist, with a Bachelor's degree from the National Autonomous University of Mexico (UNAM) and a M.A. from Yale University. He has served in the positions of Secretary of Finance (1982-1986), Secretary of Tourism (1994), Ambassador to Spain (1991-1993), and Ambassador to the United States (1995-1997). The Ambassador has been a professor and lecturer at numerous universities in Mexico and abroad. He was a candidate for the government of Mexico City in the year 2000 and has written several books and articles in the economic and financial fields.